Exhibit 10.5
GROUND LEASE
          This Ground Lease (this “Lease”) is dated for reference purposes as of November 30, 2005, and is executed on the dates set forth with the signatures below by and between AEROJET-GENERAL CORPORATION, an Ohio corporation (“Lessor”), and AMPAC FINE CHEMICALS LLC, a California limited liability company (“Lessee”).
RECITALS
          A. Lessor owns approximately eight thousand five hundred (8,500) acres of land located south of State Highway 50 and east of Sunrise Boulevard and bordering the southern edge of Folsom Boulevard and the northern edge of White Rock Road, in Sacramento County, California, including the buildings and other improvements thereon (collectively, the “Aerojet Site”). The Aerojet Site serves as Lessor’s business headquarters, and some of the Aerojet Site is used for the development and production of various products, including, but not limited to, explosives and propellants (collectively, the “Aerojet Site Adjoining Uses”). Some of the Aerojet Site Adjoining Uses, as well as some of the Reserved Uses (defined below), require compliance with Quantity/Distance Restrictions (defined below).
          B. Among the improvements located on the Aerojet Site are private roadways (collectively, the “Roadways”) by which Lessor and Lessor’s invitees, licensees, grantees, tenants, employees, agents, and representatives enjoy ingress and egress to, from, and among all portions of the Aerojet Site. As of the Term Commencement Date (defined below), Lessor owns, maintains, and controls all of the Roadways.
          C. Lessor’s ownership and use of most of the Aerojet Site are subject to the Partial Consent Decree (defined below) and may, in the future, become subject to other or different decrees or administrative orders or demands issued by, at the request or with the consent of the PCD Agencies (defined below), or by any court of competent jurisdiction (collectively, including any modifications and supplements thereto issued from time to time, the “Governmental Decrees and Orders”).
          D. The Partial Consent Decree currently imposes use restrictions and other requirements upon most of the Aerojet Site, and such restrictions and requirements may, in the future, become changed, supplemented, extended, or terminated, in whole or in part, pursuant to amendments to the Partial Consent Decree, other Governmental Decrees and Orders, or the Risk Assessment (defined below) (collectively, as effective and amended from time to time, the “Governmental Restrictions”).
          E. The scope of the Partial Consent Decree includes a remedial investigation/feasibility study and may include a risk assessment (a “Risk Assessment”). The Partial Consent Decree does not establish the extent of remedial action that may be required. Remedial design/remedial action (“RD/RA”) activities are anticipated to be governed by either an amendment to the Partial Consent Decree or other Governmental Decrees and Orders. The nature and extent of any RD/RA activities that may be required and the Governmental

Restrictions resulting from, or related to, such activities are not and cannot be known as of the execution and delivery of this Lease.
          F. Lessee desires to lease and use a certain portion of the Aerojet Site, which portion is hereinafter defined as the “Demised Land.” Lessor desires to demise the Demised Land to Lessee and to provide to Lessee access to the Demised Land and to the AFC Buildings (defined below) across certain of the Roadways. Some of Lessee’s uses of the Demised Land and the AFC Buildings will require compliance with Air Emissions Requirements (defined below).
          G. Prior to, or concurrently with, the execution and delivery of this Lease, Lessor conveyed, or is conveying, to Lessee fee title to the AFC Buildings. Lessor has not conveyed, and in no event shall Lessor convey as part of this transaction, to Lessee fee title to any of the Roadways, the Demised Land, the Aerojet Buildings (defined below), or other Improvements (defined below) located within the Demised Land except the AFC Buildings.
          H. In addition to the Aerojet Site Adjoining Uses, Lessor or its successor or successors in title will be obtaining land use entitlements for, subdividing, and constructing improvements upon various portions of the Aerojet Site that are adjacent to, or near, the Demised Land (collectively, “Adjacent Development”). Adjacent Development will be a mixed-use development, including single-family and multiple-family housing, schools, day-care centers, parks, retail stores, offices, and other types of uses.
          I. The purpose of this Lease is to set forth all of the terms and conditions under which Lessor leases to Lessee, and Lessee leases from Lessor, the Demised Land for Lessee’s use as permitted under this Lease, as well as to set forth all of the terms and conditions under which Lessee’s Access Rights (defined below) are provided by Lessor to Lessee and Lessor’s Reserved Rights are retained by Lessor, all subject and subordinate to the Governmental Restrictions. In addition, this Lease sets forth commitments by Lessor and Lessee to facilitate their compliance with the Quantity/Distance Restrictions and the Air Emissions Requirements, respectively, and to accommodate Adjacent Development.
          NOW, THEREFORE, and in reference to the foregoing recitals (collectively, the “Recitals”), Lessor and Lessee, in consideration of the various obligations set forth in this Lease, agree as follows:
ARTICLE 1.
DEFINITIONS
          In addition to other definitions of terms set forth elsewhere in this Lease, the following words and phrases shall have the indicated meanings wherever used in this Lease:
          1.1 “Acquired Business” means the business of developing, manufacturing, selling, marketing and distributing chemicals (excluding propellants, explosives and other chemicals currently used in Lessor’s propulsion and fire protection business), with the primary focus on pharmaceutical fine chemicals.
          1.2 “Adjacent Development” is defined in Recital H.
          1.3 “Aerojet Buildings” means collectively all buildings that are located on the Demised Land and are not AFC Buildings;
          1.4 “Aerojet Site” is defined in Recital A;
          1.5 “Aerojet Site Adjoining Uses” is defined in Recital A;
          1.6 “Aerojet Temporary Use Building” means that AFC Building known as Building 5-0122;
          1.7 “AFC Buildings” means collectively those certain improvements that are designated on Exhibit “B” attached hereto as “AFC Buildings”;
          1.8 “Air Emissions Requirements” means the governmental rules and regulations applicable to some of Lessee’s uses of the Premises that forbid various activities within specified radii measured from the location of said uses;
          1.9 “Arbitration Notice” is defined in Section 15.16(g);
          1.10 “Base Rent” is defined in Section 3.1;
          1.11 “Controversy Notice” is defined in Section 15.16(c);
          1.12 “Current Air Emissions Requirements” means the Air Emissions Requirements in accordance with the Law in effect as of the Term Commencement Date;
          1.13 “Current Air Emissions Requirements Boundaries” means those portions of the Aerojet Site located outside the Demised Land that are affected by the Current Air Emissions Requirements and specifically identified on Exhibit “D” attached hereto;
          1.14 “Default by Lessee” is defined in Section 11.1;
          1.15 “Demised Land” means the surface of the underlying real property consisting of approximately two hundred forty-one (241) acres, as more particularly described on Exhibit “A” hereto and made a part hereof; and as also described in that certain ALTA/ACSM Land Title Survey prepared for Lessor by MacKay & Somps and dated as of August 31, 2005. The Demised Land shall include all of the utility lines located thereon and the Lessee Controlled Roadways;
          1.16 “Dispute” is defined in Section 15.16(b);

          1.17 “Easements” is defined in Section 2.5(f);
          1.18 “Election Notice” is defined in Section 2.4;
          1.19 “Encumbered Property” is defined in Section 15.15(a);
          1.20 “Encumbrances” is defined in Section 2.1;
          1.21 “Existing Improvements” means Improvements existing upon the Demised Land as of the Term Commencement Date;
          1.22 “Governmental Decrees and Orders” is defined in Recital C;
          1.23 “Governmental Restrictions” is defined in Recital D;
          1.24 “Hazardous Substance” shall mean any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (“PCBs”), urea formaldehyde, or lead; provided that Hazardous Substance shall not include (i) asbestos-containing materials except for asbestos-containing materials that, to the Knowledge of Lessor, are damaged and friable on the Term Commencement Date, (ii) radon gas, and (iii) substances naturally present on the Premises and which have not been previously disturbed.
          1.25 “Expiration Date” is defined in Section 2.4;
          1.26 “Force Majeure” shall mean any event or circumstance or combination of events or circumstances beyond the reasonable control of the party concerned, including, without limitation, Lessor in the case of Lessor Supplied Services, that directly results in or causes a failure or delay by or hindrance to or interference with such party in the fulfillment wholly or in part of any of its obligations under this Lease or the enjoyment by such party of its rights under or pursuant to this Lease, which circumstances cannot be overcome by the exercise of reasonable efforts by the party concerned, and shall include the following events and circumstances to the extent that they satisfy the above requirements: riots, wars (declared or undeclared), insurrections, sabotage, rebellions, terrorist acts, civil disturbances, embargoes, blockages, acts of God, lightning, earthquakes, floods, storms, hurricanes, freezes, cyclones, tidal waves, tornadoes, unusual weather conditions, epidemics, plagues, explosions, chemical contaminations, fires, major equipment failures, strikes or labor disputes, interruptions of fuel supply, or product distribution, including, but not limited to, Lessor Supplied Services;
          1.27 “Improvements” means all paving, landscaping, utility lines, pipes, fences, walls, buildings, and other structures located on the Demised Land, whether presently in existence or hereafter erected or placed upon the Demised Land, including all alterations and additions thereto, without regard to whether ownership thereof is in Lessor or Lessee, including, but not limited to, the AFC Buildings, the Aerojet Buildings, and the Lessee Controlled Roadways (defined below);
          1.28 “JAMS” is defined in Section 4.1(c);
          1.29 “Knowledge of Lessor” means the actual knowledge of the persons identified on Exhibit “L” hereto.
          1.30 “Law” is defined in Section 4.3(a);
          1.31 “Lessee Controlled Roadways” means Roadways located within the boundaries of the Demised Land;
          1.32 “Lessee Material Adverse Effect” shall mean an effect that either individually or in the aggregate is directly and substantially adverse to Lessee’s leasehold interest in, access to, use or occupancy of the Premises, or the Permitted Uses;
          1.33 “Lessee’s Access Rights” is defined in Section 2.2;
          1.34 “Lessee’s Default” is defined in Section 11.1;
          1.35 “Lessee’s Improvements” means all of those Improvements that are owned by Lessee, including, but not limited to, the AFC Buildings, as now existing or as hereafter constructed, installed, erected, or placed on the Demised Land by Lessee pursuant to any right of Lessee hereunder to so construct, erect, install, or place any Improvement on the Demised Land;
          1.36 “Lessee’s Utilities Rights” is defined in Section 4.4(e).
          1.37 “Lessor Controlled Roadways” means Roadways located outside the boundaries of the Demised Land;
          1.38 “Lessor Material Adverse Effect” shall mean an effect that either individually or in the aggregate is directly and substantially adverse to Lessor’s (i) reversionary interest in the Premises, (ii) Adjacent Development, or (iii) operation of its businesses;
          1.39 “Lessor’s Improvements” means all of those Improvements that are owned by Lessor, including, but not limited to, the Aerojet Buildings, the Lessee Controlled Roadways, and all utility lines, as now existing or as hereafter constructed, installed, erected, or placed on the Demised Land;
          1.40 “Lessor’s Reserved Rights” means collectively Lessor’s rights under the Encumbrances (defined above) the Reserved Roadway Rights (defined below), and the Reserved Uses (defined below);

          1.41 “Liens” is defined in Section 8.4;
          1.42 “New Improvements” means all Improvements that are not Existing Improvements or alterations or additions to Existing Improvements;
          1.43 “Official Records” means the official records of Sacramento County, California;
          1.44 “Off-Site Aerojet Buildings” means collectively buildings owned by Lessor, located outside the area of the Demised Land, in which energetic materials are used, manufactured, or stored, which uses require compliance with some of the Quantity/Distance Restrictions that affect the Demised Land;
          1.45 “Partial Consent Decree” or “PCD” means that certain Partial Consent Decree affecting all of the Aerojet Site and entered on June 23, 1989 in consolidated actions United States v. Aerojet-General Corporation and State of California v. Aerojet-General Corporation, Case Numbers CIVS-86-0063-EJG and CIVS-86-0064-EJG, in the United States District Court, Eastern District, California, as amended from time to time; paragraph 11 of which Partial Consent Decree is set forth in full in that certain Order Re: Partial Consent Decree recorded in the Official Records on July 20, 1989, in Book 890720, at Page 1004; a copy of which paragraph 11 is attached hereto as Exhibit “F”; and issues related thereto are included in Exhibit “G,” which imposes obligations on Lessor and Lessee and is incorporated herein;
          1.46 “PCD Agencies” means collectively the Environmental Protection Agency of the United States of America; the Department of Toxic Substances Control of the State of California; the California Regional Water Quality Control Board, Central Valley Region; any court through which the foregoing agencies may exercise any of their rights, duties, or jurisdictions, and other governmental agencies as may succeed to the rights, duties, or jurisdictions of any of the foregoing agencies;
          1.47 “Permitted Uses” is defined in Section 4.1;
          1.48 “Personal Property” means all furnishings, equipment, inventory, fixtures, and other personal property owned by Lessee or by any other person or entity holding an interest under Lessee in the Demised Land or any portion thereof and located, from time to time, on or about the Demised Land and not included in the definition of Improvements set forth above;
          1.49 “Pre-Term Environmental Liabilities” shall mean any and all liabilities for ongoing or future Remedial Actions, civil or criminal penalties, personal injury, property damage, natural resources damages or attorneys’ fees, or any investigative, corrective or remedial obligations resulting from the Release of any Hazardous Substances at, in, by, from, or related to the Premises to the extent that it arose, commenced, occurred or existed on or prior to the Term Commencement Date.

          1.50 “Premises” means collectively the Demised Land and all Lessee’s Improvements;
          1.51 “Property Taxes” is defined in Section 5.1;
          1.52 “Purchase Agreement” is defined in Section 2.8(b);
          1.53 “Purchase Notice” is defined in Section 2.5;
          1.54 “Purchase Option” is defined in Section 2.5;
          1.55 “Quantity/Distance Restrictions” means the governmental rules and regulations applicable to some of Lessor’s uses of the Aerojet Site, including, but not limited to, uses of the Aerojet Temporary Use Building, as well as uses of the Off-Site Aerojet Buildings, as provided in Section 2.1(e) and as described in Exhibit “C” hereto, that forbid various activities within specified radii measured from the location of said uses, which radii do, as shown on Exhibit “E” attached hereto, extend into the area of the Demised Land; provided that said Exhibit “E” shall be modified as appropriate as and when Lessor ceases or reduces the use, manufacture, and/or storage of energetic materials as provided in Section 2.1(e);
          1.56 “RD/RA” is defined in Recital E;
          1.57 “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.
          1.58 “Renewal Option” is defined in Section 2.4;
          1.59 “Renewal Term” is defined in Section 2.4;
          1.60 “Reserved Roadway Rights” is defined in Section 2.1(b);
          1.61 “Reserved Uses” is defined in Section 2.1(e);
          1.62 “Response” is defined in Section 15.16(c);
          1.63 “Risk Assessment” is defined in Recital E;
          1.64 “Roadways” is defined in Recital B;
          1.65 “Senior Party Representatives” is defined in Section 15.16(b);
          1.66 “Term” is defined in Section 2.4;

          1.67 “Term Commencement Date” is November ___, 2005;
          1.68 “Transition Services Agreement” is defined in Section 3.3(a); and
          1.69 “Underlying Encumbrance” is defined in Section 13.1.
ARTICLE 2.
DEMISING PROVISIONS
          2.1 Demised Land. Subject to the terms and conditions of this Lease and for the Term, Lessor hereby leases the Demised Land to Lessee, and grants Lessee Lessee’s Access Rights and Lessee hereby leases the Demised Land from Lessor and accepts Lessee’s Access Rights, subject to all of the following title and use exceptions (collectively, the “Encumbrances”):
               (a) Easements, covenants, conditions, restrictions, assessments, bonds, property taxes, deeds of trust, and other liens, encumbrances, and other matters affecting title to the Demised Land or any part thereof, as of the Term Commencement Date, that are disclosed in that certain Preliminary Title Report, dated September 2, 2005, issued by First American Title Insurance Company under Order Number NCS-97132-SAC1 for the Demised Land or by this Lease or in the Official Records, including, but not limited to, the Governmental Decrees and Orders and the Governmental Restrictions and the access and other rights and powers of the PCD Agencies;
               (b) The right and power hereby reserved to Lessor for the benefit of Lessor’s Improvements for the benefit of Lessor, to continue use of the Lessee Controlled Roadways (the “Reserved Roadway Rights”) set forth therein;
               (c) The Quantity/Distance Restrictions;
               (d) Conditions, encumbrances, and other matters that would be identified on an accurate survey of the Premises and all Existing Improvements, as of the Term Commencement Date, conforming to the Minimum Standard Detail Requirements jointly established and adopted by ALTA, ACSM and NSPS in 1999;
               (e) The right of Lessor to leave and have all of Lessor’s Improvements, including, but not limited to, the Aerojet Buildings on the Demised Land, and to reasonably use, maintain, alter, demolish, and/or replace the Aerojet Buildings as provided in this Lease and including for the purposes listed on Exhibit “G” (collectively “Reserved Uses”); provided that:
                    (i) In none of the Aerojet Temporary Use Building, the Aerojet Buildings or the Off-Site Aerojet Buildings shall energetic materials be used,

manufactured, or stored, except for those buildings designated on Exhibit “C” attached hereto (and for such buildings, only for the time periods listed thereon), except that:
                              (A) In two (2) of the Off-Site Aerojet Buildings, Lessor, at its election, may permanently use, manufacture, or store energetic materials, which two (2) are so designated on Exhibit “C” attached hereto; and
                              (B) In any or all of the Off-Site Aerojet Buildings, energetic materials may be used, manufactured, or stored indefinitely so long as the area or areas affected by the Quantity/Distance Restrictions applicable thereto do not include any portion of the Demised Land.
               (f) Those restrictions set forth in that certain master settlement agreement and release (the “Master Settlement Agreement”) dated October 12, 2004, by and among American States Water Company, Southern California Water Company, Lessor, and Cordova Chemical Company. Lessor has provided to Lessee a true and complete copy of the Master Settlement Agreement.
          2.2 Lessee’s Access Rights. Lessor hereby agrees to provide to Lessee, at all times during the Term (and subsequent to the Term if Lessee acquires fee title to the Premises), subject to Force Majeure, reasonable and sufficient ingress to, and egress from, the Premises for the Permitted Uses (provided expansions of Lessee’s use beyond the Acquired Business do not unreasonably burden any of Lessor’s Roadways) across portions of the Aerojet Site to and from public roadways, which may include White Rock Road and/or Folsom Boulevard (“Lessee’s Access Rights”). Lessee’s Access Rights shall be deemed to be an easement appurtenant to Lessee’s interests in the Premises and a covenant real, running with the land, that Lessor shall have no right to terminate or restrict during the Term (or subsequent to the Term if Lessee acquires fee title to the Premises), subject to the following provisions:
               (a) Lessee’s Access Rights are non-exclusive;
               (b) Subject to the terms and conditions of Lessee’s Access Rights as set forth in this Lease, and subject to the rights, if any, to use Lessor Controlled Roadways granted by Lessor to others from time to time, whether before or after the execution of this Lease, Lessor shall control the Lessor Controlled Roadways, including, but not limited to, the exclusive right and power:
                  (i) To adopt from time to time and to enforce reasonable rules and regulations respecting use of the Lessor Controlled Roadways by Lessee and others applied on a non-discriminatory basis;
                  (ii) To adopt reasonable security measures designed to prevent or discourage use of the Lessor Controlled Roadways by unauthorized people and to comply with Law, ordinances or regulations, as applicable from time to time, for the operation and security of Aerojet Site Adjoining Uses, including, but not limited to, fencing and locked gates and imposition of background and identity checking and other procedures for all or some persons entering upon the Aerojet Site or through the Aerojet Site to the Demised Land, all of which shall be applied on a non-discriminatory basis;
                  (iii) To close or restrict temporarily use of the Lessor Controlled Roadways or any portion thereof as may be necessary in the event of any emergency, or to restrict temporarily to make improvements to, or to repair, the Lessor Controlled Roadways, or for security or other legitimate purposes (provided that any such non-emergency restrictions shall provide for reasonable alternative access);
                  (iv) To close, relocate, realign, replace, regrade, repave, improve, abandon, or demolish, from time to time, all or any part of the Lessor Controlled Roadways, in which event any new or different roads that Lessor may, in the future, build upon the Aerojet Site outside the boundaries of the Demised Land shall be deemed part of the “Lessor Controlled Roadways” as that term in used in this Lease; provided that Lessor shall always and continuously during the Term (or subsequent to the Term if Lessee acquires fee title to the Premises) provide reasonable means for Lessee’s exercise of Lessee’s Access Rights;
                  (v) To offer all or any part of the Roadways or other portions of the Aerojet Site located outside the boundaries of the Demised Land for dedication to public use or to any governmental entity, and with respect to any such offer, Lessee agrees fully and promptly to cooperate with Lessor and to execute, acknowledge (when needed), and deliver all appropriate instruments and documents;
                  (vi) To grant easements over, and licenses to use, the Lessor Controlled Roadways or any portion thereof to third parties chosen by Lessor; provided the same do not unreasonably interfere in any material way with Lessee’s exercise of Lessee’s Access Rights;
                  (vii) To conduct, or contract for, all maintenance, repair, and improvement work on the Lessor Controlled Roadways as Lessor, in its sole and absolute discretion, without detriment to Lessee’s Access Rights, may determine is appropriate or necessary from time to time; and
                  (viii) With respect to any portion of the Lessor Controlled Roadways over which Lessee exercises Lessee’s Access Rights, Lessee agrees that, when, if ever, that portion, or some other area as a substitute or alternative for that portion, which is available at all times industrial, becomes a public roadway, whether through acceptance of an offer of dedication made by Lessor or otherwise, then Lessee’s Access Rights shall cease as to that portion or other area, with Lessee relying upon the public nature of that portion or other area to assure access to the Premises. When, if ever, and to the extent that, dedicated public roadways over any portion of the Aerojet Site offer access to the Demised Land acceptable to Lessee in Lessee’s reasonable discretion, Lessee’s Access Rights over Lessor Controlled Roadways shall cease and no longer be a part of this Lease.

               (c) Lessee’s Access Rights shall, from time to time, at the request of either Lessor or Lessee, be exercised over a specific route along designated portions of the Lessor Controlled Roadways as reasonably designated by Lessor and approved by Lessee, which approval shall not be unreasonably withheld or delayed and shall be granted whenever the chosen route is reasonably convenient for Lessee’s purposes under this Lease. To evidence, in the Official Records, the exact location for exercise of Lessee’s Access Rights, and to assure third parties that no other portion of the Lessor Controlled Roadways is then encumbered by Lessee’s Access Rights, Lessor and Lessee shall, from time to time, execute and record in the Official Records amendments to this Lease setting forth in Exhibit “I” attached hereto the then-current location for exercise of Lessee’s Access Rights.
          2.3 Roadway Costs and Expenses.
               (a) Lessor shall keep the Lessor Controlled Roadways used for Lessee’s Access Rights in as good operating condition and repair as at the Term Commencement Date. Lessor shall pay all costs and expenses for repair, maintenance, and improvement of the Lessor Controlled Roadways, and Lessee shall have no obligation to contribute or reimburse Lessor for any portion thereof. Lessor’s obligations under this Section 2.3(a) shall survive the Term if Lessee acquires fee title to the Premises and such obligations shall be evidenced in the Access Easement Agreement.
               (b) Lessee shall pay all such costs and expenses for repair, maintenance, and improvement of the Lessee Controlled Roadways, and Lessor shall have no obligation to contribute or reimburse Lessee for any portion thereof.
          2.4 Term. The term of this Lease (the “Term”) shall commence on the Term Commencement Date, and shall expire at the expiration of thirty years (30) from the Term Commencement Date (the “Expiration Date”), subject to extension and/or earlier termination as provided elsewhere in this Lease. Subject to the terms of this Section 2.4, Lessee shall have the option (the “Renewal Option”) to extend the Term of this Lease for a period of thirty (30) years beyond the Expiration Date (the “Renewal Term”). The Renewal Option shall be effective only if no Default by Lessee is occurring under this Lease, either at the time of exercise of the Renewal Option or the time of commencement of the applicable Renewal Term. The Renewal Option must be exercised, if at all, by written notice (“Election Notice”) from Lessee to Lessor given not less than six (6) months prior to the Expiration Date. An Election Notice given by Lessee to Lessor shall be irrevocable. If Lessee fails to exercise the Renewal Option in a timely manner, as provided for above, the Renewal Option shall thereafter be null, void and of no further force or effect. The Renewal Term shall be upon the same terms and conditions as the initial Term. The Renewal Option is appurtenant to, and shall not be assigned or transferred by Lessee separate from, a permitted assignment of all of Lessee’s interests under this Lease. Any purported assignment of transfer of the Renewal Option to any Person that is not concurrently receiving a permitted assignment of all of Lessee’s interests under this Lease shall be null and void and a material breach of this Lease by Lessee.
          2.5 Purchase Option. Subject to the terms of this Section 2.5, Lessee shall have a recurring option (the “Purchase Option”) to purchase Lessor’s fee simple interest in the

Demised Land and Lessor’s Improvements (including the Aerojet Buildings), together with comparable easements, utility and service rights and obligations as then currently in place under this Lease, at any time, in exchange for payment of a purchase price in the amount of One Thousand Dollars ($1,000.00); provided, however, that Lessee shall not be entitled to exercise the Purchase Option until such time (i) as the United States Environmental Protection Agency has delisted the Demised Land as a Superfund site, (ii) Lessee shall have committed to pay to Seller (as defined in the Purchase Agreement), at or prior to the closing of Lessee’s purchase of the Demised Land, the full principal amount due to Seller under the Notes (as defined in the Purchase Agreement) and any interest owed thereon, and under the Earn Out (as defined in the Purchase Agreement), and (iii) Lessee shall have committed to pay to Seller, at or prior to the closing of Lessee’s purchase of the Demised Land, any and all monies (including interest) due to Seller under the Earn Out (as defined in the Purchase Agreement). The foregoing three (3) conditions are the only conditions to Lessee’s exercise of the Purchase Option; provided, however, that the Purchase Option shall terminate and be of no further force or effect if and when this Lease is terminated, regardless how such termination is effected, and shall not be effective or binding upon Lessor after any such termination of this Lease. The Purchase Option must be exercised, if at all, by written notice (“Purchase Notice”) from Lessee to Lessor given not less than six (6) months, or more than twelve (12) months, prior to the date Lessee desires to acquire Lessor’s fee interest. Any such Purchase Notice given by Lessee to Lessor shall be irrevocable, which purchase notice shall not constitute notice under Section 2.8(d). The deed transferring the property to Lessee shall include any environmental and other use restrictions necessary as provided in Section 2.2 of Exhibit “G”. Upon Lessee’s delivery of the Purchase Notice, the parties will execute a purchase agreement substantially in the form of Exhibit “J” attached hereto and made a part hereof, which will provide, among other matters the following:
               (a) At the closing of Lessee’s purchase of the Demised Land and Lessor’s Improvements, Lessor’s grant will be made by grant deed subject only to (1) all matters now of record, (2) all matters that a true, correct and complete survey or visible inspection of the Demised Land or Premises would reveal as of the date of such closing, (3) all taxes, assessments and governmental charges which are not delinquent, (4) all zoning, building, platting and similar restrictions, and (5) and all matters caused by Lessee, its successors, sublessees and assigns, and Lessee will accept the Premises in an “AS IS” and “WITH ALL FAULTS” condition;
               (b) After Lessee exercises the Purchase Option, Lessor will not create or permit through its actions or inactions any additional encumbrances on the Premises without Lessee’s consent;
               (c) Neither Lessee nor Lessor will be responsible for any real estate or brokerage commissions in connection with the sale of the property pursuant to the Purchase Option, and each of Lessor and Lessee agree to indemnify and hold the other harmless in respect of any parties claiming any such real estate or brokerage commissions arising by, through or under the respective indemnifying party;
               (d) Closing shall occur as soon as practicable after six (6) months after Lessee’s written notice of the exercise of the Purchase Option. All closing and escrow costs for such transaction will be allocated as is customary practice in Sacramento County; and

               (e) Lessor and Lessee shall cooperate in all commercially reasonable respects, including executing any additional documents reasonably required, to consummate the transaction as contemplated by this Section 2.5 following Lessee’s exercise of the Purchase Option. Should the parties be unable to agree upon aspects of such transaction, those aspects will be resolved pursuant to the dispute resolution provisions of Section 15.16.
               (f) Following Lessee’s exercise of the Purchase Option, and prior to the closing of Lessee’s purchase of the Demised Land, Lessor and Lessee shall execute and cause to be recorded in the Official Records of Sacramento County, California, at Lessee’s sole cost, easement agreement(s), that are appurtenant to and run with the land, to the extent the same may be necessary to memorialize the then current rights and obligations of Lessor and Lessee, as contemplated by Sections 2.2, 4.1(a), 4.1(b), 4.4 and Exhibit “C” (the “Easements”). The Easements shall be in form and substance as may be necessary for First American Title Insurance Company, or a title company reasonably acceptable to Lessee, to include the same as insured easement parcel(s) in the legal description of the title insurance policy to be issued to Lessee at the closing of Lessee’s purchase of the Demised Land and sufficient for such title company to issue a CLTA 103.4 or 103.7 endorsement (or its successor endorsement).
               (g) In the event the conditions for Lessee’s exercise of the Purchase Option as set forth above are satisfied and Lessee gives a Purchase Notice, but Lessor asserts that it is unable to transfer its fee simple interest in the Demised Land and Lessor’s Improvements to Lessee due to the fact that any such transfer would violate Governmental Restrictions, then (1) Lessor shall use its commercially reasonable efforts to satisfy whatever conditions are required to be satisfied under such Governmental Restrictions in order to lawfully transfer fee simple interest in the Demised Land and Lessor’s Improvements to Lessee, and (2) Lessee shall have the option to extend the term of this Lease for an additional ninety-nine (99) years (or such shorter period to the extent required by Law) or until such time as Lessor may lawfully transfer fee simple title to the Demised Landlord and Lessor’s Improvements and such a transfer is consummated.
               2.6 Quiet Enjoyment. Provided that Lessee fully performs all the terms of this Lease on Lessee’s part to be performed, including payment by Lessee of all Base Rent and Additional Rent, Lessee shall peaceably and quietly have, hold and enjoy the Premises during the Term without hindrance, disturbance or molestation from or by Lessor, or any other party claiming through Lessor, subject to the Encumbrances.
               2.7 Termination. Lessee may terminate this Lease in its sole discretion without cause at any time prior to the Expiration Date by giving Lessor no less than two (2) years’ prior written notice of Lessee’s intention to terminate. Upon the date of termination so specified in Lessee’s notice, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the Expiration Date, and all rights and obligations of Lessee and Lessor hereunder shall expire and terminate (except for such provisions that expressly survive the termination or earlier expiration of this Lease).

               2.8 Aerojet Buildings.
               (a) Lessor represents that the list attached hereto as Exhibit “H” is a true and complete list of the Aerojet Buildings, with a brief description of the status of such buildings.
               (b) Pursuant to the Purchase Agreement between Lessor, Aerojet Fine Chemicals LLC, and American Pacific Corporation dated as of July 12, 2005 as amended (the “Purchase Agreement”), Lessor shall retain ownership of the Aerojet Buildings on and after the Term Commencement Date, and Lessee shall have no interest in them.
               (c) Lessee hereby agrees to provide to Lessor, at all times during the Term (or subsequent to the Term if Lessee acquires fee title to the Premises), subject to the provisions of subpart (d) of this Section 2.8 and subject to Force Majeure, reasonable and sufficient ingress within the Premises for the Reserved Uses (“Lessor’s Access Rights”). Lessor’s Access Rights shall be deemed to be an easement appurtenant to Lessee’s interests in the Demised Land and a covenant real, running with the Demised Land. Lessee shall have no right to terminate or restrict Lessor’s Access Rights during the Term (or subsequent to the Term if Lessee acquires fee title to the Premises), subject to the following provisions:
               (i) Lessor’s Access Rights are non-exclusive;
               (ii) Subject to the terms and conditions of Lessor’s Access Rights as set forth in this Lease, and subject to the rights, if any, to use Lessee Controlled Roadways granted by Lessee to others from time to time, whether before or after the execution of this Lease, Lessee shall control the Lessee Controlled Roadways, including, but not limited to, the exclusive right and power;
               (iii) To adopt from time to time and to enforce reasonable rules and regulations respecting use of the Lessee Controlled Roadways by Lessee and others applied on a non-discriminatory basis;
               (iv) To adopt reasonable security measures designed to prevent or discourage use of the Lessee Controlled Roadways by unauthorized people and to comply with Law, ordinances or regulations, as applicable from time to time, for the operation and security of the Premises, including, but not limited to, fencing and locked gates and imposition of background and identity checking and other procedures for all or some persons entering upon the Premises, all of which shall be applied on a non-discriminatory basis;
               (v) To close or restrict temporarily use of the Lessee Controlled Roadways or any portion thereof as may be necessary in the event of any emergency, or to restrict temporarily to make improvements to, or to repair, the Lessee Controlled Roadways, or for security or other legitimate purposes (provided that any such non-emergency restrictions shall provide for reasonable alternative access);
               (vi) To close, relocate, realign, replace, regrade, repave, improve, abandon, or demolish, from time to time, all or any part of the Lessee Controlled Roadways, provided that

Lessee shall always and continuously during the Term provide reasonable means for Lessor’s exercise of Lessor’s Access Rights;
               (vii) To grant easements over, and licenses to use, the Lessee Controlled Roadways or any portion thereof to third parties chosen by Lessee; and
               (viii) To conduct, or contract for, all maintenance, repair, and improvement work on the Lessee Controlled Roadways as Lessee, in its sole and absolute discretion, without detriment to Lessor’s Access Rights, may determine is appropriate or necessary from time to time.
               (d) (i) As part of Lessor’s ongoing operations, Lessor may choose to vacate and/or abandon the Aerojet Buildings and is able to do so subject to the obligations contained in this Lease. Notwithstanding the foregoing, commencing on the fourth (4th) anniversary of the Term Commencement Date, Lessee may, upon notice to Lessor, request that Lessor vacate and abandon in place all of the Aerojet Buildings. Lessee shall provide Lessor with not greater than 14 months’ and not less than 12 months’ prior written notice of such request. Within 12 months of receipt of such written request, Lessor shall remove all Hazardous Substances from the Aerojet Buildings, and vacate and abandon in place all of the Aerojet Buildings, and leave such Aerojet Buildings in a condition that shall not be an unsafe condition. Lessor’s Access Rights with respect to the use of the Aerojet Buildings shall terminate upon such vacation and abandonment.
               (ii) In the event Lessee exercises its Purchase Option and takes fee title to the Demised Land, at Lessee’s request, Lessor agrees to execute, acknowledge, and deliver to Lessee such grant deed, and such other instruments and documents as Lessee shall reasonably request in order to assure and show in the Official Records Lessee’s fee title to the Demised Land and the Aerojet Buildings free of any interest or claim of Lessor. Prior to Lessee’s purchase of the Demised Land pursuant to the Purchase Option, with respect to Aerojet Buildings that are not razed pursuant to Section 2.8(d)(iii), Lessor shall remove all Hazardous Substances from such Aerojet Buildings, and vacate and abandon in place all of the Aerojet Buildings, and leave such Aerojet Buildings in a condition that shall not be an unsafe condition. Lessor’s obligations under this Section 2.8(d)(ii) shall survive the Term.
               (iii) Alternatively, at the time Lessee exercises its rights under the Purchase Option, Lessee shall have the right at such time to request in a written notice to Lessor, that Lessor demolish down to grade level, any or all of the then remaining Aerojet Buildings and remove the construction debris from the Demised Land, all at Lessor’s cost. As part of such demolition, Lessor shall not be obligated to remove any subsurface infrastructure. The parties agree that Lessor shall have eighteen (18) months from the receipt of such notice to accomplish such demolition. Nothing in this Section 2.8(d) shall diminish or limit Lessor’s obligations with respect to Hazardous Substances under this Lease.
               (e) Upon the vacation and abandonment of each of the Aerojet Buildings, Lessor agrees to seal, lock or otherwise secure such Aerojet Buildings (including in Lessor’s reasonable discretion, fencing). Beginning on the Term Commencement Date, and ending on the earlier of the Expiration Date and Lessee’s purchase of the Demised Land, Lessor will maintain the Aerojet Buildings in a not unsafe condition, and Lessor shall defend, indemnify and hold harmless fully Lessee for any and all claims, liabilities and losses caused by the Aerojet Buildings or any Hazardous Substances therein.
               (f) On or after the Term Commencement Date and upon the terms and subject to the conditions hereof, each of the parties hereto shall take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Law and otherwise to carry into effect the provisions of this Lease regarding the Reserved Uses with respect to the continued existence of the Aerojet Buildings allowed on the Demised Land, including, without limitation, executing such instruments or documents as are necessary or desirable.
               (g) Title to all fixtures, equipment, furnishings, and trade fixtures owned by Lessee upon the Premises shall remain in Lessee, and replacements, substitutions, and modifications thereof may be made by Lessee throughout the Term.
ARTICLE 3.
RENT
               3.1 Amount of Base Rent. In addition to any and all other amounts payable from Lessee to Lessor pursuant to this Lease, Lessee agrees to pay to Lessor, and Lessor agrees to accept from Lessee, as rent for the use and occupancy of the Demised Land, during the Term, a minimum annual base rent equal to the parties’ good faith estimate of reasonable and actual costs incurred by Aerojet in connection with the administration of this Lease, which the parties agree shall be Five Thousand Dollars per year ($5,000) for the first five lease years, and Zero Dollars ($0) for the remainder of the Term of the Lease (the “Base Rent”).
               3.2 Payment of Base Rent. The Base Rent shall be paid, in lawful money of the United States of America, at such place or places as Lessor shall designate from time to time. The Base Rent shall be paid in equal monthly installments, three months in advance, on the first (1st) day of each month during that portion of the Term for which Base Rent is payable, subject to prorations as follows:
                    (a) If the date as of which Base Rent commences to accrue is not the first (1st) day of a calendar month, then a prorated portion, based upon a thirty (30)-day month, of Base Rent shall be due and payable on the date as of which Base Rent commences to accrue; and
                    (b) If the date as of which the Term expires is not the last day of a calendar month, then the last monthly payment of Base Rent during the Term shall be prorated, based upon a thirty (30)-day month, to the date the Term expires.
               3.3 Additional Rent. This Lease is intended to be net to Lessor, and Lessee shall pay to Lessor, net throughout the Term, the Base Rent prescribed by Section 3.1 free of any offset, abatement, or other deduction, except as may be expressly set forth herein. Lessor shall not be required to make any payment of any kind with respect to the Premises, except as may be expressly set forth elsewhere in this Lease. Accordingly:
                    (a) Except as otherwise set forth herein, Lessee agrees to pay, to Lessor or the appropriate party or governmental entity, as applicable (and such amounts payable to Lessor shall be deemed “Additional Rent”), in addition to Base Rent, all other payments, costs, expenses, charges, and other obligations of every kind whatsoever attributable to the Premises and the operation thereof, including Lessee’s insurance premiums, real property taxes, assessments, and assessment installments (excluding matters that are paid in connection with the Transition Services Agreement between Lessor and Lessee dated as of the same date hereof (the “Transition Services Agreement”)) as they become due and payable during the Term; and
                    (b) Lessee shall make those payments, whether such payments are owned to Lessor or must be made to a third party in order to fulfill an obligation of Lessee set forth in this Lease, at whatever time is necessary to prevent delinquency or penalty for late payment unless Lessee has duly contested said payments in the manner permitted and prescribed in this Lease. Lessor shall invoice Lessee for any non-regularly scheduled sums payable to Lessor hereunder, which shall be due no sooner than 30 days following Lessee’s receipt of such invoice.
               3.4 No Offset. All Base Rent and Additional Rent becoming owed to Lessor under this Lease shall be due and payable without necessity of notice or demand and shall be paid without offset or deduction of any kind, except as may be expressly provided elsewhere in this Lease.
               3.5 Interest on Arrearages. Lessee agrees to pay to Lessor interest on any Base Rent or Additional Rent not paid within ten (10) days following receipt of notice from Lessor that such amounts are past due, whether or not such amounts constitute rent, as follows:
                    (a) Said interest shall accrue from the date the rent or other amount becomes due and continue until the rent or other amount is paid in full;
                    (b) Said interest shall become due and payable daily as it accrues, without necessity of demand for payment, and shall be calculated at a rate equal to ten percent (10%) per annum, but in no event shall such interest rate exceed the maximum interest rate allowed under the California Usury Law; and
                    (c) Lessor may apply all payments received under this Lease first to interest accrued, and second to delinquent rent and other monetary obligations.
               3.6 Refunds. If Lessor receives any refunds or rebates of any Additional Rent paid by Lessee to Lessor under this Lease, Lessor will pay such refund or rebate (or Lessee’s pro rata share of such refund or rebate, as reasonably calculated) to Lessee within five days after Lessor’s receipt thereof. Lessor shall aid Lessee in all reasonable respects in obtaining any such refund or rebate, provided that all costs of obtaining the same shall be paid by Lessee. Lessee may, in its own name and at its own cost, contest with the applicable governmental entity the full or partial amount of any tax or other charge (or any portion or subdivision thereof) for which Lessee is responsible hereunder or the validity thereof. Lessor may contest with the applicable governmental entity any such tax or charge concerning the Premises, so long as such contest also relates to Lessor’s Property and does not disproportionately affect the Premises. Lessor and Lessee will reasonably cooperate with each other in the event that either elects to challenge any tax assessment or other governmental entity charge under this Section 3.6. In connection with the foregoing, Lessor shall provide Lessee with assessor’s valuation notices promptly following the receipt of same and shall provided Lessee with any assessor’s work sheets or such other information as may be reasonably available relating to the taxes or other charges which are the subject of Lessee’s challenge. Nothing in this Lease shall be construed to require either party to pay any tax or governmental entity charge of any kind that is or may be imposed upon the other party, its successors or assigns with respect to such other party’s property.
ARTICLE 4.
USE OF PREMISES
               4.1 Permitted Uses. Lessee shall use the Premises solely for the purposes of (i) the Acquired Business and other pharmaceutical uses, such as developing, manufacturing, distributing, and testing chemicals and their derivatives and uses and activities directly related thereto, such as, but not limited to, laboratories and administrative offices, (ii) developing, manufacturing and distributing aerospace products (but specifically excluding the right to conduct activities which involve either perchlorate, trichloroethylene (TCE), or N-nitrosodimethylamine (NDMA) and/or (iii) any lawful uses compatible with the Adjacent Development, (collectively, the “Permitted Uses”) which may include uses which compete with other Lessor businesses or the Adjacent Development); provided, however, that no use shall be considered a Permitted Use that would impose on Lessor or any of its successors or assigns, an obligation to remedy or remove any environmental contamination on the Demised Land or on property owned by Lessor or any of its successors or assigns adjacent to the Demised Land to a standard or degree that exceeds the most cost-effective, remedial alternative that is protective of human health and the environment and is consistent with and meets the requirements of any applicable Environmental Law and any Governmental Authority based upon the use of the property as industrial property. In all cases, such uses shall be conducted in compliance with all Law and requirements herein. Except as provided above, Lessee shall not use the Premises for any other use whatsoever without the prior written consent of Lessor, which consent may be granted or withheld arbitrarily for any reason or no reason. Lessee’s use of the Premises and Aerojet Site Adjoining Uses shall always be conducted with knowledge of, and reasonable accommodation for, each other. In connection with said requirement for reasonable accommodation for each other, and without limiting the generality of the foregoing provisions of this Section 4.1, Lessor and Lessee agree specifically as follows:
                    (a) Lessor agrees not to voluntarily do, permit, or suffer any activity on that portion of the Aerojet Site, whether located inside or outside the area of the Demised Land, that would cause Lessee to violate or fail to comply with the Current Air Emissions

Requirements or that would expand the areas affected by the Quantity/Distance Restrictions as provided in Exhibit “C”;
                    (b) Lessee agrees not to voluntarily do, permit, or suffer any activity on the Premises or any portion thereof that would cause Lessor to violate or fail to comply with the Quantity/Distance Restrictions or that would expand the area affected by the Air Emissions Requirements outside the Demised Land plus those other portions of the Aerojet Site located within the areas of the radii shown on Exhibit “D” attached hereto; and
                    (c) If infrastructure financing done in connection with Adjacent Development includes, or is proposed by Lessor to include, imposition of Mello-Roos bonds or improvement bonds or assessments or the creation of any special district or districts with any form of taxing authority which affect the Demised Land, Lessee and Lessor agree to discuss the appropriate allocation, if any, of responsibility for payment of such assessments based on the relative benefit to the Demised Land. If the parties are unable to agree on an appropriate allocation of such assessments, the matter will be submitted to an arbitrator appointed by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) on a date which is acceptable to both parties. The arbitration shall be conducted in San Francisco, California in accordance with the procedures established by JAMS. Any determination by the arbitrator shall be final and judgment and upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties hereby waive any right to appeal or challenge such award in any court or otherwise. The parties shall each pay one half of the costs and fees of the arbitrator and the cost of the arbitration. The obligations set forth in this Section 4.1 shall survive the Term.
          4.2 Prohibited Uses. In no event shall the Premises or any portion thereof ever be used for purposes defined in paragraph 11(B)(1) of the Partial Consent Decree or as may in the future be defined as prohibited in any Governmental Decrees and Orders. Lessee agrees not to do or permit anything to be done on or about the Premises and agrees not to bring or keep anything thereon that constitutes a violation of Section 4.1 or a nuisance or constitutes waste or damages to the Premises or any part thereof.
          4.3 Compliance with Law.
                    (a) Lessee shall not use the Premises or permit anything to be done in or about the Premises that will in any material respect conflict with any law, whether that law be a state or federal statute, an ordinance adopted by any city or county, a judicial or administrative decision, including, but not limited, the Governmental Restrictions and the Governmental Decrees and Orders, or any other governmental rule, regulation, permit, or requirement, and whether that law is now in force or is hereafter adopted, and including the rules and requirements of any board of fire insurance underwriters or equivalent (collectively, “Law”); provided that Lessor shall have given Lessee reasonable notice of any applicable Governmental Restrictions in such manner so that Lessee has the opportunity to comply. Without limiting Lessor’s obligations with respect to Hazardous Substances under this Lease, Lessee shall, at its own cost and expense, promptly and properly observe and comply with all Law relating to or arising from the use or occupancy, condition or maintenance, improvement, or operation of the Premises or any part thereof that is from time to time permitted to it under this Lease, and shall do all things required to comply with all Law and to maintain all permits, licenses, certifications, and approvals necessary and appropriate for the operation of the Premises or Lessee’s business.
                    (b) Except as set forth in Section 5.1(b) of Exhibit “G” hereto, (A) Lessee shall, at all times, indemnify, defend, protect, and forever save Lessor harmless from and against all fines, penalties, losses, damages, costs, expenses and other charges (including, but not limited to, attorneys’ fees, court costs and other expenses incurred by Lessor in defending itself in connection therewith, including those on appeal) imposed for or resulting from any violations by Lessee or any of its employees, agents, representatives, lessees, sublessees, licensees, or contractors at, on, or about the Premises, of any Law; and (B) Lessor shall, at all times, indemnify, defend, protect, and forever save Lessee harmless from and against all fines, penalties, losses, damages, costs, expenses and other charges (including, but not limited to, attorneys’ fees, court costs and other expenses incurred by Lessee in defending itself in connection therewith, including those on appeal) imposed for or resulting from any violations by Lessor or any of its employees, agents, representatives, lessees, sublessees, licensees, or contractors at, on, or about the Premises, of any Law.
                    (c) The judgment of any court of competent jurisdiction or the admission of either party in any action against such party, that such party has violated any Law shall be conclusive of the fact as between Lessor and Lessee.
               4.4 Utilities. Except as otherwise specifically set forth in this Section 4.4, and subject to a Force Majeure (including the failure on the part of the underlying provider of such services (i.e., SMUD; Pacific Gas & Electric; and Folsom)) Lessor shall provide all the utilities set forth below. Lessee shall pay for all utilities and services that Lessee uses at or about the Demised Land during the Term, including, without limitation, all water, natural gas, electricity, telephone, and other utilities and services supplied to the Premises, and except with respect to those utilities and services for which Lessee is required to pay to Lessor hereunder, only to the extent that if not paid, any of the foregoing can become a lien on Lessor’s interest in the Demised Land, together with any and all taxes thereon, and for any and all hook up charges and cost of installation of utility lines and meters (including, but not limited to, the costs of bringing such utilities to the Demised Land, if any, and if at the action of Lessee) only to the extent that any of the forgoing, if not paid can become a lien on Lessor’s interest in the Demised Land. To the extent such charges are regularly scheduled payments from Lessee to Lessor and can be calculated in advance, Lessee shall make such payments to Lessor three (3) months in advance. Respecting the provision of water, electricity, and natural gas to the Premises, Lessor and Lessee agree specifically as follows:
                    (a) From Lessor’s supplies of water delivered pursuant to its agreements with the City of Folsom, as those agreements currently exist or are, from time to time, amended or re-negotiated by Lessor and the City of Folsom (or, at Lessor’s option, a comparable replacement source), Lessor shall, subject to the provisions of Section 4.4(f), to provide to Lessee at and for the Premises, during the Term, up to ten thousand (10,000) gallons per day of potable water and up to fifty thousand (50,000) gallons per day of non-potable water and Lessee agrees to reimburse Lessor monthly for Lessee’s proportionate share (based upon the ratio of the quantity of Lessee’s use compare to the quantity of total use) of Lessor’s supply costs incurred at the rates set forth in said agreements with the City of Folsom. To the extent that water deliveries under said agreements with the City of Folsom are terminated or reduced, Lessor and Lessee agree to work cooperatively with each other, using commercially reasonable efforts, in attempting to identify and arrange for replacement water, and if replacement water is arranged, Lessor and Lessee shall each pay its fair share of all costs incurred in securing and delivering such replacement water;
                    (b) Lessor, at its sole cost and expense, shall install and maintain, for so long as Lessor has an obligation to and does supply water under Section 4.4(a), water meters, at a location mutually agreed upon by Lessor and Lessee, serving the Premises, for measuring and monitoring water usage, which installation shall be effected as soon as reasonably practical following mutual execution hereof. Following installation of such meters, for so long as Lessor has the obligation to and does supply water under Section 4.4(a), Lessee shall pay to Lessor, Lessee’s proportionate share of the cost for such water as reimbursement to Lessor for providing water to the Premises, as set forth in (a) above. All payments under this Section 4.4(b) shall be paid, in arrears, at the end of each month during the Term, prorated, based upon a 30-day month, for any partial months at the beginning and ending of the Term;
                    (c) Subject to the provisions of Section 4.4(f), Lessee shall, with respect to natural gas, be responsible for obtaining and paying directly for, Lessee’s metered supply from Pacific Gas & Electric or other provider through lines crossing the Aerojet Site. Lessor covenants and agrees to maintain such lines (to the extent not maintained by PG&E or any successor public utility) and to provide any and all necessary easements to the natural gas provider sufficient for such existing lines, or in Lessor’s discretion, such replacement lines, crossing the Aerojet Site. To the extent that such lines entering the Demised Land carrying natural gas purchased by Lessee also supply natural gas to buildings that are either Aerojet Buildings or are located outside the area of the Demised Land, Lessor shall reimburse Lessee for its proportionate share of the cost to Lessee of such natural gas. Said reimbursement shall be paid in arrears, at the end of each month during the Term, prorated based upon a 30-day month, for any partial months at the beginning and ending of the Term. When and to the extent any of such buildings are no longer used by Lessor’s proportionate share shall be adjusted;
                    (d) Subject to the provisions of Section 4.4(f), Lessor shall, with respect to electricity, be responsible for supplying and paying (subject to reimbursement by Lessee as provided below) directly for, the supply currently in place from the Sacramento Municipal Utility District through lines crossing the Aerojet Site, and Lessee shall install a meter on said lines from the Prairie City Substation, at a location reasonably acceptable to Lessee and Lessor. If Lessor is required to pay for such electricity directly to SMUD, Lessee shall reimburse Lessor, within twenty (20) days after presentation of each invoice, for Lessee’s share of SMUD’s charges for electricity. To the extent that such lines also supply electricity to buildings that are either Aerojet Buildings, Aerojet Temporary Use Buildings or are located outside the area of the Demised Land, Lessee shall not be responsible for (and Lessee may deduct from its said reimbursement to Lessor) Lessor’s proportionate share of such electricity. Said reimbursement shall be paid, in arrears, at the end of each month during the Term, prorated, based upon a thirty (30)-day month, for any partial months at the beginning and ending of the

Term. When and to the extent any of such buildings are no longer used by Lessor’s proportionate share shall be adjusted;
                    (e) Lessee’s rights under this Section 4.4 with respect to utilities (“Lessee’s Utilities Rights”) shall be deemed to be an easement appurtenant to Lessee’s interests in the Premises and a covenant real, running with the land that Lessor shall have no right to terminate or restrict during the Term (or subsequent to the Term if Lessee acquires fee title to the Premises), subject to the following provisions:
                         (i) Lessee’s Utilities Rights are non-exclusive;
                         (ii) Said easement for Lessee’s Utilities Rights shall be exercised initially over, and encumber only, the areas described in Exhibit “K” attached hereto and made a part hereof; provided that Lessor reserves the right to change the description set forth in Exhibit “K” at any time, and from time to time, and upon any such change, Lessee’s Utilities Rights shall be exercised over, and encumber only, the new area as chosen by Lessor. Any such change in the area described in Exhibit “K” shall be effective when Lessor gives to Lessee written notice thereof. Promptly upon request by Lessor, Lessee shall execute and deliver an amendment to this Lease setting forth in a new Exhibit “K” describing the new area for exercise of Lessee’s Utilities Rights as so changed by Lessor; and
                    (f) Notwithstanding any other provision of this Section 4.4, Lessee and Lessor acknowledge that Adjacent Development may include installation of additional public utility lines, including water, natural gas, and electricity. Lessor and Lessee agree to coordinate reasonably with each other concerning Lessee’s transition to said public utilities. In connection therewith, in the event public utility lines become available within a one thousand (1,000) foot radius of the point at which the existing utility lines enter the Demised Land, then either Lessor or Lessee shall have the right to cause to be installed all infrastructure necessary for the public utilities to deliver to Lessee the utilities contemplated by this Section 4, and, in connection therewith, Lessor shall execute and record reasonable easement agreements for such infrastructure that are appurtenant to and run with the Demised Land. The party exercising such right shall bear all costs and expenses in connection with the installation of such infrastructure as well as all reasonable third-party costs and expenses associated with the preparation and recording of such easements. In the event public utilities that are functionally equivalent to those currently used in connection with the Acquired Business are installed and made available to Lessee from a public utility company in accordance with this Section 4.4(f), then Lessor shall have no further obligations to Lessee, under subparts (a) through (e) of this Section 4.4 (except for reimbursement of utility use in Aerojet Buildings), all easements granted pursuant to Section 4.4(e) hereof (but not any easements granted in connection with this Section 4.4(f)) shall cease to exist, and Lessee shall have no further obligations to Lessor under such subparts, and Lessee shall, at its sole cost and expense, arrange for obtaining its utility services exclusively from such public utility provider.
               4.5 Sewer Outfall. Subject to the last sentence of this Section 4.5, to the extent the sewer outfall commonly used in connection with the Acquired Business operated at the Premises as of the Term Commencement Date, identified in the Acquired Business’s discharge permit as “SRCSD manhole #072-023-018,” (“Sewer Outfall”) is located on the Aerojet Site, then Lessor shall permit Lessee to use such Sewer Outfall and Lessee’s Access Rights shall be deemed to include reasonable and sufficient access to and from the Sewer Outfall; provided that Lessor reserves the right at any time, and from time to time, to substitute a functionally equivalent alternative sewer outfall on the Aerojet Site to which Lessee has reasonably equivalent access (a “Substitute Sewer Outfall”) and upon any such change, Lessee’s rights hereunder shall be exercised with respect to such Substitute Sewer Outfall. Lessor shall, during the Term, reasonably maintain the Sewer Outfall or the Substitute Sewer Outfall, as appropriate. Each party shall indemnify, defend, protect, and hold harmless the other party from and against any liability to the extent arising out of such party’s wastewater discharge. Lessee shall reimburse Lessor for Lessee’s pro-rata share of the costs of wastewater discharge based upon the measured volume of wastewater discharged by Lessee, as compared to the measured volume of all wastewater discharged from the Aerojet Site. In the event a public sewer on fair and non-discriminatory terms which would provide adequate service to the Acquired Business is installed by Lessor as part of the Adjacent Development to the boundary of the Demised Premises, then Lessee shall, at its sole cost and expense, arrange for the connection to and the use thereof and upon such connection Lessor shall have no further obligations to Lessee under this Section 4.5.
               4.6 Entry by Lessor. In addition to any and all other rights of entry granted or reserved to Lessor by this Lease, Lessee agrees to permit Lessor, its agents, representatives, contractors, and licensees to enter the Demised Land at all reasonable times upon reasonable advance written notice (with accommodations as may be necessary to enable Lessee to have a representative accompany Lessor) (i) to post notices of nonresponsibility; and (ii) to perform Lessor’s obligations and exercise Lessor’s rights under this Lease; provided, however, that except as provided elsewhere in this Lease, in the event of an emergency, (a) Lessee may require that a representative of Lessee be present during any such entry, (b) such entry shall comply with Lessee’s reasonable security measures, (c) such entry shall not unreasonably interfere with Lessee’s access to, use or occupancy of the Premises, (d) such entry shall not adversely affect the rights of Lessee or Lessee’s Mortgagee hereunder, and (e) such entry shall not cause any Lessee Material Adverse Effect. The obligations set forth in this Section 4.5 shall survive the Term with but only respect to Lessor’s duties set forth in Exhibit “G”.
               4.7 Additional Restrictions. Notwithstanding anything contained in this Lease to the contrary, Lessee shall not have any possessory or other right to any groundwater at the Demised Land or at the Aerojet Site and, as amplification of the forgoing, Lessee shall not have any right to access, extract, use or produce groundwater from the Demised Land or the Aerojet Site. Without limiting the forgoing, with respect to the Demised Land or any of the Aerojet Site, Lessee shall not (i) drill any extraction or injection wells; (ii) extract any groundwater or inject any fluids into any existing wells; or (iii) construct any unlined ponds. The obligations set forth in this Section 4.6 shall survive the Term.
               4.8 Control of Premises. Except as specifically provided in this Lease, or as specifically provided for in Section 4.5, (i) Lessee shall have complete control over the planning, design, engineering, development, commissioning, construction, management, operation and maintenance of the Premises; (ii) Lessor shall have no liability or responsibility whatsoever for any repairs made by or for Lessee to the Premises or for any aspects of the future design, development or construction by or for Lessee on the Premises; and (iii) Lessee may, without Lessor’s consent, modify or destroy any part of the Premises at its expense and in its sole discretion at any time upon providing prior written notice to Lessor, provided that such modification or destruction does not result in a Lessor Material Adverse Effect. Lessee will complete any such modification or destruction without cost or expense to Lessor, and Lessee shall secure final certificates of occupancy or equivalent use certificates or permits, if required, with regard to the Premises and any improvements thereto.
               4.9 Adjacent Development. Lessee, on behalf of itself and its Affiliates, successors and assignees, agrees not to object, publicly or privately, to, encourage or support others in objecting to, or take any action for the purpose of impeding or delaying, Adjacent Development or land use entitlements, subdivisions, improvements, or uses that are part of Adjacent Development. The preceding sentence shall not be construed to prohibit or limit any person or entity, or impose any liability on such person or entity due to from (i) responding to any inquiry by a governmental authority for information;(ii) reporting suspected illegal activity to any governmental authority; (iii) responding to any legal process, including by way of example, subpoena, deposition, interrogatories or the like; or (iv) otherwise performing an act required by law. The sole remedy for a violation of this prohibition shall be an action for damages, and shall not constitute a default under this Lease. The obligations set forth in this Section 4.8 shall survive the Term.
ARTICLE 5.
PROPERTY TAXES
               5.1 Definition. For purposes of this Lease, the term “Property Taxes”:
                    (a) means and includes all taxes, assessments, and other governmental charges of every kind and nature whatsoever, whether general or special, ordinary or extraordinary, including, but not limited to, assessments for public improvements or benefits and bonds, including, but not limited to Mello-Roos bonds, issued to finance such improvements or benefits, that have been heretofore or shall be during the term of this Lease as allocated to Lessee as provided in Section 4.1(c) hereto (i) assessed, levied, or imposed upon, or become due and payable and a lien upon, the Premises or any part thereof; or (ii) assessed, levied, or imposed by reason of the use or occupancy or change in ownership of the Premises or any part thereof; or (iii) assessed, levied, or imposed upon this Lease or Lessee’s rental obligations or Lessor’s right to receive rents or other sums under this Lease; or (iv) subject to (b) below, assessed, levied, or imposed by reason of Lessor’s ownership or interest in all or any part of the Premises, this Lease, or rents or other sums accruing under this Lease, including, but not limited to, a tax or excise on rents; or (v) assessed, levied, or imposed in lieu of any of the foregoing taxes, assessments, or other governmental charges; or (vi) assessed by reason of any Improvements made for or on behalf of Lessee; but

                    (b) does not mean or include franchise, estate, inheritance, successor, capital levy, transfer, net income, or excess profit taxes imposed upon Lessor, nor does the term “Property Taxes” include any taxes, assessments, or other governmental charges assessed, levied, or imposed upon, or attributable to the value of Lessor’s ownership of, the Aerojet Buildings; and
                    (c) if, at any time during the Term of this Lease, any portion of the Premises is jointly assessed, for property tax purposes, with other real property that is not a part of the Premises, then Lessor and Lessee shall make a reasonable allocation of the taxes, assessments, or other governmental changes that are assessed, levied, or imposed thereon, and only the portion thereof reasonably attributable to the Premises shall be deemed Property Taxes payable by Lessee as set forth in Section 5.2, which allocation may be based upon any and all records, memoranda, and notes available at the Assessor’s Office, calculations of respective square footage, evaluation of respective permanent improvements and uses, and other relevant evidence available to Lessor at no substantial cost or provided by Lessee. Lessor shall provide Lessee with written evidence of Lessor’s payment of any taxes, charges or assessments affecting the Premises which Lessor is obligated to pay at least three (3) business days prior to delinquency. If Lessor fails to pay any such taxes, charges or assessments, Lessee shall have the right to pay such taxes, charges or assessments and deduct the amount of such payment from Base Rent.
               5.2 Payment.
                    (a) Lessee agrees to pay to Lessor or the appropriate governmental entity, as applicable, prior to delinquency, as Additional Rent additional to all other rent reserved in this Lease, all Property Taxes for each fiscal tax year or portion thereof that is within the Term, for each fiscal tax year that is not entirely within the Term in the same ratio as the number of days of such fiscal tax year that are within the Term bears to the number of such days that are outside the Term.
                    (b) With respect to Property Taxes that may, under the Law then in force, be paid in installments, Lessee shall be required to pay hereunder only such installments, prorated between Lessor and Lessee for partial fiscal tax years as above provided.
                    (c) In the event that Lessee fails to pay any Property Taxes, Lessor shall have the right and option, but no obligation, to pay such Property Taxes or any portion thereof before or after the delinquency date and any and all fines, penalties, and interest thereon, and Lessee agrees to reimburse Lessor immediately for the total amount so paid by Lessor, as Additional Rent additional to all other rent reserved in this Lease.
                    (d) In the event that Lessor has paid, before the Term Commencement Date, any Property Taxes or installment thereof for a fiscal tax year or portion thereof that is in part within the Term, Lessee agrees to pay to Lessor, on the Term Commencement Date, Lessee’s prorata portion thereof.

                    (e) Notwithstanding anything contained in this Section 5.2 to the contrary, for the first three (3) years of the Term, Lessor agrees to pay one-half (1/2) of that portion of Property Taxes attributable to said three (3) years that is the amount of the increase in Property Taxes triggered by the change in ownership effected by the execution and delivery of this Lease.
               5.3 Personal Property Taxes.
                    (a) Lessee agrees to pay, or cause to be paid, directly to the taxing authority or authorities before delinquency, any and all taxes that are levied or assessed upon Personal Property.
                    (b) If any such taxes upon Personal Property are assessed, levied, or imposed upon Lessor or upon all or any part of the Premises or on Lessor’s interest in the Premises or this Lease, or if such taxes upon Personal Property become a lien upon or may be enforced against Lessor or all or any part of the Premises or against Lessor’s interest in the Premises or in this Lease, Lessor shall as soon as practicable notify Lessee of same, and Lessor shall have the right and option, but no obligation, to pay such taxes upon Personal Property or any portion thereof before or after the delinquency date, and Lessee agrees to reimburse Lessor immediately therefor, including, but not limited to, any and all late payment penalties or fines and interest paid by Lessor, as Additional Rent additional to all other rent reserved in this Lease.
               5.4 Contests. Nothing herein shall prevent Lessee from contesting, and Lessee may contest and institute all proceedings reasonably necessary to contest, in good faith, the validity or amount of any Property Taxes, including, but not limited to, any applicable or potentially applicable exemptions from Property Taxes, provided Lessee protects the Premises and the interests of Lessor by payment by Lessee of the Property Taxes under protest not later than thirty (30) days before delinquency, and provided, further, that Lessee shall indemnify, defend, protect, and hold harmless Lessor from and against any liability for the payment of said Property Taxes. Lessor shall aid Lessee in all reasonable respects in obtaining any such refund or rebate, provided that all costs of obtaining the same shall be paid by Lessee. In connection with the foregoing, Lessor shall provide Lessee with assessor’s valuation notices promptly following the receipt of same and shall provided Lessee with any assessor’s work sheets or such other information as may be reasonably available relating to the taxes or other charges which are the subject of Lessee’s challenge. Notwithstanding anything to the contrary herein, Lessee may postpone payment of any contested tax, assessment or other charge pending timely prosecution of any such challenge and appeals of any ruling related thereto. Nothing in this Lease shall be construed to require either party to pay any tax or governmental entity charge of any kind that is or may be imposed upon the other party, its successors or assigns with respect to such other party’s property.
               5.5 Survival. The obligations set forth in this Article 5 shall survive the Term.

ARTICLE 6.
INDEMNITY AND INSURANCE
          6.1 Lessee’s Indemnity.
          (a) Except to the extent the same arise from Lessor’s actions or omissions, Lessee agrees to indemnify, defend, and protect Lessor and its agents and employees from and against and hold Lessor and its agents and employees harmless and free from any and all liability, loss, cost, expense, or obligation (including without limitation reasonable attorneys’ fees, court costs, and other expenses, including those of appeal) on account of or arising out of, injury to or death of any person or persons or damage to or loss of use of property, from whatever cause, occurring during the Term, in any way connected with the condition of, or Lessee’s maintenance or use of, the Premises, the alteration or improvement of the Premises (including without limitation, the demolition of Improvements and the construction of New Improvements), or the Personal Property or connected with any activities of Lessee or of any of its employees, agents, sublessees, invitees, contractors, or licensees, including, without limitation, any and all liability for injury to or death of, or damage to or loss of the use of the property of, Lessee or any of Lessee’s employees, agents, invitees, contractors, or licensees
               (b) Nothing contained in this Section 6.1 shall apply to, or affect in any way, Lessor and Lessee’s obligations and rights respecting, any Release, threat of Release, or the presence of any Hazardous Substance, all of which are governed by other provisions of this Lease, particularly by Sections 2.5 and 5.1 of Exhibit “G”. The obligations set forth in this Section 6.1 shall survive the Term.
          6.2 Liability Insurance.
               (a) Lessee agrees to procure and maintain, at its sole cost and expense, during the Term, commercial general liability insurance, occurrence basis, as broad as the most common generally available ISO Commercial General Liability, policy form CG 00 01, insuring against liabilities related to the condition of or use of the Premises in an amount that is not less than Two Million Dollars ($2,000,000.00), combined single limit, for bodily injury or death and for damage to or loss of use of property. Tenant shall also maintain an umbrella policy in excess of the foregoing coverages in an amount not less than Fifteen Million Dollars ($15,000,000.00). Such insurance shall be subject to periodic increases as provided below and shall specifically (i) insure performance by Lessee of its indemnity obligations under Section 6.1; (ii) provide that the coverage is primary and that any coverage that Lessor or any mortgage holder may maintain shall be in excess thereof; (iii) name Lessor and such mortgage holder as additional insureds; (iv) provide that the policy cannot be canceled or modified without thirty (30) days’ prior written notice to Lessor and to the mortgage holder; and (v) include a cross-liability or severability-of-interests endorsement in the event that the basic policy obtained by Lessee does not contain such a provision, which cross-liability or severability-of-interests endorsement shall apply to all additional insureds, as well as the named insureds, and shall be referenced in the additional insureds endorsement. Any self-insured retention respecting said liability insurance shall not exceed Five Hundred Thousand Dollars ($500,000) per occurrence.

               (b) Neither the maintenance nor the amount of any such general liability insurance shall be construed to limit in any way Lessee’s obligations under any indemnity, defense, or hold harmless agreements set forth in this Lease.
               (c) At the request of Lessor, the amount of said general liability insurance shall be increased periodically as may be reasonable, from time to time (but not more than once in any two year period), based upon advice from a professional insurance consultant selected by Lessor and approved by Lessee, to an amount equal to that which customarily would be carried for a business similar to the Acquired Business and a lease of similarly-situated property and usage.
               (d) Lessee shall also procure such other insurance as may be required by applicable Law. Lessee shall also from time to time procure any modifications to or endorsements for the insurance policies provided for in this Lease as may reasonably be required in order to adequately insure against the risks contemplated in this Article 6 in a manner comparable to other prudent operators of comparable facilities, including increases in the amounts of insurance coverage as may be appropriate in Lessee’s reasonable judgment to reflect inflation.
          6.3 Waiver of Subrogation. Lessee and Lessor each hereby release and relieve the other from, and if and to the extent permitted by their insurance policies, waive their entire right of recovery against the other for, direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance carried by such party, whether due to the negligence of Lessor or Lessee or their agents, employees, or invitees. If necessary, all property insurance policies, if any, maintained by Lessor or Lessee, shall be endorsed to so provide. Lessee and Lessor each waive any rights to recover indirect, consequential, punitive, special or exemplary damages or any claim for a multiplier effect or any capitalization of out-of-pocket expenses or lost profits, provided, however, that the foregoing shall not be construed to preclude recovery by the indemnified party in respect of losses directly incurred from third-party claims. Each of Lessee and Lessor shall use commercially reasonable efforts to mitigate their damages.
          6.4 General. Each insurance policy required by this Lease to be procured and maintained by Lessee shall be issued by a company authorized to do insurance business in the State of California, having a rating in Best’s Key Rating Guild of not less than A-VII. Lessee agrees to deliver to Lessor (i) on or before the Term Commencement Date, a copy of each such policy, or binder therefor, and a certificate certifying that it contains the provisions required by this Lease, and (ii) not later than five (5) days prior to the expiration of the policy, a renewal binder therefor.
          6.5 Lessor’s Insurance. During the Term of this Lease, Lessor shall maintain general liability, workers’ compensation and employer’s liability, and business automobile liability insurance, covering Lessor’s operations and activities on the Aerojet Site, use of the Aerojet Buildings and Lessor’s exercise of Lessor’s Access Rights.

          6.6 Environmental Remediation and Related Matters. The parties’ respective obligations regarding environmental remediation, environmental matters and related matters are set forth in Exhibit “G” which is incorporated herein by reference in its entirety. Such obligations shall survive the Term if Lessee acquires fee title to the Premises.
ARTICLE 7.
MAINTENANCE AND REPAIRS
          7.1 Lessor’s Obligations. Lessor shall keep the Aerojet Buildings in as good a condition, and repair as at the Term Commencement Date, and free from hazards, including replacements as needed. Subject to the foregoing and except as otherwise set forth in this Lease, Lessor shall not be obligated to make or bear the cost of any repairs, replacements, rebuilding, or renewals of any kind, nature, or description whatsoever related to the Premises or any portion thereof, except to the extent such maintenance, repair or replacement is required as a result of the negligence or willful misconduct of Lessor or its agents, employees, representatives, invitees, guests, contractors, subcontractors or any other Person acting for or on behalf of Lessor.
          7.2 Lessee’s Obligations.
               (a) Except to the extent that the demolition of Improvements by Lessee is permitted under Article 8, and subject to other provisions of this Lease that govern the maintenance and repair of utility lines and the Roadways, and the obligations of Lessor with respect to Pre-Term Environmental Liabilities, Lessee shall, at its own cost, and without expense to Lessor, keep and maintain the Premises in good condition, and repair, and free from hazards, including replacements as needed (provided that nothing herein shall require Lessee to improve the Premises or any part thereof to a better condition than exists as of the Term Commencement Date.).
               (b) Lessee hereby waives the benefit of any Law that would otherwise accord Lessee the right to make repairs at Lessor’s expense or to terminate this Lease because of Lessor’s failure to keep the Premises or any portion thereof in good order, condition, or repair.
          7.3 Surrender of the Premises.
     (a) The parties acknowledge that Lessee owns fee title to the AFC Buildings and all of the Lessee Improvements. Lessor shall have no rights or obligations with respect to the Lessee Improvements, except as expressly provided in the Lease; provided that Lessor agrees to execute, acknowledge and record from time to time such additional written documents of conveyance and assignment as may be required by any title insurance company for the issuance to Lessee or Lessee’s Mortgagee of a title insurance policy showing Lessee to be the fee owner of any such Lessee Improvements. Upon the expiration or termination of the Term, Lessee shall quit and surrender the Premises to Lessor in their then “As-Is” “Where-Is” condition, subject only to the obligations of Lessee pursuant to the terms and conditions elsewhere in this Lease. Notwithstanding the foregoing, Lessee shall not leave any of the Lessee Improvements, including but not limited to the AFC Buildings, in an unsafe condition. Lessee agrees to execute, acknowledge, and deliver to Lessor such quitclaim deed and such other instruments and documents as Lessor shall reasonably request in order to assure and show in the Official Records Lessor’s fee title to the Demised Land and the AFC Buildings free of any interest or claim of Lessee or Lessee’s mortgagee.
     (b) Title to all fixtures, equipment, furnishings, and trade fixtures owned by Lessee upon the Premises shall remain in Lessee, and replacements, substitutions, and modifications thereof may be made by Lessee throughout the Term.
ARTICLE 8.
CONSTRUCTION ACTIVITIES
          8.1 Construction of New Improvements and Construction in General. Subject to the terms of this Lease, and in accordance with all Law and Government Restrictions, Lessee is, in the course of operating the Premises, authorized to do all things necessary to construct, operate, maintain and adapt the Acquired Business or Lessee’s other lawful use, including, but not limited to, making new improvements (including buildings, structures, fixtures, equipment, paving, landscaping and other physical improvements), removing, razing and/or destroying such improvements, trees, plants, shrubs, and topsoil located on the Premises and making such excavations as Lessee may deem necessary, subject to the provisions of this Lease, including, without limitation, this Article 8. Lessee may (but is not obligated to) construct New Improvements upon the Demised Land and Lessee may demolish, alter, and make additions to Lessee’s Improvements and replace obsolete Lessee’s Improvements; provided that all such construction activities, as well as any rebuilding or restoration of damaged or destroyed Improvements under Article 9, shall comply with the following requirements:
               (a) All New Improvements and all such demolitions, alterations, and additions shall be designed and constructed in a good and workmanlike manner and in accordance with Law, this Lease, and with approval by the PCD Agencies, to the extent required by Law.
               (b) The design and construction of all such New Improvements and all such demolitions, alterations, and additions shall comply with all Law and with all Governmental Decrees and Orders.
               (c) At Lessee’s sole cost and expense, Lessor will (i) notify the PCD Agencies of Lessee’s proposed designs and drawings or demolition, alteration, or construction plans and (ii) seek the approval of the PCD Agencies pursuant to paragraph 11 of the Partial Consent Decree or other applicable Governmental Decrees and Orders, all prior to the commencement of any construction activities at the Premises.

               (d) No New Improvement or the use thereof shall expand the area affected by the Air Emissions Requirements outside the area of the Demised Land plus the Current Air Emissions Requirements Boundaries.
               (e) Lessee, at Lessee’s sole cost and expense, shall procure all necessary permits, approvals, and other authorizations that may be necessary or appropriate, including, but not limited to, compliance with the requirements of Section 2.5 of Exhibit “G” hereto, and shall reimburse Lessor for its direct costs and expenses incurred in submitting designs, drawings, and plans to, and seeking the approval of, the PCD Agencies.
               (f) Lessee shall diligently prosecute such construction.
               (g) The entire cost of construction of all New Improvements and of accomplishing such demolitions, alterations, and additions, including, but not limited to, any off site work, plans and specifications, and all permits, fees, and licenses therefore, shall be paid by Lessee.
               (h) In the event Lessee desires to locate a New Improvement on the Demised Land in accordance with the terms of this Lease and all Law and Government Restrictions, and there exist Hazardous Substances (that are Pre-Term Environmental Liabilities) at, on or under that portion of the Demised Land chosen by Lessee for the location of such New Improvement, then Lessor and Lessee shall cooperate in identifying an alternative location for such New Improvement where there are fewer or no such Hazardous Substances (that are Pre-Term Environmental Liabilities) present and where such location would allow Lessee to comply with the terms of Section 8.1(d) and the other provisions of this Lease. If after consultation with Lessor, Lessee cannot locate a New Improvement on the Demised Land in compliance with Section 8.1(d) due to the presence of Hazardous Substances (that are Pre-Term Environmental Liabilities), then the parties shall cooperate in identifying another location on the Demised Premises, including a location that would otherwise cause Lessee to breach the terms of Section 8.1(d). Such alternative location will be mutually agreed to by Lessor and Lessee and shall be chosen with goal of reducing the impact on Aerojet Site Adjoining Uses and the Adjacent Development or plans. Lessor shall be responsible for the additional cost, if any, incurred by Lessee to locate such New Improvement to the alternative location rather than the location selected initially by Lessee.
          8.2 Relocation of Utilities. Lessee shall be responsible, at Lessee’s sole cost and expense, for obtaining all agreements, consents, and permits that may be required to relocate any utility improvement that may be necessary or appropriate in connection with the construction and installation of any New Improvements or any demolitions, alterations, or additions.
          8.3 Personal Property. Personal Property may be removed from the Premises by Lessee at any time during the Term and shall be removed from the Premises by Lessee upon the expiration or termination of the Term.
          8.4 Liens and Notices of Violation Prohibited. Lessee shall not enter into any contract or agreement that purports to permit any contractors, subcontractors, or materialmen engaged by Lessee with respect to the Premises to make, file, or maintain a mechanic’s or other lien or claim of any kind or character against any real property or personal property of Lessor, including Lessor’s Property and any other property interest owned, held, occupied, or otherwise possessed by Lessor or its affiliates, for or on account of any labor, materials, fixtures, tools, machinery, equipment, or any other things furnished, or any other work done or performance given under, arising out of, or in any manner connected with Lessee’s ownership or operation of the Acquired Business (or other Permitted Uses) or possession of the Premises (such liens or claims being collectively referred to herein as “Liens”). If any Lien is made, filed or maintained against the fee interest in the Demised Land, Lessee shall within thirty (30) days following Lessor’s written request therefore either contest such Lien by appropriate proceedings which operate to preclude the enforcement of such Lien during the pendency of such contest, or obtain and maintain a mechanics’ lien release bond or such other bond as shall result in the removal of any Lien under applicable law, or otherwise address the Lien in a commercially reasonable manner. Lessee shall not have any liability hereunder under any circumstances for any lien or claim filed by any person for or on account of any labor, materials, fixtures, tools, machinery, equipment, or any other things furnished, or any other work alleged to be done or performed by or on behalf of Lessor.
          8.5 Mechanics’ Liens.
          (a) Lessee agrees:
          (i) To pay for all labor, services and materials used by or furnished to Lessee or any contractor employed by Lessee with respect to the Premises or any part thereof, whether or not such labor, services, or materials were related to trade fixtures or other works of improvement;
          (ii) to indemnify, defend, and protect Lessor and the Premises from and against, and to hold Lessor and the Premises free and harmless from, any and all liabilities, claims, liens, encumbrances, and judgments created or suffered in connection with such labor, services, or materials; and
          (iii) to permit Lessor to post and maintain notices of nonresponsibility on the Premises in accordance with California Civil Code Section 3094 or other similar statute hereafter enacted; provided that, nothing herein shall prevent Lessee from contesting in good faith the validity or amount of any lien, claim, encumbrance, or judgment, provided that, in the case of a mechanics’ or materialman’s lien, Lessee obtains and records an appropriate bond as provided by Law to remove the record lien created thereby.
          (b) Should a judgment on any lien, charge, encumbrance, order, notice or violation be rendered against the Premises for which Lessor is not responsible hereunder, and should Lessee fail to discharge such judgment or take action to protest such judgment as provided herein, Lessor shall have the right, but not the obligation, to discharge said judgment. If Lessor exercises that option, any amount paid by Lessor shall be due from Lessee as Additional Rent, and subject to interest as provided above. Lessor shall be responsible for any lien, charge, encumbrance, order, notice or violation rendered against the Premises arising out of any work performed by or on behalf of Lessor or any contractor on behalf of Lessor, except to the extent such work is performed as a result of Lessee’s failure to comply with its obligations as provided in this Lease.
          8.6 Permits or Approvals. Except as otherwise provided in any provision of this Lease, Lessor agrees to join with Lessee, at Lessee’s request, at Lessee’s sole cost and expense, as required for any permits, applications and other governmental approvals related to, and Lessee agrees to indemnify and hold Lessor harmless from and against all liabilities arising from such joinder by Lessor with Lessee in connection with, Lessee’s construction of New Improvements or any demolitions, alterations, or additions, at no cost or expense to Lessor excepting any requirements of the PCD Agencies as to which Lessor shall be responsible.
          8.7 Signs. Lessee may, without cost or expense to Lessor, at any time and from time to time during the Lease Term, place or permit to be placed signs on or about the Premises (and at the applicable entrances to the Aerojet Site, in locations reasonably acceptable to Lessor), and to remove them or permit them to be removed, provided the same is done in full compliance with all Law, Government Restrictions and requirements pertaining thereto. Lessor hereby agrees to execute any applications and consents that are required by Law with regard to such signs, provided that Lessee reimburses Lessor for any actual external cost it is required to pay to a third party upon delivery by Lessor to Lessee of written documentation, in reasonable detail, evidencing Lessor’s payment of such cost.
ARTICLE 9.
DESTRUCTION
          9.1 Rebuild. In the event that Lessee’s Improvements or any of them are damaged or destroyed in whole or in part by any casualty, whether or not covered by insurance, Lessee may, in its sole and absolute judgment, elect to rebuild or restore them with such alterations as Lessee may reasonably desire, subject to compliance with Article 8. In the event Lessee elects not to rebuild or restore such Lessee’s Improvements, it shall have the option to terminate this Lease, effective as of ninety (90) days from the date such damage or destruction occurs, which option may be exercised only by giving to Lessor, within said ninety (90) days, a written notice of termination. Lessor and Lessee shall have no further obligations to each other after said effective date of termination respecting the Premises, except those obligations that, by the terms of this Lease or provisions of Law, shall survive the termination of this Lease.
          9.2 No Abatement of Rent. Unless this Lease is terminated by Lessee as provided in Section 9.1, there shall be no abatement of rent by reason of damage to or destruction of the Premises in whole or in part. Lessee hereby waives the provision of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and all present and future amendments thereto, and all other Law that would permit or cause termination of a lease or abatement of rental obligations upon damage to or destruction of the property subject thereto.

          9.3 Insurance Proceeds. All insurance proceeds payable with respect to Lessee’s Improvements shall be payable to Lessee and Lessor shall have no interest in such proceeds.
ARTICLE 10.
CONDEMNATION
          10.1 Definitions of terms. For the purposes of this Lease, the following definitions shall apply:
          (a) “Taking” means a taking of the Premises or an interest therein pursuant to, or damage related to the exercise of, the power of condemnation and includes a voluntary conveyance to any agency, authority, public utility, person, corporation, or other entity empowered to condemn property in lieu of court proceedings;
          (b) “Total Taking” means a Taking of the entire Premises or so much thereof as to prevent or substantially impair the use thereof by Lessee for the uses provided in this Lease;
          (c) “Partial Taking” means a Taking of only a portion of the Premises that does not constitute a Total Taking;
          (d) “Date of Taking” means the date upon which title to the Premises, an interest therein, or a portion thereof passes to and vests in the condemnor, or the date damage related to the exercise of the power of condemnation is suffered, or the effective date of any order for possession if that order is issued prior to the date title vests in the condemnor;
          (e) “Award” means the amount of any award made, compensation paid, or damages ordered as a result of a Taking;
          (f) “Total Temporary Taking” means a Total Taking for a temporary term ending prior to the expiration of the Term;
          (g) “Partial Temporary Taking” means a Partial Taking for a temporary term ending prior to the expiration of the Term hereof.
          10.2 Rights. Lessor and Lessee agree that, in the event of a Taking, all rights between them and in and to an Award shall be as set forth herein, and Lessor and Lessee shall have no right to any Award except as set forth herein. In no event shall any portion of the Award that is attributable to Lessee’s leasehold interest in the Demised Land be paid to Lessor, and Lessor hereby assigns to Lessee the portion, if any, of the Award that is attributable to Lessee’s leasehold interest in the Demised Land. Lessee also shall be entitled to such portion of the Award allocable to Lessee’s Improvements, and Lessor shall have no right or interest therein or thereto.

          10.3 Total Permanent Taking. In the event of a Total Taking during the Term that is not a Total Temporary Taking:
          (a) the rights of Lessee under this Lease and the leasehold estate of Lessee in and to the Demised Land shall cease and terminate as of the Date of Taking;
          (b) Lessor shall refund to Lessee any prepaid Base Rent or Additional Rent prorated as of the Date of Taking;
          (c) Lessee shall pay to Lessor any Base Rent and Additional Rent due to Lessor under this Lease prorated as of the Date of Taking, with no further obligations thereafter accruing under this Lease;
          (d) Lessee shall receive from the Award those portions of the Award that are attributable to (i) removal, relocation, and replacement of Personal Property, (ii) any special damages to Lessee that Lessee recovers directly as its own claim without diminution of any claim by Lessor, such as for loss of business goodwill or business moving expenses, and (iii) the value of Lessee’s Improvements and its Leasehold interest; and
          (e) the remainder of the Award, which shall include the value of the Demised Land unencumbered by this Lease and the value of Lessor’s Improvements, shall be paid to Lessor.
          10.4 Partial Permanent Taking. In the event of a Partial Taking during the Term that is not a Partial Temporary Taking,
          (a) The rights of Lessee under this Lease and the leasehold estate of Lessee in and to the portion of the Demised Land taken shall cease and terminate as of the Date of Taking, with no further obligations thereafter accruing under this Lease with respect to that portion;
          (b) Base Rent or Additional Rent and other charges hereunder shall be abated based on the proportion by which Lessee’s use and enjoyment of the Premises has been reduced by such Partial Taking;
          (c) Lessee shall receive from the Award those portions of the Award that are attributable to (i) removal, relocation, and replacement of the Personal Property, (ii) any special damages to Lessee that Lessee recovers directly as its own claim without diminution of any claim by Lessor, such as loss of business goodwill or business moving expenses, and (iii) the value of Lessee’s Improvements taken and its Leasehold interest; and
          (d) the remainder of the Award, which shall include value of the portion taken of the Demised Land unencumbered by this Lease and the value of the portion taken of Lessor’s Improvements, shall be paid to and be the property of Lessor.

          10.5 Temporary Taking. In the event of a Total or Partial Temporary Taking during the Term for a period ending on or before the expiration of the Term,
          (a) this Lease shall continue in full force and effect;
          (b) that portion of the Award attributable to the rental value of the Demised Land and of Lessor’s Improvements for the period of the Total or Partial Temporary Taking shall be paid to Lessor and credited by Lessor to the benefit of Lessee to the Base Rent and Additional Rent that become due during the period of the Total or Partial Temporary Taking;
          (c) any excess of the Award over the amounts paid to Lessor under subpart (b) of this Section 10.5, shall be paid to Lessee; and
          (d) Rent and other charges hereunder shall be abated based on the proportion by which Lessee’s use and enjoyment of the Premises has been reduced by such Temporary Taking.
ARTICLE 11.
DEFAULT AND REMEDIES
          11.1 Default Defined. For the purposes of this Lease, the terms “Default by Lessee” and “Lessee’s Default” both mean the occurrence of any one or more of the following events:
          (a) failure of Lessee to pay any Base Rent and Additional Rent within thirty (30) days after Lessee receives notice from Lessor that such Base Rent and Additional Rent are past due;
          (b) breach by Lessee of any provision of this Lease, except those mentioned in subpart (a) of this Section 11.1, not cured within sixty (60) days after Lessor gives Lessee (and Lessee receives) written notice of the breach, or, in the case of breaches reasonably requiring more than sixty (60) days to cure, not cured within a reasonable time after the giving of such notice, provided that the curing of the breach is commenced within said sixty (60) days after the giving of such notice and is diligently prosecuted to completion thereafter.

          11.2 Lessor’s Right to Terminate. Subject to the rights of Lessee’s Mortgagee herein, in the event of a Default by Lessee, Lessor shall have, in addition to any other remedies now or later available to Lessor at law or equity, the right to terminate this Lease and Lessee’s right to possession of the Premises by giving written notice of termination to Lessee and Lessee’s Mortgagee (and if no minimum notice is specified in this Lease, then Lessor will provide not less than sixty (60) days’ written notice, to Lessee and Lessee’s Mortgagee, of its intention to terminate this Lease) and to recover from Lessee:
               (a) the worth at the time of award (computed by including interest at the rate specified elsewhere in this Lease for arrearages) of the unpaid Base Rent and Additional Rent required to be paid by Lessee under this Lease that had been earned at the time of termination;
               (b) the worth at the time of award (computed by including interest at the rate specified elsewhere in this Lease for arrearages) of the amount by which the unpaid Base Rent and Additional Rent required to be paid by Lessee under this Lease that would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided;
               (c) the worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%)) of the amount by which the unpaid Base Rent and Additional Rent required to be paid by Lessee under this Lease for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and
               (d) any and all other amounts necessary to compensate Lessor for detriment proximately caused by the Default by Lessee or which in the ordinary course of events would be likely to result therefrom.
Notwithstanding the foregoing, Lessor shall have no right to terminate this Lease as a result of the bankruptcy or insolvency of Lessee, so long as Base Rent, Additional Rent and other obligations hereunder are being paid and satisfied in accordance with this Lease.
          11.3 Lessor’s Right Not to Terminate. Unless and until Lessor elects to terminate this Lease and Lessee’s right to possession as provided in Section 11.2, this Lease shall continue in full force and effect after Default by Lessee, and Lessor may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover or enforce payment of Base Rent and Additional Rent as they become due under this Lease.
          11.4 Extension of Cure Periods. In the case of a bona fide dispute between Lessor and Lessee regarding whether a Default by Lessee has actually occurred, the cure periods set forth above shall be extended by the amount of time reasonably necessary to resolve such dispute in accordance with the provisions of Section 15.16.
          11.5 General. Efforts by Lessor to mitigate damages caused by any Default by Lessee shall not constitute a waiver by Lessor of any of Lessor’s rights or remedies under this

Lease, and nothing contained in this Lease shall affect the right of Lessor under this Lease to indemnification for liability for personal injuries or property damages arising prior to termination of this Lease. Neither reasonable acts of repair, alteration, maintenance, reletting, or preservation of the Premises, nor the appointment of a receiver or trustee, whether in bankruptcy proceedings or otherwise, upon initiative of Lessor to protect Lessor’s interests under this Lease, shall constitute an election by Lessor to terminate this Lease or Lessee’s right to possession of the Premises. If Lessor permits this Lease to continue in full force and effect after a Default by Lessee, Lessor may, nevertheless, at any time thereafter elect to terminate this Lease (after following the procedures set forth above) and Lessee’s right to possession of the Premises under the provisions of Section 11.2, for such previous Default by Lessee, provided the Default by Lessee has not then been cured. The rights and remedies of Lessor under this Article 11 shall be additional to all other rights and remedies provided to Lessor in this Lease or by law, whether now in force or hereafter enacted, including, but not limited to, injunctions and other equitable relief.
          11.6 Lessor’s Default. If Lessor shall be in default hereunder, then Lessee, after sixty (60) days written notice that Lessee intends to cure such default, or without notice if in Lessee’s reasonable judgment an emergency shall exist, shall have the right, but not the obligation, to cure such default, and Lessor shall pay to Lessee upon demand the reasonable cost thereof. If Lessor shall default or fail in the performance in any respect of a covenant or agreement on its part to be performed under this Lease, and such default shall not have been cured for a period of sixty (60) days after receipt by Lessor of written notice of said default from Lessee, or if such default cannot, with due diligence, be cured within sixty (60) days, and Lessor shall not have commenced the remedying thereof within such period or shall not be proceeding with due diligence to remedy it with thirty (30) days following the initial sixty (60) day period (it being intended in connection with a default not susceptible of being cured by Lessor with due diligence within sixty (60) days that the time period within which to remedy the same shall be extended for an additional thirty (30) days), then Lessee may declare Lessor in default of this Lease upon written notice to Lessor, seek any compensatory damages which may be available to Lessee in an action at law or equity, and in addition to its other remedies, cure any default of Lessor at Lessor’s cost and deduct the cost of such cure from Base Rent.
          11.7 Right of Lessor to Perform. Subject to the rights of Lessee’s Mortgagee herein, Lessor may, but shall not be obligated, to make any payment or perform any obligation required of Lessee under this Lease that Lessee fails timely to pay or perform as provided herein, and Lessor may do so with or without giving further notice of Lessor’s intention to do so. No such payment or performance by Lessor shall constitute a waiver of, or release Lessee from, Lessee’s said obligation or any other obligation of Lessee under this Lease, nor shall such payment or performance by Lessor diminish or affect in any way other rights and remedies of Lessor set forth elsewhere in this Lease that may be applicable by reason of such failure by Lessee to pay or perform its obligation.

ARTICLE 12.
LOAN OR SALE
          12.1 Estoppel Certificates, etc. Each party (both Lessor and Lessee) agrees within twenty (20) days following request by the other to execute and deliver to the requesting party an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, and certifying the date to which the Base Rent and Additional Rent and any other charges are paid in advance, if any, and (ii) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of either party hereunder, or specifying such defaults if they are claimed) evidencing the status of this Lease. The statement shall also state the dates to which the Base Rent and Additional Rent has been paid in advance. The statement shall be such that it can be relied on by any other auditor, creditor, commercial banker, and investment banker of either party and by any prospective purchaser or encumbrancer of the Premises or Improvements or both or of all or any part or parts of Lessee’s or Lessor’s interests under this Lease.
          12.2 Liability of Transferee. In the event that Lessor shall sell or otherwise transfer its title to the Premises, after the effective date of such sale or transfer, and upon assumption of Lessor’s obligations hereunder, whether expressly or by operation of law, Lessor shall have no further liability under this Lease to Lessee except as to matters of liability which have accrued before, and are unsatisfied as of, the date of sale or transfer, and Lessee shall thereafter seek performance solely from Lessor’s successor.
ARTICLE 13.
MORTGAGE HOLDER PROTECTIONS
          13.1 Subordination or Superiority. The rights of Lessee under this Lease shall be superior to any mortgage or deed of trust (including a consolidated mortgage or deed of trust) constituting a lien on Lessor’s title to the Premises, whether such mortgage or deed of trust has heretofore been, or may hereafter be, executed by Lessor (any such mortgage herein called an “Underlying Encumbrance”). To further assure the foregoing superiority, prior to the Term Commencement Date and as a condition to Lessor’s rights and Lessee’s obligations under this Lease (or any new lease executed pursuant to Section 13.5(k)), Lessor shall either (a) obtain a release of any and all existing Underlying Encumbrances with respect to the Premises, or (b) obtain an SNDA from each holder of an existing Underlying Encumbrance in form and substance acceptable to Lessee and Lessee’s Mortgagee providing for the unqualified recognition of Lessee’s and Lessee’s Mortgagee’s interests under this Lease (or any new lease executed pursuant to Section 13.5(k)), and each of their respective successors and assigns, in the event of a foreclosure of such holder’s security interest so long as no a Default by Lessee has occurred and is continuing hereunder. All future Underlying Encumbrances shall contain clauses acceptable to Lessee and Lessee’s Mortgagee which automatically subordinate the lien of such Underlying Encumbrance not only to the lien of this Lease but to that of any new lease executed pursuant to

Section 13.5(k). Nothing herein shall be construed to give the holder of any Underlying Encumbrance any right, title or interest in or to, or any lien on or security interest in, any rights or interests of Lessee under or created by this Lease, including without limitation Lessee’s leasehold estate and the fee interest of Lessee in any buildings, improvements or personal property now or hereafter situated on or used in connection with the Premises.
          13.2 Attornment. Subject to the rights of Lessee’s Mortgagee hereunder, Lessee agrees (i) to attorn to any Mortgage Holder and to any party acquiring title to the Premises or any portion thereof by judicial foreclosure, trustee’s sale, or deed in lieu of foreclosure, and (ii) to execute an attornment agreement reasonably acceptable to Lessee and Lessee’s Mortgagee to confirm same.
          13.3 SNDA Form. Lessor and Lessee agree to act reasonably with each other and with the Mortgage Holder in reviewing and approving the SNDA form described in Section 13.1 above, and agree that the Mortgage Holder and Lessee shall be entitled to have the customary protections expected in such an agreement, including provisions on subject matters that are not expressly mentioned in this Lease.
          13.4 Mortgage Holder’s Right to Cure Lessor’s Defaults. In the event of any default on the part of Lessor under this Lease, Lessee agrees to give notice by certified mail to any Mortgage Holder whose address shall have been furnished to Lessee, and offer such Mortgage Holder, except in the case of emergency, a reasonable opportunity, not to exceed thirty (30) days (or such longer period as is specifically required under this Lease), to cure the default, which cure period shall be in addition to any cure period provided Lessor hereunder.
          13.5 Leasehold Mortgage.
          (a) Notwithstanding anything to the contrary in this Lease regarding any assignment of this Lease, but subject to the provisions of this Section 13.5, Lessee shall have the right at any time and from time to time to encumber the leasehold estate created by this Lease and Lessee’s Improvements during the Term by mortgage, deed of trust or other security instrument, including, without limitation, an assignment of the rents, issues and profits from the Premises (a “Leasehold Mortgage”), to secure repayment of a loan (and associated obligations) made to Lessee by an Institutional Lender for any purpose whatsoever; provided that the Leasehold Mortgage shall contain an express acknowledgment and agreement by the mortgagee that its interest are subject to all of the terms and conditions of this Lease. Lessee shall deliver to Lessor not later than thirty (30) days prior to, and promptly after, execution by Lessee a true copy of any Leasehold Mortgage, and any amendment, modification or extension thereof, together with the name and address of the owner and holder thereof (“Lessee’s Mortgagee”).
          (b) During the continuance of any Leasehold Mortgage until such time as the lien of such Leasehold Mortgage has been extinguished, and if a true copy of such Leasehold Mortgage shall have been delivered to Lessor together with a written notice of the name and address of Lessee’s Mortgagee, Lessor shall not do or agree to any of the following without the prior written consent of Lessee’s Mortgagee: (A) mutually terminate or accept any voluntary surrender of this Lease (except upon the expiration of the Term), or (B) consent to any material amendment or modification of this Lease.
          (c) Notwithstanding any default by Lessee in the performance or observance of any covenant, condition, or agreement of this Lease on the part of Lessee to be performed or observed, Lessor shall have no right to terminate this Lease even though a Default by Lessee under this Lease shall have occurred and be continuing, unless and until Lessor shall have given Lessee’s Mortgagee written notice of such Default by Lessee and Lessee’s Mortgagee shall have failed to remedy (it being agreed that Lessee’s Mortgagee shall not be obligated to remedy) such default or to acquire Lessee’s leasehold estate created hereby or to commence foreclosure or other appropriate proceedings in the nature thereof, all as set forth in, and within the time specified by, this Section 13.5.
          (d) Lessee’s Mortgagee shall have the right, but not the obligation, at any time prior to termination of this Lease, and without any additional penalty therefor, to pay all of the rents due hereunder, to provide any insurance, to pay any taxes and make any other payments, to make any repairs and improvements and do any other act or thing required of Lessee hereunder, and to do any act or thing which may be necessary and proper to be done in the performance and observance of the covenants, conditions and agreements hereof to prevent the termination of this Lease. All payments so made and all things so done and performed by Lessee’s Mortgagee shall be as effective as the same would have been if made, done and performed by Lessee instead of by Lessee’s Mortgagee, and shall be accepted by Lessor.
          (e) Should any Default by Lessee under this Lease occur, Lessee’s Mortgagee shall have sixty (60) days after receipt of notice from Lessor setting forth the nature of such Default by Lessee, and, if the default is such that possession of the Premises may be reasonably necessary to remedy the default, a reasonable time after the expiration of such sixty (60) day period, within which to remedy such default (it being agreed that Lessee’s Mortgagee shall not be obligated to remedy such default), provided that (A) Lessee’s Mortgagee shall have fully cured any default in the payment of any monetary obligations of Lessee under this Lease within such sixty (60) day period and shall continue to pay currently such monetary obligations as and when the same are due, and (B) Lessee’s Mortgagee shall have acquired Lessee’s leasehold estate created hereby or commenced foreclosure or other appropriate proceedings in the nature thereof within such sixty (60) day period or prior thereto, and shall be diligently and continuously prosecuting any such proceedings to completion. All rights of Lessor to terminate this Lease, as against Lessee’s Mortgagee, as the result of the occurrence of any such Default by Lessee shall be subject to and conditioned upon Lessor having first given Lessee’s Mortgagee written notice of such Default by Lessee and Lessee’s Mortgagee having failed, within said limited period, to remedy such default or acquire Lessee’s leasehold estate created hereby or commence foreclosure or other appropriate proceedings in the nature thereof as set forth in and within the time period specified by this Section 13.5(e).
          (f) A Default by Lessee under this Lease which in the nature thereof cannot be remedied by Lessee’s Mortgagee shall be deemed to be remedied if (A) within sixty (60) days after receiving written notice from Lessor setting forth the nature of such Default by Lessee, Lessee’s Mortgagee shall have acquired Lessee’s leasehold estate created hereby or commenced foreclosure or other appropriate proceedings in the nature thereof, (B) Lessee’s Mortgagee shall diligently and continuously prosecute any such proceedings to completion, (C) Lessee’s Mortgagee shall have fully cured any default in the payment of any monetary obligations of Lessee under this Lease which do not require possession of the Premises within such sixty (60) day period and shall thereafter continue to faithfully perform all such monetary obligations which do not require possession of the Premises, and (D) after gaining possession of the Premises, Lessee’s Mortgagee shall perform all of the obligations of Lessee hereunder as and when the same are due.
          (g) If Lessee’s Mortgagee is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction of any bankruptcy, debtor rehabilitation or insolvency proceedings involving Lessee from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, the times specified in subparagraphs (f) and (g) above for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition; provided that Lessee’s Mortgagee shall have fully cured any default in the payment of any monetary obligations of Lessee under this Lease and shall continue to pay currently such monetary obligations as and when the same fall due, and provided that Lessee’s Mortgagee shall diligently attempt to remove any such prohibition.
          (h) Lessor shall mail to Lessee’s Mortgagee a duplicate copy by certified mail of any and all notices which Lessor may from time to time give to or serve upon Lessee pursuant to the provisions of this Lease; and no notice by Lessor to Lessee hereunder shall be deemed to have been given unless and until a copy thereof has been mailed to Lessee’s Mortgagee. Lessee’s Mortgagee shall have the right to give notices on behalf of Lessee.
          (i) Foreclosure of a Leasehold Mortgage or any sale thereunder, whether by judicial proceedings or by virtue of any power of sale contained in the Leasehold Mortgage, or any conveyance of the leasehold estate created hereby from Lessee to Lessee’s Mortgagee by virtue or in lieu of foreclosure or other appropriate proceedings in the nature thereof, shall not require the consent of Lessor or constitute a breach of any provision of or a default under this Lease. Upon such foreclosure, sale or conveyance, Lessor shall recognize Lessee’s Mortgagee, or any other foreclosure sale purchaser, as Lessee hereunder. In the event Lessee’s Mortgagee becomes Lessee under this Lease or under any new lease obtained pursuant to Section 13.5(j), Lessee’s Mortgagee shall be liable for the obligations of Lessee under this Lease or such new lease only for the period of time that Lessee’s Mortgagee is the Lessee hereunder or thereunder. This Lease or any new lease shall be freely assignable by Lessee’s Mortgagee or any other foreclosure sale purchaser. In the event Lessee’s Mortgagee subsequently assigns or transfers its interest under this Lease after acquiring the same by foreclosure or by an acceptance of a deed in lieu of foreclosure or subsequently assigns or transfers its interest under any such new lease, and in connection with any such assignment or transfer Lessee’s Mortgagee takes back a mortgage or deed of trust encumbering such leasehold interest to secure a portion of the purchase price given to Lessee’s Mortgagee for such assignment or transfer, then such mortgage or deed of trust shall be considered a Leasehold Mortgage as contemplated under this Section 13.5 and Lessee’s Mortgagee shall be entitled to receive the benefit of this Section 13.5 and any other provisions of this Lease intended for the benefit of the holder of a Leasehold Mortgage. During the pendency of any foreclosure or sale proceedings, Lessor will recognize and give effect to any and all subleases covering any portion of the Premises, so long as the sublessees thereunder are not in default under their respective subleases.
          (j) Should this Lease be terminated by reason of any default by Lessee hereunder, Lessor shall, upon written request by Lessee’s Mortgagee to Lessor received within sixty (60) days after such termination, execute and deliver a new lease of the Demised Land to Lessee’s Mortgagee for the remainder of the term of this Lease with the same covenants, conditions and agreements (except for any requirements which have been satisfied by Lessee prior to termination) as are contained herein, and which new lease shall be freely assignable by Lessee’s Mortgagee (or its assignee), in all cases subject to the provisions of paragraph 11 of the PCD and any Governmental Restrictions. Together with the execution and delivery of such new lease of the Premises, Lessor shall, at the request of Lessee’s Mortgagee, deliver to Lessee’s Mortgagee a quitclaim deed respecting Lessee’s Improvements for the term of such new lease. Lessor’s obligation to enter into such new lease of the Premises with Lessee’s Mortgagee shall be conditioned as follows: (A) Lessee’s Mortgagee has remedied and cured all monetary defaults hereunder and has remedied and cured or has commenced and is diligently completing the cure of all nonmonetary defaults of Lessee susceptible to cure by any party other than by the original Lessee, and (B) Lessee’s Mortgagee shall pay or cause to be paid all actual and reasonable costs and expenses of Lessor, including, without limitation, reasonable attorneys’ fees, real property transfer taxes and any escrow fees and recording charges, incurred in connection with the preparation and execution of such new lease and any conveyances related thereto.
ARTICLE 14.
ASSIGNMENT AND SUBLETTING
          14.1 Generally Forbidden. Except as permitted under Section 14.2, or upon the written consent of Lessor, which consent shall not be unreasonably withheld or delayed, this Lease and Lessee’s interests under this Lease shall not be assigned or otherwise transferred or delegated by Lessee, in whole or in part, nor shall Lessee sublet or permit or suffer any third party to occupy or use all or any portion of the Demised Land or the Premises. Any attempt to effect such an assignment or other transfer or delegation or such a subletting or third-party occupancy or use, without Lessor’s prior written consent, or in violation of Section 14.2, shall be null and void. The foregoing prohibition of any assignment shall apply fully to an assignment by operation of law. For purposes hereof, sales, transfers or assignments of (i) a controlling interest in the shares of Lessee if Lessee is a corporation that is not publicly traded, or (ii) general partnership interests sufficient to control management decisions if Lessee is a partnership, or (iii) the majority or controlling underlying beneficial interest if Lessee is any other form of business entity, are forbidden by this Section 14.1.
          14.2 Permitted Transactions. Notwithstanding the provisions of Section 14.1, and subject to approval under paragraph 11 of the PCD and any applicable Governmental Restrictions, Lessee shall have the right and power to assign, in whole or in part, its interests under this Lease (a) to any person or entity that is concurrently acquiring substantially all of the business assets of Lessee, whether structured as an “assets” sale or a sale of voting equity interests in Lessee; or (b) to any business entity that controls, is controlled by, or is under common control with Lessee, with the word “control” meaning beneficial ownership of equity interests with voting power that are sufficient to dictate management and all business decisions of the entity in question; provided that no such assignment shall be effective except after at least thirty (30) days have elapsed from the date Lessor is given by Lessee written notice of the proposed assignment together with a copy of the proposed instrument of assignment; provided further that Lessee shall deliver to Lessor a copy of the fully executed assignment within ten (10) days after it is executed by Lessee and delivered to the assignee.
          14.3 Miscellaneous Provisions. No assignment by Lessee shall release Lessee from Lessee’s obligations under this Lease or alter the primary liability of Lessee to pay Base Rent and Additional Rent and to perform all other obligations to be performed by Lessee hereunder. The acceptance of Base Rent and Additional Rent by Lessor from any other person shall not be deemed to be a waiver of Lessor of any provision of this Article 14. In the event of default by an assignee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against such assignee.
          14.4 Partial Consent Decree. Any assignee, sublessee, or transferee will be bound by the terms of Exhibit G, as well as the restrictions set forth in Paragraph 11 of the PCD.
ARTICLE 15.
MISCELLANEOUS PROVISIONS
          15.1 Headings. The article and section headings used in this Lease are for purposes of convenience only. They shall not be construed to limit or to extend the meaning of any part of this Lease.
          15.2 Exhibits. Each and every Exhibit or rider to this Lease to which reference is made in this Lease is incorporated, by that reference, into this Lease and made a part hereof.
          15.3 Recitals. The Recitals are, by this reference, incorporated into, and made a part of, this Lease.
          15.4 Waiver. Waiver by Lessor of any breach of any provision of Lease shall not be deemed to be a waiver of such provision or of any subsequent breach of the same or of any other provision of this Lease.
          15.5 Notices. All notices, requests or demands given under this Lease shall be in writing and mailed (in the manner set forth below), or delivered by reputable delivery service, or sent by facsimile transmission (with receipt electronically confirmed), in each such instance addressed to the persons and addresses set forth below, and shall be considered given, delivered or made, if mailed, on the date shown on the receipt when sent by United States registered or certified mail, postage prepaid, return receipt requested, or if delivered by reputable delivery service, at the time of delivery as indicated in the courier’s receipt, or if sent by facsimile transmission on the date of electronic confirmation of receipt (provided that a hard copy of such transmission is delivered by mail or delivery service to the addressee within two (2) business days following such transmission):

If to Lessor:

Aerojet-General Corporation
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: President
Telecopy: (916)351-8608

With a copy to:

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: General Counsel
Telecopy: (916) 351-8665

and

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, District of Columbia 20037
Attention: William L. Horton, Esq.
Telecopy: (202) 663-8007

If to Lessee:

c/o American Pacific Corporation
3770 Howard Hughes Parkway
Suite 300
Las Vegas, NV 89109
Attention: Chief Financial Officer
Telecopy: (702) 699-4181

With a copy to:

Morrison & Foerster
425 Market Street
San Francisco, CA 94105
Attention: Zane O. Gresham, Esq.
Telecopy: (415) 268-7145

The parties may change the persons to whom notices are addressed, and/or their addresses, by providing prior written notice thereof to the other party as specified in this Section 15.5, which notice shall be deemed effective ten (10) days following delivery of the change of address. Except as expressly provided herein to the contrary, failure to deliver a courtesy copy of any notice shall not be deemed to be a default hereunder, nor shall such failure have any effect on the validity or content of any such notice, but each party shall use reasonable efforts to deliver a courtesy copy of any notice(s) to such parties.
          15.6 Attorneys’ Fees. In the event that legal proceedings are commenced to enforce or interpret any of the terms or conditions of this Lease, for breach of any such terms or conditions, or otherwise, the prevailing party in any such proceedings shall receive from the losing party such reasonable sum for attorneys’ fees and costs incurred, not limited to taxable costs, as may be fixed by the court, whether incurred at the trial court level or on any appeal, in addition to all other relief to which prevailing party may be entitled.
          15.7 Successors. Without limiting or otherwise affecting any restrictions on assignments of this Lease or rights or duties under this Lease, this Lease and all of its terms and conditions shall run with the land and shall be binding upon and inure to the benefit of the successors and assigns of Lessor and Lessee.
          15.8 Entire Agreement. This Lease, the Purchase Agreement, and the Transition Services Agreement contain the entire agreement of the parties hereto with respect to the letting, hiring, and use of the Premises; provided, however, that in the event that any easements described herein become the subject of more specific agreements, the provision or provisions of such easement agreement(s) are to prevail with respect to the specific subject matter thereof. This Lease may not be amended or modified, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assigns.
          15.9 Severability. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Lease shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties essential objectives as expressed herein.
          15.10 Construction. No provision of this Lease shall be construed against or interpreted to the disadvantage of either Lessor or Lessee by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, written, drafted or dictated such provisions.
          15.11 Governing Law. This Lease and all of the rights and obligations of Lessor and Lessee under this Lease or related to the Demised Land, or any part thereof, shall be governed by the Law of the State of California, not including choice of law rules and principles.
          15.12 Time is of Essence. Time is of the essence of this Lease.

          15.13 No Joint Venture. Nothing in this Lease shall be construed to render or constitute Lessor in any way or for any purpose a partner, joint venturer or associate in any relationship with Lessee other than that as landlord and tenant, nor shall this Lease be construed to authorize either party to act as agent for the other party except as expressly provided to the contrary in this Lease.
          15.14 Counterparts. This Lease may be executed in any number of counterparts, all of which together shall be deemed one and the same instrument, and each of which counterparts shall be deemed an original of this Lease for all purposes notwithstanding that less than all of the signatures may appear on any one counterpart.
          15.15 Recordation. Lessor and Lessee agree to record this Lease in its entirety, including all exhibits attached to this Lease, in the Official Records at or after the Term Commencement Date. Lessor and Lessee further agree that:
          (a) This Lease is not intended to, and does not, encumber, or affect, in any way, property other than (i) the Demised Land (as described in Exhibit “A”), which Demised Land includes the only portion of the area described in Exhibit “C” that is affected by this Lease; (ii) the area within the Current Air Emissions Requirements Boundaries (as described in Exhibit “D”); (iii) the Roadways (subject to the provisions of Sections 2.1, 2.2, and 2.3, including Exhibit “I”); (iv) the land described in Exhibit “K”; and (v) the Improvements (collectively, the “Encumbered Property”).
          (b) If any provisions of this Lease appears to be contrary to, or in conflict with, any of the provisions of Section 15.15(a), then, and notwithstanding any other provision of this Lease, the provisions of Section 15.15(a) shall control over such apparently contrary or conflicting other provisions. All rights and obligations of Lessor and Lessee under this Lease are personal rights and obligations of Lessor and Lessee that do not run with, and are not binding upon successors in interest to, any property that is not part of the Encumbered Property.
          (c) Lessor and Lessee agree, upon request by either of them, from time to time, promptly to provide further assurances, including, but not limited to, certifications, estoppel letters, quitclaim deeds, affidavits, amendments to this Lease, or other proof or comfort, addressed to Lessor or Lessee, as the case may be, or to third parties, including, but not limited to, title insurance companies and prospective buyers, lessees, and lenders having or anticipating interests in any property that is not within the Encumbered Property, that: (i) such property is not part of the Encumbered Property and is not burdened or benefited by this Lease or any provision of this Lease; and (ii) as and when, as provided elsewhere in this Lease, from time to time, the area of the Encumbered Property becomes changed or some portion of the Encumbered Property becomes released from the burdens of this Lease, that such change or release has occurred and such property is no longer Encumbered Property.

          15.16 Dispute Resolution.
          (a) If a dispute arises between the parties arising from or related to this Lease, the dispute resolution processes set forth in this Section 15.16 shall govern the resolution of such dispute.
          (b) The parties shall attempt in good faith to resolve any controversy, claim arising out of or relating to this Lease or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (a “Dispute”) promptly by negotiation between executives who have authority to settle the Dispute (“Senior Party Representatives”).
          (c) Either party may give the other party written notice (a “Controversy Notice”) of any Dispute which has not been resolved in the normal course of business. Within fifteen (15) days after delivery of the Controversy Notice, the receiving party shall submit to the other a written response (the “Response”). The Controversy Notice and the Response shall include (i) a statement setting forth the position of the party giving such notice and a summary of arguments supporting such position, and (ii) the name and title of such party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty (30) days after delivery of the Controversy Notice, the Senior Party Representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.
          (d) If the Senior Party Representatives meet and are unable to reach an agreement on the dispute within thirty (30) days after delivery of the Controversy Notice, the parties agree to attempt in good faith to resolve such dispute using the mediation services of JAMS. The mediation will be conducted by a mutually agreeable mediator from the San Francisco office of JAMS. The costs of the mediator and other JAMS’ costs shall be shared equally by the parties. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them. In no event shall the existence of a dispute or disagreement between Lessor and Lessee, or their consultation under this Section 15.16 to attempt to resolve it, delay the filing or submission of any document, or the performance of any action or activity, beyond the legally required deadline nor prevent either party from pursuing any remedy to which it is entitled under the indemnification portion of this Agreement.
          (e) All negotiations pursuant to this Section 15.16 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.
          (f) If the Dispute has not been resolved within sixty (60) days after delivery of the Controversy Notice, or if the parties fail to meet within thirty (30) days after delivery of the Controversy Notice as hereinabove provided, either party may initiate arbitration of the Dispute as provided in subpart (g) of this Section 15.16.

          (g) If the Dispute is not resolved as provided in Section 15.16(b) – (d), then either party may initiate arbitration proceedings by providing the other party written notice of such initiation of arbitration (“Arbitration Notice”). If the parties are unable to agree upon an arbitrator and a time and place for the arbitration within twenty (20) business days of the Arbitration Notice, the party who sent the Arbitration Notice may arrange for arbitration in San Francisco before an arbitrator appointed by JAMS on a date which is acceptable to both parties; provided however, that such date may not be later than forty-five (45) Business Days after the Arbitration Notice, or as soon thereafter as the schedule of the arbitrator(s) permit. The arbitration shall be conducted in San Francisco, California in accordance with the procedures established by JAMS. Any determination by the arbitrator shall be final and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties hereby waive any right to appeal or challenge such arbitrable award in any court or otherwise. The parties shall each pay one half of the costs and fees of the arbitrator and the cost of the arbitration.
          15.17 Proceedings. Nothing in Section 15.16 shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the even that litigation is commenced under this Section 15.17, the parties agree to continue to attempt to resolve any Dispute according to the terms of Section 15.16 during the course of such litigation proceedings under this Section 15.17.
          15.18 Confidentiality. If Lessor and Lessee shall obtain, or seek to obtain, from the other, as a result of their respective rights and obligations under this Lease, any material or information obtained from the other which is specifically and reasonably determined by the other party as confidential information, the parties shall promptly enter into a confidentiality agreement reasonably acceptable to each party to govern the use and disclosure of such information.

          IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease on the dates set forth opposite their signatures below.

“Lessor”

AEROJET-GENERAL CORPORATION

Dated:	November 30, 2005	By:	/s/ Mark Whitney

		Its:	Vice President

“Lessee”

AMPAC FINE CHEMICALS LLC

Dated:	November 30, 2005	By:	Seth L. Van Voorhees

		Its:	VP, Chief Financial Officer

EXHIBIT “A”
All that real property in the unincorporated area of the County of Sacramento, State of California, being more particularly described as follows::
Commencing at an angle point on the northerly line of a Record of Survey recorded in Book 52 of Surveys at Page 16, Sacramento County Official Records, said angle point being at the easterly terminus of that certain course shown on Sheet 6 of 15 of said Record of Survey as “N 63°53’24” E, 369.03feet” also being the northwesterly corner of “USA Parcel 1” as shown on that particular map recorded in Book 87 of Parcel Maps at Page 8, Sacramento County Official Records;
Thence, South 07°10’19” West, a distance of 4665.79 feet to the Point of Beginning of the Lot to be described;
Thence, from the Point of Beginning, South 41°53’19” East, a distance of 795.67 feet to a point from which “Point Number 15, Primary GPS Control Point” per Record of Survey recorded in Book 68 of Surveys at Page 35, Sacramento County Official Records, bears South 02°16’06” East, a distance of 162.93 feet;
Thence, South 02°33’10” West, a distance of 425.45 feet to the arc of a non-tangent curve having a radial bearing of South 86°10’52” East;
Thence, on the arc of said non-tangent curve to the left a distance of 313.42 feet, said curve has a central angle of 40°46’10” and a radius of 440.47 feet;
Thence, South 25°01’26” East, a distance of 140.59 feet;
Thence, on the arc of a curve to the right a distance of 293.47 feet, said curve has a central angle of 24°26’24” and a radius of 688.00 feet;
Thence, South 00°35’02” East, a distance of 275.81 feet;
Thence, South 01°28’21” East, a distance of 316.10 feet;
Thence, South 01°59’59” East, a distance of 382.93 feet;
Thence, South 01°33’46” East, a distance of 249.19 feet;
Thence, South 01°46’05” East, a distance of 231.66 feet;
Thence, South 02°19’10” East, a distance of 346.06 feet;
Thence, South 87°48’52” West, a distance of 327.21 feet;
Thence, South 02°13’54” West, a distance of 718.75 feet;

A-1

Thence, South 87°55’07” West, a distance of 2327.47 feet to a point from which “Point Number. 228, Secondary GPS Control Point” per said Record of Survey recorded in Book 68 of Surveys at Page 35, bears South 29°30’52” West, a distance of 1966.33 feet;
Thence, North 02°01’53” West, a distance of 3231.89 feet to a point from which “Point Number 13, Primary GPS Control Point” per said Record of Survey recorded in Book 68 of Surveys at Page 35, bears South 72°42’45” West, a distance of 2783.20 feet;
Thence, on the arc of a curve to the right a distance of 646.21 feet, said curve has a central angle of 55°15’41” and a radius of 670.00 feet;
Thence, North 53°13’48” East, a distance of 1062.51 feet to the arc of a non-tangent curve having a radial bearing of South 36°52’53” East;
Thence, on the arc of said non-tangent curve to the right a distance of 992.21 feet to the Point of Beginning, said curve has a central angle of 84°51’01” and a radius of 670.00 feet.

A-2

EXHIBIT “B”
LIST OF AFC BUILDINGS

5001	Pilot Plant
5002	Plant-1 Production Facility
5003	Plant-1 Consumable Warehouse
5007	Labware Storage
5009	5017 Tool/Part Storage
5010	Cold Storage-3 boxes
5016	Chemical storage for 5017
5017	Pilot Plant
5019	Receiving Warehouse
5025	Admin./QC labs
5026	Boiler House
5034	Kilo Lab
5038	Utility-Boiler/Electrical Shop
5039	5001 Control Room
5041	OBPA Facility
5042	Facilities Admin
5043	Maintenance Warehouse
5044	Instrumentation
5046	Pilot Plant
5048	Grainger Supply (Adjacent to 5095)
5050	Lab Chemical Storage
5051	Propane Storage
5052	Propane Pump
5054	Pilot Plant
5059	5001 Utility
5061	Boiler House
5063	Production Facility
5064	Intermediate Storage
5065	Utility/Chiller Building
5067	Utility/Boiler House
5075	Waste Pad/ Raw Staging
5086	Plant 1-3 bays with hot & cold box
5091	Gas Cylinder Storage
5093	Tool/Parts Storage for 5054
5095	Glass wash & Abandoned Lab (Adjacent to 5048)
5100	Solvent Storage for 5046, Appurtenant to 5046
5101	Corrosive Storage for 5046, Appurtenant to 5046
5108	Restroom for 5054
5109	Empty Drum Storage
5111	Pilot SMB
5114	Fire Protection Pump House
5118	R&D Parts Storage

B-1

5119	Empty Drum Storage
5122	R&D Lab
5126	Chiller For 5001
5127	Production Foreman Office
5128	Chiller/Utility For 5025
5129	Maintenance Workshop
5131	Solids Handling Facility
5132	SMB
5133	GPCF
5134	Electrical Distribution
5135	Envirogen Facility

B-2

EXHIBIT “C”
USE OF ENERGETIC MATERIALS – QUANTITY/DISTANCE RESTRICTIONS
Permanent Quantity/Distance Restrictions
At all times during the Term, the Renewal Term, and following the purchase of the Premises in accordance with Lessee’s purchase option, Lessee and its successors and assigns shall conduct their respective operations so as not to conflict with the following Quantity/Distance Restrictions for Off-Site Aerojet Buildings:
Off-Site Aerojet Buildings:

Bldg	Description	Distance (feet)
01-015	Motor Igniter Manufacturing	658
01-020	Pilot Development Laboratory	658
Three-Year Quantity/Distance Restrictions
For a period of three (3) years from the Term Commencement Date, Lessee and its successors and assigns shall conduct their respective operations so as not to conflict with the following Quantity/Distance Restrictions for Off-Site Aerojet Buildings and for Aerojet Buildings. On or before the expiration of such three-year period, Lessor shall modify its energetic operations in the Off-Site Aerojet Buildings listed below so those operations impose no Quantity/Distance restriction on the operations of Lessee inside the boundaries of the Demised Land:
Off-Site Aerojet Buildings:

Bldg	Description	Distance (feet)
05-006	30-gal. Propellant Mix	1145
05-030	Propellant Machining	200
On or before the expiration of such three-year period, Lessor shall cease the energetic operations in the Aerojet Buildings listed below:
Aerojet Buildings:

Bldg	Description	Distance (feet)
05-027	Aging & Surveillance Ovens	97
05-028	Aging & Surveillance Ovens	180
05-029	Mechanical Assembly	75

C-1

Two-Year Quantity/Distance Restrictions
For a period of two (2) years from the Term Commencement Date, Lessee and its successors and assigns shall conduct their respective operations so as not to conflict with the following Quantity/Distance Restrictions for Aerojet Buildings and for the Aerojet Temporary Use Building. On or before the expiration of such two-year period, Lessor shall cease the energetic operations in the Aerojet Buildings and in the Aerojet Temporary Use Building listed below:
Aerojet Buildings:

Bldg	Description	Distance (feet)
05-031	Propellant Storage	274
05-032	Mechanical Properties Lab	92
05-077	Engineering Lab	200
Aerojet Temporary Use Building:

Bldg	Description	Distance (feet)
05-122	R&D Labs	75
One-Year Quantity/Distance Restrictions
For a period of one (1) year from the Term Commencement Date, Lessee and its successors and assigns shall conduct their respective operations so as not to conflict with the following Quantity/Distance Restrictions for Off-Site Aerojet Buildings and for Aerojet Buildings. On or before the expiration of such one-year period, Lessor shall modify its energetic operations in the Off-Site Aerojet Buildings listed below so those operations impose no Quantity/Distance Restriction on the operations of Lessee inside the boundaries of the Demised Land.
Off-Site Aerojet Buildings:

Bldg	Description	Distance (feet)
05-081	Oxidizer Storage	388
05-084	Propellant Cure and Age	817
03-010	Temporary Propellant Storage	1,250
On or before the expiration of such one-year period, Lessor shall cease the energetic operations in the Aerojet Buildings listed below:
Aerojet Buildings:

Bldg	Description	Distance (feet)
05-082	Remote Motor Strip	388
05-102	Propellant Wire Cut	75
05-106	Energetic Storage	145

C-2

EXHIBIT “D”
CURRENT AIR EMISSIONS REQUIREMENTS BOUNDARIES
All that real property in the unincorporated area of the County of Sacramento, State of California, being more particularly described as follows:
Beginning at the northerly terminus of that certain course that reads “South 41°53’19” East, a distance of 795.67 feet”, per that particular document recorded in Book 20050906 at Page 1877 in the Official Records of Sacramento County, said point also being the beginning of a non-tangent curve having a radial bearing of South 47°58’08” West, thence, from the Point of Beginning on the arc of said non-tangent curve to the left a distance of 992.21 feet along the northerly line of said document, said curve has a central angle of 84°51’01” and a radius of 670.00 feet;
Thence, South 53°13’48” West, a distance of 1062.51 feet along the northwesterly line of said document;
Thence, on the arc of a curve to the left a distance of 646.21 feet, said curve has a central angle of 55°15’41” and a radius of 670.00 feet along said northwesterly line;
Thence, South 02°01’53” East, a distance of 760.18 feet along the westerly line of said document to the arc of a non-tangent curve having a radial bearing North 40°00’59” East;
Thence, on the arc of said non-tangent curve to the right a distance of 846.09 feet, said curve has a central angle of 48°28’39” and a radius of 1000.00 feet;
Thence, North 01°30’22” West, a distance of 36.96 feet;
Thence, on the arc of a curve to the right a distance of 1493.19 feet to the arc of a non-tangent curve having a radial bearing of South 64°15’38’’ East, said first curve has a central angle of 85° 33’ 12” and a radius of 1000.00 feet;
Thence, on the arc of said non-tangent curve to the right a distance of 309.01 feet, said curve has a central angle of 17°42’18” and a radius of 1000.00 feet;
Thence, North 43°26’39” East, a distance of 84.68 feet,
Thence, on the arc of a curve to the right a distance of 1419.47 feet to the arc of a non-tangent curve having a radial bearing of South 13°08’36” West, said first curve has a central angle of 81°19’46” and a radius of 1000.00 feet;
Thence, on the arc of said non-tangent curve to the right a distance of 1011.17 feet to the arc of a non-tangent curve having a radial bearing of South 53°39’37” West, said first curve has a central angle of 57°56’09” and a radius of 1000.00 feet;
Thence, on the arc of said non-tangent curve to the right a distance of 595.19 feet, said curve has a central angle of 34°06’07” and a radius of 1000.00 feet;

Thence, South 02°14’16” East, a distance of 182.91 feet;
Thence, on the arc of a curve to the right a distance of 643.61 feet to the arc of a non-tangent curve having a radial bearing of North 85°29’40” West, said first curve has a central angle of 36°52’35” and a radius of 1000.00 feet;
Thence, on the arc of said non-tangent curve to the right a distance of 155.49 feet to the arc of a non-tangent curve having a radial bearing of South 68°38’08” West, said first curve has a central angle of 08°54’32” and a radius of 1000.00 feet;
Thence, on the arc of said non-tangent curve to the right a distance of 340.78 feet, said curve has a central angle of 19°31’31” and a radius of 1000.00 feet;
Thence. South 01°50’21” East, a distance of 40.10 feet;
Thence, on the arc of a curve to the right a distance of 165.30 feet to the arc of a non-tangent curve having a radial bearing of South 46°48’09” West, said first curve has a central angle of 09°28’15” and a radius of 1000.00 feet;
Thence, on the arc of said non-tangent curve to the right a distance of 708.59 feet, said curve has a central angle of 40°35’58” and a radius of 1000.00 feet;
Thence. South 02°35’53” East, a distance of 55.09 feet;
Thence, on the arc of a curve to the right a distance of 1308.94 feet to the easterly line of said document, said curve has a central angle of 74°59’48” and a radius of 1000.00 feet;
Thence, North 02°13’54” East, a distance of 463.53 feet along said easterly line;
Thence, North 87°48’52” East, a distance of 327.21 feet along said easterly line;
Thence, North 02°19’10” West, a distance of 346.06 feet along said easterly line;
Thence, North 01°46’05” West, a distance of 231.66 feet along said easterly line;
Thence, North 01°33’46” West, a distance of 249.19 feet along said easterly line;
Thence, North 01°59’59” West, a distance of 382.93 feet along said easterly line;
Thence; North 01°28’21” West, a distance of 316.10 feet along said easterly line;
Thence, North 00°35’02” West, a distance of 275.81 feet along said easterly line;
Thence, on the are of a curve to the left a distance of 293.47 feet along said easterly line, said curve has a central angle of 24°26’24” change and a radius of 688.00 feet;
Thence, North 25°01’26” West, a distance of 140.59 feet along said easterly line to the are of a non-tangent curve having a radial bearing of North 53°02’59” East;

Thence, on the are of said non-tangent curve to the right a distance of 313.42 feet along said easterly line, said curve has a central angle of 40°46’10” and a radius of 440.47 feet;
Thence, North 02°33’10” East, a distance of 425.45 feet along said easterly line;
Thence, North 41°53’19” West, a distance of 795.67 feet along the northeasterly line of said document to the Point of Beginning.
Containing 60.435 Acres, more or less.
See Exhibit “D-l”, plat to accompany legal description attached hereto and made a part hereof.
End of Description.
This description was prepared by me or under my direct supervision pursuant to the Professional Land Surveyors Act.

Dated: 11/16/05	/s/Robert M. Plank
Robert M. Plank, L.S. 5760

[Graphics]

EXHIBIT “E”
AREAS OF QUANTITY/DISTANCE RESTRICTIONS
[graphics]

E-1

EXHIBIT “F”
COPY OF PARAGRAPH 11 OF
THE PARTIAL CONSENT DECREE
11. RESTRICTIONS ON USE AND TRANSFER OF LAND
     (A) Within fifteen (15) days after the effective date of this Decree, Aerojet shall present to the Court for execution an “order re: Partial Consent Decree.” The Order shall be recorded with the office of the Sacramento County Recorder (“Recorder”) within fifteen (15) days after issuance. The Order re: Partial Consent Decree shall state:
   “There is a Partial Consent Decree (“Decree”) which affects:
(1) the land described in Exhibit I-1 to the Decree (“Exhibit I-1 land”); (2) the land identified in Exhibit I-5 of the Decree; (3) portions of Exhibit I-1 and Exhibit I-5 land described in Exhibits I-6 and I-7. Exhibits I-1, I-5, I-6 and I-7 to the Decree are attached and incorporated as part of this Order.
   The Decree was entered on __________, 19___, in the consolidated actions United states, et al. v. Aerojet-General Corporation, et al., No. CIVS 86-0063-EJG, and People of the State of California ex rel John K. Van De Kamp on behalf of Department of Health Services and Regional Water Quality Control Board, Central Valley Region v. Aerojet General Corporation et al., No. CIVS 86-0064-EJG, in the United States District Court for the Eastern District of California, and a copy of the Decree can be found in the files of that court. The Decree contains a restriction on use and transfer of the property in Paragraph 11 as follows:
The Order re: Partial Consent Decree shall then quote the entirety of Subparagraphs 11(B) through 11(N).

     (B) Aerojet will not make any of the following uses on any land described in Exhibit 1-6 (“Exhibit I-6 land”) without first giving notice to and obtaining approval of DHS or, alternatively, a determination by the Court favorable to Aerojet pursuant to Subparagraph 11(D).
          (1) Build or use any structure as a residence, hospital for humans, school for persons under 21 years of age, a day care center for children, or any permanently occupied human habitation other than those used for industrial purposes.
          (2) Any new use of the land other than the use, modification, or expansion of an existing industrial or manufacturing facility or complex.
     (C) Aerojet shall not construct any building or structure on any land described in Exhibit I-7 (“Exhibit I-7 land’) if the construction requires excavation, grading or removal of more than 10 cubic yards of soil, without first giving notice to and obtaining prior approval of DHS or, alternatively, a determination of the Court favorable to Aerojet pursuant to Subparagraph 11(D). The restrictions in this Subparagraph shall not apply to: (1) maintenance activities, (2) activities taken within an existing building or structure to the extent that such activities are necessary to change such building or structure to meet Aerojet’s operational needs, or (3) activities undertaken pursuant to provisions of this Decree.
     (D) The notice required by Subparagraphs 11(B) and 11(C) shall be either by personal service received or by registered mail postmarked, not less than 45 days prior to the beginning of the proposed use or construction. Aerojet may proceed with the proposed use or construction and shall be deemed to have obtained the approval of DRS unless, within 30 days following receipt of such notice, the California Attorney General files an objection in the Court to the use or construction on the ground that it may cause a significant hazard to present or future public health by reason of discharges of hazardous substances occurring before the effective date of this

Decree, or that it will interfere with the performance of Aerojet’s obligations pursuant to this Decree. Filing of the objection shall constitute a dispute to be resolved pursuant to Paragraph 20 (Dispute Resolution) and the burden of proof shall be on Plaintiffs.
     (E) Aerojet will not grant any possessory interest in the land described in Exhibits I-1 or I-5 (“Exhibit I-1 or I-5 land”) without first giving notice to the California Attorney General and the United States, accompanied by a statement of the name of the grantee, the intended uses of the land contemplated by the grantee, and Aerojet’s obligations if any, to be performed by the grantee. The notice shall be either by personal service received, or by registered mail postmarked, not less than sixty (60) days prior to the date of the proposed grant. Aerojet may proceed with the proposed grant unless within thirty (30) days following the receipt of such notice, the United States or the California Attorney General files an objection in the Court to the grant on the ground that it would interfere with the performance of Aerojet’s obligations pursuant to this Decree. Filing of an objection shall constitute a dispute to be resolved pursuant to Paragraph 20 (Dispute Resolution) and the burden of proof shall be on Plaintiffs.
     (F) In the event of a grant subject to the restrictions of this Paragraph, all of Aerojet’s obligations pursuant to this Decree shall continue to be met by Aerojet, or, subject to Plaintiffs’ approval, by one or more grantees. Plaintiffs shall either approve or disapprove the assumption of the obligation by a grantee within sixty (60) days of receipt of written notice seeking such assumption. Any dispute regarding the assumption of any obligation shall be resolved pursuant to Paragraph 20 (Dispute Resolution). The issue before the Court shall be whether the assumption by the grantee would or would not have a material adverse effect on the fulfillment of the requirements of the Decree proposed for assumption, including the adequacy of financial assurance. A copy of Plaintiffs’ approval of the assumption or an order from the Court that

Plaintiffs approved the assumption will, when recorded, conclusively establish that the obligation was assumed.
     (G) A grant of possessory interest in Exhibit I-1 or I-5 land shall contain a notice stating that such land is a subject of this Decree and setting forth the caption of the case, case number, and court having jurisdiction herein. No grant of Exhibit I—1 or I-5 land may be made by Aerojet or its successors unless it contains a covenant that the grantee and any successor shall comply with the restrictions of this Paragraph, that the grantee will not interfere with the performance of obligations or exercise of rights pursuant to this Decree, and that the grantee will subject itself to the jurisdiction of this Court in this action to enforce the restrictions of this Paragraph. The covenant shall be in full force and effect until such time as Aerojet or a successor records with the Recorder a waiver or waivers by Plaintiffs of the restrictions in a form acceptable for recording, or an order of the Court eliminating the restrictions.
     (H) DHS may propose the addition of a portion of Exhibit I-1 or I-5 land to Exhibit I-5 or Exhibit I-7 until the Phase II RI/FS report has been approved pursuant to Subparagraph 5(L). If Plaintiffs and Aerojet cannot agree on any proposed addition, the dispute shall be resolved pursuant to Paragraph 20 (Dispute Resolution) and the Plaintiffs shall have the burden of proving the need of the addition. The State shall record with the Recorder a court order incorporating additions to Exhibit I-6 or Exhibit I-7 land pursuant to this Subparagraph (H) within 60 (sixty) days of issuance. Any such addition shall not be effective as to any subsequent grantee unless the order has been timely recorded with the Recorder.
     (I) The Phase II RI/FS Report will address the appropriateness of deed restrictions.
     (J) This Paragraph imposes no restrictions on grants of possessory interest in land by Aerojet made under leases, agreements or other conveyances existing as of the effective date of this Decree, to the extent that the imposition of such restrictions would violate or change the provisions of any such conveyance.
     (K) At any time, Aerojet or any grantee or successor may petition the Court for removal of the restrictions stated in any or all subparagraphs of this Paragraph as to any or all lands, and any such restriction shall be ordered removed unless the Court finds that, as to Exhibit I-6 or Exhibit I-7 land, there is a need to retain such restriction to prevent a significant hazard to present or future public health by reason of discharges of hazardous substances occurring before the effective date of this Decree, or that as to Exhibit I-1 or I-5 land, there is need to retain it to prevent interference with the performance of Aerojet’s obligations pursuant to this Decree.
     (L) Recording by Aerojet or a successor with the Recorder of an approval, order or notice specified below in this Subparagraph (L) shall conclusively establish that Aerojet and any subsequent grantee is free of any restrictions under the Order released by said approval, order or notice:
          (1) Approval by DHS or Plaintiffs, as appropriate, of a grant, use, or construction;
          (2) An order of the Court permitting such grant, use, or construction;
          (3) A notice that Plaintiffs do not object to the grant, use or construction (notice of non-objection), with proof of service of such notice on Plaintiffs, to which notice of non-objection Plaintiffs do not, within 45 days of service, record in the office of the County Recorder a notice that an objection had been timely made;
          (4) A notice that the obligations have terminated pursuant to Paragraph 26 of the Decree to which notice Plaintiffs do not, within twenty (20) days of service, record a notice that such obligations have not so terminated; or

          (5) A Court Order that the obligations have terminated pursuant to Paragraph 26 of the Decree.
     (M) As used in this Paragraph, “grantee” includes “lessee” and “grant” includes “lease.”
     (N) wherever it is provided in this Paragraph that notice shall be given to DHS, it shall be sent to the person(s) on the most recent “Designation of person(s) to be notified regarding restrictions on Aerojet use and transfer of land’ as provided to Aerojet by DHS.

EXHIBIT “G”
ENVIRONMENTAL REMEDIATION
ARTICLE 1.
ADDITIONAL DEFINITIONS
1.1	“Environmental Law” shall mean any Law (including common law) that pertains to (i) the condition or protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, (ii) the protection of human health and safety, or (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, Release, disposal, transportation or shipment of any Hazardous Substances. As used herein, Environmental Law shall include the Partial Consent Decree;

1.2	“Environmental Statutes” is defined in Section 5.1 of this Exhibit “G”;
1.3	“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality, commission, board, bureau, official or other regulatory, administrative or judicial authority thereof, or any court or arbitrator (public or private).
1.4	“Lessor’s Remediation Obligation” means all Remedial Activities which are necessary or required in order to comply with and fulfill Environmental Law, including without limitation the Partial Consent Decree, and any permits, approvals, plans, or settlement agreements, and that are applicable to environmental conditions on, under or about the Premises, in all cases only to the extent such activities relate to Pre-Term Environmental Liabilities.
1.5	“Remedial Activities” is defined as any activities undertaken or required to be undertaken by or on behalf of Lessor in performance of Lessor’s Remediation Obligation including, without limitation: reporting, investigation, feasibility study, remediation, treatment, removal, transport, disposal, characterization, sampling, health assessment, risk assessment, encapsulation, monitoring, study, report, assessment or analysis of environmental conditions.
1.6	“Remedial Activity Plans” is defined as any plan or other document, including the Partial Consent Decree, prepared by or on behalf of Lessor which describes the specifications for construction, operation, maintenance, performance, termination or completion of any Remedial Activities that are part of Lessor’s Remediation Obligation, including any changes, modifications or amendments thereto.
All capitalized terms used in this Exhibit “G” which are defined in the Lease shall have all the same meanings herein as set forth therein unless specifically defined in this Exhibit.

ARTICLE 2.
REMEDIATION
          2.1 Responsibility for Remediation. At its own cost and expense, Lessor shall perform, or cause to be performed, any and all Remedial Activities that are necessary to fulfill Lessor’s Remediation Obligation. To the extent legally permitted, Lessor shall also take all responsibility as generator for any Hazardous Substances generated by performance of the Remedial Activities. To the extent required by Environmental Law, Lessor will also obtain any permits, authorizations or approvals necessary to conduct the Remedial Activities, except such permits, if any, as must under applicable Law be obtained by Lessee, or otherwise by an owner or tenant of the Premises.
          2.2 Standard of Performance. Lessor’s Remediation Obligation shall be (A) performed in accordance with: (i) any applicable Remedial Activity Plans, as approved by the PCD Agency; and (ii) all applicable Environmental Law and Government Restrictions, and (B) performed in such a manner as to minimize, to the extent commercially reasonably feasible and consistent with Environmental Law and Government Restrictions, the impact on the use of the Premises and the ongoing operations of Lessee. Notwithstanding the foregoing, Lessor’s obligation to indemnify Lessee for any losses under the Lease with respect to any Pre-Term Environmental Liability shall be limited (x) to the extent Lessee or its affiliates or any of their respective successors, sublessees or assignees contributed to or exacerbated the condition or circumstance forming the basis of such losses which are not caused by Lessee or its affiliates or any of their respective successors, sublessees or and (y) to the most cost-effective, remedial alternative that is protective of human health and the environment and is consistent with and meets the requirements of any applicable Environmental Law and any Governmental Authority based upon the use of the Premises as industrial property.
          2.3 Performance and Planning of Remedial Activities.
               (a) Information to be Provided by Lessor to Lessee. Lessor shall provide to Lessee in a timely fashion (to the extent practicable), a copy of: (i) any documents submitted to any PCD Agency regarding any Remedial Activities relating to the Premises to be performed by or on behalf of Lessor, and (ii) analytical results of any environmental sampling conducted on the Premises by or on behalf of Lessor.
               (b) Lessee Opportunity to Comment. Lessor shall provide Lessee with a reasonable opportunity to timely review and comment upon, prior to their submission to the PCD Agencies, any report, plan, proposal or other document that: (i) proposes the performance of any Remedial Activities that could disrupt or interfere with the then current day to day operations of Lessee or any permitted sublessee; (ii) involves the construction on the Demised Land of any aboveground remedial fixtures (other than repair and maintenance of any such fixtures or equipment as are present at the Premises as of the Term Commencement Date); (iii) proposes any remedy or closure on the Demised Land that allows Hazardous Substances to remain on the Demised Land after remediation has been completed; or (iv) involves the setting of health and safety standards with respect to exposure to Hazardous Substances at the Premises.
               (c) Lessee Participation. To the extent permitted by the PCD Agency or other Governmental Authority, Lessee, or its designated representative, shall have the right, but not the obligation, to be present and at any meeting with, or hearing before, any PCD Agency or other Governmental Authority regarding any proposed modification to the Partial Consent Decree, proposed Remedial Activities, or proposed Remedial Activity Plans described above. Lessor and Lessee further agree to use their respective commercially reasonable efforts to confer in good faith in advance (if practicable) of any such meeting or hearing with respect to any matters to be addressed at such meeting or hearing and for the purpose of resolving such matter to their mutual satisfaction and presenting a unified position to the Governmental Authority or PCD Agency, to the extent consistent with the respective positions of the parties. If the parties cannot reach agreement regarding a unified position after such consultation or Lessee reasonably determines that any proposed Remedial Activities or Remedial Activity Plans will have an adverse impact on the use of, or operations at, the Demised Land, then Lessee shall have the right to make objections to such proposals to the relevant Governmental Authority or PCD Agency, subject to the standards of performance and use of the Demised Land as industrial in accordance with Section 2.1 of this Exhibit “G”.
               (d) Consultation With Lessee. Lessor agrees to consult with Lessee regarding any proposed Remedial Activities or proposed Remedial Activity Plans affecting the Demised Land. Lessor and Lessee agree to use their respective commercially reasonable efforts to reach agreement on such Remedial Activities or Remedial Activity Plans. The parties also agree that in the event they cannot reach agreement, Lessor may submit to the PCD Agency or Governmental Authority its proposed Remedial Activity Plans, as required to meet any deadline, and Lessor may also proceed with implementation of any aspects of such Remedial Activities or Remedial Activity Plans. If the parties cannot reach agreement after such consultation and Lessee reasonably determines that any proposed Remedial Activities or Remedial Activity Plans will have an adverse impact on the use of, or operations at, the Demised Land, then Lessee shall have the right to make objections to such proposals to the relevant Governmental Authority or PCD Agency, subject to the standards of performance and use of the Demised Land as industrial in accordance with Section 2.1 of this Exhibit “G”.
               (e) Performance of the Remedial Activities. Following approval of any Remedial Activity Plans by the applicable PCD Agency or Governmental Authority, Lessor may proceed with the implementation of the Remedial Activities in accordance with the Remedial Activity Plans and the Lease in such a manner as to minimize, to the extent commercially reasonably feasible the impact on the use of the Premises and the ongoing operations of Lessee subject to the standards of performance and use of the Demised Land as industrial in accordance with Section 2.1 of this Exhibit “G”.
               (f) Lessee’s Assistance. Lessee shall use its commercially reasonable efforts to assist Lessor in the development, approval, and implementation of Remedial Activity Plans in accordance with applicable Law, including applicable Environmental Law and the Partial Consent Decree. Notwithstanding anything contained in the Lease or this Exhibit “G” to the contrary, (i) Lessee shall provide full cooperation, assistance, and access to the Premises to the PCD Agencies as to their oversight of or their implementation of Remedial Action (including the cooperation and access necessary for the installation, integrity, operation, and maintenance of any complete or partial response action or natural resource restoration at the Premises); and (ii) Lessee shall not impede the effectiveness or integrity of any institutional control employed in connection with a Remedial Action.
          2.4 Safety; No Further Investigation.
               (a) Lessor shall be responsible for actions of its employees, consultants, contractors, and subcontractors engaged in the performance of Remedial Activities. Except in case of emergency and to the extent that prior notice of such policies is given to Lessor, Lessor also will require its employees, consultants, contractors, and subcontractors engaged in performance of Remedial Activities on behalf of Lessor to observe any health, safety and environmental and site security policies established by Lessee, or by any other authorized tenant, for third-party contractors and other non- employees who perform work or services at the Premises. Lessee shall have the right to require that a contractor, subcontractor or other representative of Lessor discontinue any Remedial Activities to the extent such activities pose an imminent risk to property, health, safety or the environment. In such instance, Lessee shall immediately notify Lessor by telephone that it has taken such action.
               (b) With respect to the Premises on and after the Term Commencement Date, Lessee, on behalf of itself and its affiliates and its successors and assigns, agrees not to, and agrees not to enter into any agreement that would permit its successors or assigns or the successors or assigns of its affiliates to, take any voluntary action, including any sampling of the soil or groundwater, or to initiate or encourage any action by any third party, including any Governmental Authority or third party, which could reasonably be expected to lead to a claim or demand by such Governmental Authority or third party under any Environmental Law; provided that if any Law, including any Environmental Law, with respect to the Premises, or the defense of any third party claim against Lessee, requires Lessee or any of its affiliates, successors or assigns to investigate, take action, initiate or encourage any such action, Lessee will promptly notify Lessor of such requirement and the content and timing of any action that Lessee (or its affiliates, successors or assigns) proposes to take, and the parties hereto shall consult with each other regarding the satisfaction of such requirement. Notwithstanding anything to the contrary contained herein, neither Lessor nor any of its affiliates shall have any liability for any Pre-Term Environmental Liabilities to the extent arising out of or in connection with any action (whether the taking of soil or groundwater samples or otherwise) prohibited by this Section 2.4(b), whether by Lessee or any other person, including any subsequent owner or operator of any part of the Acquired Business.
          2.5 Compliance with Governmental Restrictions. In addition to all other covenants and conditions set forth in the Lease with respect to Governmental Restrictions, Lessor and Lessee (which includes their respective successors as set forth in Section 15.7 of the Lease) agree as follows:
               (a) Lessee will not construct any new building or other Improvement on the Demised Land if such construction would involve excavation, grading, or removal of more than ten (10) cubic yards of soil without first providing 60 days’ advance written notice to Lessor so that approval by the PCD Agencies can be requested, as required by any Governmental Restrictions, and no such excavation, grading, or removal shall occur without the prior issuance of written approval from the PCD Agencies or such agencies to the extent required by Governmental Restrictions. Lessee shall promptly reimburse Lessor for all reasonable costs and expenses incurred by any of them in connection with Lessee’s seeking such approval, including, but not limited to, attorneys’ fees and expert and consultant fees;
               (b) Pursuant to paragraph 11(F) of the Partial Consent Decree, as well as pursuant to other Governmental Restrictions, and subject to Lessee’s rights provided for in the Lease, Lessor shall continue, at all times during the Term, to perform, and hereby reserves all interests, access rights, and powers as may be necessary to perform, Lessor’s obligations under the Partial Consent Decree, as well as under other Governmental Restrictions, with respect to the Aerojet Site and every part thereof, including, but not limited to, the Demised Land;
               (c) The Lease is, and all of Lessee’s rights and powers under the Lease are, subject and subordinate to the Partial Consent Decree and the Governmental Restrictions;
               (d) Lessee will comply with the restrictions contained in paragraph 11 of the Partial Consent Decree (see Exhibit “F” attached hereto) and with all additional or different conditions contained in other Governmental Restrictions, provided that Lessor shall have provided to Lessee copies of any and such conditions imposed after the Term Commencement Date upon reasonable notice to Lessee to enable Lessee compliance as set forth herein;
               (e) Lessee will not interfere with the performance of obligations or the exercise of rights by Lessor regarding the Demised Land and/or the Aerojet Site done under, or pursuant to, or as required by, the Partial Consent Decree or any other Governmental Restrictions, including, but not limited to, performance of the Remedial Activities, and Lessor shall, in connection with such performance of obligations or exercise of rights, use commercially reasonable efforts not to materially interfere with Lessee’s uses of the Premises;
               (f) Lessee will subject itself to the jurisdiction of United States District Court, Eastern District, California overseeing the Partial Consent Decree in order to enforce the restrictions of paragraph 11 of the Partial Consent Decree;
               (g) Lessee agrees to give to Lessor, within twenty-four (24) hours (or as soon as reasonably possible thereafter), verbal and written notice of any spill or Release of any Hazardous Substance onto the Premises or the Aerojet Site or any part of either;
               (h) Lessee will not communicate with the PCD Agencies or any of them as to contamination conditions that are the subject of the PCD, except as coordinated with, and approved by, Lessor, and Lessee shall first provide notifications required by the Lease to Lessor only and work under Lessor’s leadership in any approach to, and all communications with, the PCD Agencies; and

               (i) If and whenever any of the Governmental Restrictions shall require Lessor to make any change or addition to the provisions of the Lease to accommodate or comply with any Governmental Restrictions, Lessor and Lessee shall promptly execute and deliver an appropriate amendment to the Lease in compliance therewith; provided that such amendment does not materially and adversely alter or supersede any of Lessee’s rights hereunder.
          2.6 Construction Activities and Repair Activities.
               (a) In addition to the provisions of Section 8 of the Lease, the provisions of this Section 2.6 of Exhibit “G” shall apply to any construction or repair activity by Lessee or by any authorized tenant that involves disturbance or invasion of any Hazardous Substance that is part of Lessor’s Remediation Obligation.
               (b) Subject to the restrictions set forth in Section 2.4 of this Exhibit “G”, if testing conducted in the proposed construction or repair area before initiation of the construction or the repair activity demonstrates that the proposed construction or repair area contains a Hazardous Substance in the soil or subsurface that is part of Lessor’s Remediation Obligation and, further, if Lessee provides notice to Lessor of such Hazardous Substance and of said proposed construction or repair activity in the manner provided in the Notice provision of the Lease, then Lessor and Lessee shall consult with respect to their to and will use reasonable commercial efforts to identify a different site within the Demised Premises suitable for such construction or repair which would be consistent with Law, Government Restrictions and the terms of the Lease. If no such alternative site is practicable, consistent with any requirements under any Governmental Restriction, Lessor shall (i) promptly and diligently conduct Lessor’s Remediation Obligation of such Hazardous Substance identified by the testing to the extent required by the standard of performance set out above and as required by the PCD and Governmental Restrictions. In the event Lessee anticipates incurring construction costs, Lessee shall provide Lessor reasonable advance notice before the costs are incurred.
               (c) In the event, as a result of any construction or repair activity, any of the then existing above ground or underground remediation systems (including, without limitation, pump and treat equipment, underground piping, monitoring or extraction wells, carbon absorption systems and the like) are damaged or destroyed, or are required to otherwise be relocated (with such relocation being at Lessor’s control and in accordance with all Law and Governmental Restrictions) Lessee shall reimburse Lessor for all costs associated with such damage, destruction or removal.
ARTICLE 3.
SITE ACCESS AND SUPPORT
     3.1 Site Access.
               (a) Lessee shall afford or cause to be afforded to Lessor and to Lessor’s employees, consultants, agents, contractors and subcontractors, reasonable access on the terms set forth in this Section 3.1 of Exhibit “G” to all of the Premises for the purpose of developing Remedial Activity Plans and performing Remedial Activities.
                    (i) To the extent reasonably practicable, Lessor shall provide reasonable advance notice to the Lessee Liaison (as defined below) of the need for access to the Premises, including the purpose and scope of work to be performed, the nature and duration of the access, and such other information as Lessee may reasonably request.
                    (ii) Remedial Activities for which Lessee shall be responsible for providing access include, without limitation, borings, excavations, monitoring, assessments and evaluations, and construction, installation, operation, and maintenance of necessary equipment and supporting facilities for the treatment of soil and groundwater, and all other Remedial Activities, in all cases as described in the applicable Remedial Activity Plans or as otherwise reasonably required to fulfill Lessor’s Remediation Obligation.
               (b) Lessee shall provide Lessor with access to and use of those areas necessary for Lessor’s performance of Remedial Activities, including areas for groundwater treatment equipment and storage and staging of materials and equipment. Lessor agrees that with respect to its use of any portion of an Premises for Remedial Activities, Lessor shall provide secondary containment for any above ground treatment systems and any Hazardous Substances to be stored on-site overnight or for any longer period (excluding contaminated soils which shall be safely maintained and secured until removal from the Premises).
               (c) Lessee shall afford or cause to be afforded to the PCD Agencies reasonable access on the terms set forth in this Section 3.1 of Exhibit G to all of the Premises in order to carry out all governmental activities required to fulfill the obligations set forth in paragraph 11 of the PCD or as otherwise authorized by Law.
          3.2 Site Activities. Lessee, its employees, consultants, lessees, contractors, subcontractors or others under Lessee’s control or direction, and any authorized tenant of any portion of the Premises, shall use, operate, and conduct their activities and operations at the Premises in a manner that will interfere to the least extent feasible with the Remedial Activities conducted by or on behalf of Lessor. Lessee shall provide prior written notice to the Lessor Project Manager (as defined below) of the need for, scope and duration of any activity, process, or operation at the Premises (including without limitation excavation, demolition, landscaping, all which shall be done consistent with, and subject to the terms of the Lease) that could have a potential adverse effect on the performance of Remedial Activities by Lessor. Lessee shall provide such notice promptly upon becoming aware of such potential adverse effect. Lessee shall also provide in a timely fashion to Lessor any analytical results of soil or groundwater sampling at an Premises performed by or on behalf of Lessee, or which otherwise comes in to the possession of Lessee. Nothing in this Section 3.2 of Exhibit “G” shall modify the terms and restrictions set forth in Section 2.4(b) of this Exhibit “G”, and the remedies of Lessor with respect to Lessee’s violations of such obligations and restrictions.

ARTICLE 4.
REGULATORY PROCESSES
          4.1 Communications. In the event of any written notices or other written communication or action by a Governmental Authority or PCD Agency relating to or affecting the Remedial Activities or any Remedial Activity Plans, or any communication from the public evidencing any concerns about the Remedial Activities or Hazardous Substances on our about the Premises, the party receiving such notice, communication, or action shall provide a copy to the other party in a timely fashion. Lessor shall be responsible for all contacts and communications with Governmental Authorities in connection with Lessor’s Remediation Obligation and any other matters arising under the Lease which are the obligation of Lessor. Lessor also agrees to promptly reimburse Lessee for any reasonable “out-of-pocket” costs (excluding any internal Lessee charges for administration, management or supervision or other internal charges) incurred by Lessee in providing support to Lessor to respond to such notice, communication, or action.
          4.2 Regular Meetings. Lessor and Lessee shall attend regular meetings with one another to discuss the status of Lessor’s Remediation Obligation, including without limitation, the development, approval, and implementation of Remedial Activity Plans, and to coordinate regarding Lessor’s Remedial Activities under the Lease.
          4.3 Lessor Project Managers/Lessee Liaison. For consultation and coordination regarding Lessor’s Remedial Activities under the Lease, and to manage their respective activities and responsibilities under the Lease, Lessor shall designate a Project Manager and Lessee shall designate a Lessee Liaison for the Premises. Designation of a Project Manager and of a Lessee Liaison shall be by notice as provided in the Lease. Lessor may replace any of its Project Managers, and Lessee may replace any of its Lessee Liaisons, by providing the same notice.
          4.4 Inspection. Subject to applicable Law and Governmental Restrictions, Lessee shall have the right to inspect and observe the Remedial Activities performed by or on behalf of Lessor, at reasonable times and after reasonable prior written notice to Lessor. Inspection or failure to inspect by Lessee shall not constitute a waiver of any provision of the Lease, or of any of Lessee’s rights hereunder. However, Lessee’s right or exercise of inspection shall not extend to or include any right or authority to supervise or direct any of Lessor’s employees, consultants, contractors or subcontractors in their performance of any Remedial Activities. Further, such inspections must not negatively impact Lessee’s operations.
          4.5 Notifications. Lessor, Lessee, and any authorized tenant shall notify the other parties within twenty-four (24) hours (or as soon as reasonably possible thereafter) following the occurrence of any Release that causes contamination to soil or groundwater on the Premises or otherwise: (i) requires investigation, monitoring, remediation or removal under the Environmental Law; (ii) may adversely affect any Remedial Activities or Remedial Activity Plans; (iii) is reported to such party’s insurance carrier; or (iv) is reported to any Governmental Authority under Environmental Law. Lessor also agrees to give Lessee prompt advance notice

(if and to the extent Lessor has knowledge of the same) of any inspection to be performed on any Premises by any Governmental Authority or PCD Agency in connection with the Remedial Activities or Lessor’s Remediation Obligation. Lessee also agrees to give Lessor prompt advance notice (if and to the extent Lessee has knowledge of the same) of any inspection to be performed on any Premises by any Governmental Authority with jurisdiction over the Remedial Activities or Lessor’s Remediation Obligation.
ARTICLE 5.
HAZARDOUS SUBSTANCES AND INDEMNITY
          5.1 Hazardous Substances. Without limiting the generality of the foregoing, Lessee’s use and occupancy of the Premises or any portion thereof shall at all times be in strict compliance with any and all federal, state and local statutes, Law, rules, regulations, orders, ordinances and standards, as they may now or hereafter exist, relating in any way to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601, et seq. (“CERCLA”) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et seq. (“RCRA”), the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, as amended, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. Sections 7401, et seq., and analogous state statutes (collectively, “Environmental Statutes”) and the following:
               (a) In the event Lessee shall, on, at or about the Premises, use, store, or generate or permit or suffer the use, storage, or generation of any Hazardous Substance, then Lessee, at its sole cost and expense, shall comply with all applicable Environmental Statutes, rules, regulations, orders, and decrees relating to the same. Lessee shall not engage in operations that involve the disposal on or about the Premises of any Hazardous Substance. Lessee shall be solely responsible for obtaining, at its own cost and expense, any environmental permits required for its operation under the Lease or on the Premises.
               (b) In the event of any Release that occurs in connection with Lessee’s activities or the activities of any of its employees, agents, representatives, lessees, sublessees, licensees or contractors on the Premises or threat of a Release occurring in connection with Lessee’s activities or the activities of any of its employees, agents, representatives, lessees, sublessees, licensees or contractors on or about the Premises, Lessee shall immediately (and in no event later than within twenty-four (24) hours to the extent reasonably possible) notify the Lessor verbally and in writing thereof, so that Lessor may provide such notices as may be required by the Partial Consent Decree. The existence of the Partial Consent Decree may affect the manner in which a response to a Release or to a threat of Release of any Hazardous Substance is undertaken and whether such response should be undertaken by Lessor. In the event of a Release or a threat of Release of any Hazardous Substance, Lessee shall take such steps as are required by Law and shall cooperate with Lessor (including, but not limited to, Lessee’s cooperation with Lessor to the extent Lessor must take action under the Partial Consent Decree) to respond to such condition. To the extent such steps can lawfully be taken by Lessor, rather than Lessee, Lessee shall defer to Lessor’s election, if any, to assume the lead in taking such steps, so long as Lessee’s operations will not be negatively impacted. Any election by Lessor to take such steps shall not constitute a waiver or irreversible election of any rights or remedies. Regardless whether Lessor or Lessee is required to, or does, undertake such action, Lessee agrees to defend, pay and to indemnify and protect Lessor (to the extent that the Release occurred after the Term Commencement Date, or to the extent that is it is not a Pre-Term Environmental Liability) from and against all costs, expenses, and liabilities, including, but not limited to, attorneys’ fees, expert and consultant fees, fines, and penalties, as and when incurred by Lessor with respect to such Release or threat of Release of any Hazardous Substance and any response thereto undertaken by the other.
               (c) Lessee shall, at all times, indemnify, defend, protect, and hold harmless Lessor and any lender of Lessor, including, with respect to Lessor, any mortgage holder, against and from any and all claims, liens, suits, actions, debts, damages, costs, losses, liabilities, obligations, judgments, and expenses (including, without limitation, court costs, expert and consultant fees, attorneys’ fees, including those incurred on appeal, fines, penalties, and damage to, or loss suffered by, Lessor, or the Aerojet Site or any portion thereof), of any nature whatsoever, arising from or relating to (i) Lessee’s failure to perform the obligations required under this Section 5.1; (ii) a Release of any Hazardous Substance that occurs in connection with Lessee’s activities or the activities of any of its employees, agents, representatives, lessees, sublessees, licensees or contractors to the extent that the Release occurred after the Term Commencement Date, or to the extent that is it is not a Pre-Term Environmental Liability, on or about the Premises or on or about the Aerojet Site, including, but not limited to, the Roadways; (iii) the threat of a Release of any Hazardous Substance occurring in connection with Lessee’s activities or the activities of any of its employees, agents, representatives, lessees, sublessees, licensees or contractors on or about the Premises or on or about the Aerojet Site, including, but not limited to, the Roadways to the extent that the threatened Release occurred after the Term Commencement Date, or to the extent that is it is not a Pre-Term Environmental Liability; or (iv) the presence of any Hazardous Substance at the Premises which is not a Pre-Term Environmental Liability. Lessee’s obligations under the Lease shall arise whether or not any Governmental Authority or individual has taken or threatened any action in connection with the presence of any Hazardous Substance.
               (d) Nothing in this Section 5.1 shall be construed to make Lessee liable in any way for any Release or the presence of any Hazardous Substance affecting the Premises occurring prior to the Term Commencement Date, or anyone claiming by, through or under Lessee, or anyone by, through or under whom Lessee claims, except to the extent any of such parties or their agents, employees, representatives, licensees, invitees, contractors or the like caused the Release. By making the covenants contained in this Section 5.1, Lessee does not undertake any obligation with respect to any environmental condition that is not attributable to Lessee’s activities or the activities of one or more of Lessee’s employees, agents, representatives, sublessees, licensees or contractors on or about the Premises, including, but not limited to, the contamination of groundwater underlying the Demised Land as is the subject of the Partial Consent Decree.

               (e) Lessee shall provide all relevant information regarding such Hazardous Substances, including, without limitation, its Material Safety Data Sheet (MSDS), to (i) Lessor, and (ii) emergency personnel such as fireman and hazardous materials teams immediately upon the occurrence of a Release, fire, casualty or other occurrence in, on or about the Premises.
               (f) Lessee agrees to permit Lessor and its authorized representatives to enter, inspect and assess the Premises and Lessee’s records at reasonable times for the purpose of determining Lessee’s compliance with the provisions of this Section 5.1. Such inspections and assessments may include obtaining samples and performing tests of building materials, soil, surface water, groundwater or other media. Any activity taken by Lessor pursuant to this Section 5.1(f) shall minimize the negative impact on Lessee’s operations.
               (g) Upon the expiration or termination of the Lease, Lessee agrees to pay, defend, protect, and indemnify Lessor from and against all costs, expenses, and liabilities associated with the investigation, reconnaissance, remediation, removal, and disposal of any and all Hazardous Substances that: (i) are not otherwise Pre-Term Environmental Liabilities; or (ii) are not the result of Lessor’s activities or the activities of any employee, agents, representatives, lessees, licensees or contractors of Lessor in order to return the Premises to the condition existing as of the Term Commencement Date and to save Lessor harmless therefrom.
               (h) Lessor shall, at all times, indemnify, defend, protect, and hold harmless Lessee (and its permitted subtenants, assignees, successors and assigns) and any lender of such parties including any mortgage holder, against and from any and all claims, liens, suits, actions, debts, damages, costs, losses, liabilities, obligations, judgments, and expenses (including, without limitation, court costs, expert and consultant fees, attorneys’ fees, including those incurred on appeal, fines, penalties, and damage to, or loss suffered by, Lessee, or the Demised Land), of any nature whatsoever, arising from or relating to Pre-Term Environmental Liabilities.
               (i) This entire Section 5.1 shall survive termination or the expiration of the Lease.

EXHIBIT “H”
AEROJET BUILDINGS
Incentive Line 5 Buildings Day 1. Aerojet will require access to these buildings.

Building #	Description	Content
5008	Control room for 05014 and 05015	Control Equipment
5012	Propellant Trim	Portable Cutting Equipment
5014	Extrusion Lab	Mixer, extruder, cutter and support equipment
5015	Horizontal propellant mix	Misc. old equipment
5018	Horizontal propellant mix	Misc. old equipment
5022	Mix station	5-gallon mixer
5036	Propellant Machining	Propellant cutter and mill
5037	Cure ovens	Old portable equipment
5045	AFC cold storage — contains drums, drum racks, junk	Contain drums and drum racks
5060	AFC storage that will be leased to AFC for 18 mos.	AFC machine shop — contains inert materials, tooling
5069	Electrical equipment for 05060. Leased to AFC for 18 mos	Contains inert materials, tooling
5076	Storage for 05034	Bunker built into embankment — impractical to remove
Total Storage Buildings: 12
EMPTY

Building #	Description	Content
5020	Aging Ovens	Empty
5021	AFC Storage	Empty
5023	Mix Station	Empty
5024	13D Production	Empty
5040	Control Room	Empty
5047	Ovens	Empty
5049	Safety Shelter	Empty
5053	Contol Room for 05047	Empty
5071	Control Room for 05010	Empty
5073	Safety Shelter for 05001	Empty
5092	Pad only	Empty
5094	FEM Grind Facility	Empty
5104	AFC Air Compressor north of 05038	Empty
5125	Lean-To attached to 05094	Empty
Total Empty Buildings: 14
Total Buildings 26

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Active Line 5 Buildings Day 1. Aerojet will continue to operate in these buildings after Day 1.

Building #	Description	Content	Explosive Hazard
5011	Inert Storage	General Supplies	N/A
5027	Propellant Aging Ovens	Ovens, Propellant Samples	1.3
5028	Cure Ovens	Ovens, Propellant	1.3
5029	R&D Motor Processing	Motor Processing Equipment	1.3
5031	Propellant Storage	Propellant	1.3
5032	Mechanical Properties Lab	Testing Equipment	1.3
5058	Part Storage for 05029	Metal Parts/Tooling	N/A
5077	R&D Lab	Lab Equipment	1.1, 1.3
5082	Motor Processing	Processing Equipment	1.3
5088	Oxidizer Storage	Oxidizer	N/A
5090	Storage for 05029	Tooling and Supplies	N/A
5102	Grit Blast Dissection	Grit Blast Equipment	1.3
5106	Propellant Aging	Propellant Samples	1.3
5113	Aluminum Storage	Aluminum Powder	1.4
5115	Break room for 05029	Misc Supplies	N/A
Total Buildings 15

H-2

EXHIBIT “I”
From the Term Commencement Date and continuing until, if ever, an amendment to this Lease, in accordance with Section 2.2(c), changes this Exhibit “I,” Lessee’s Access Rights shall be exercised exclusively over the following route along Lessor Controlled Roadways: From Folsom Boulevard onto Aerojet Road west to Nimbus Road to Houston, Holyoke or Kentucky, or alternatively, when the gate is open, from Folsom Boulevard to Nimbus Road to Houston, Holyoke or Kentucky Streets. There may be attached hereto a drawing showing those routes. Lessee’s Access Rights affect no other portion of Lessor Controlled Roadways.

I-1

EXHIBIT “J”
Purchase Option Agreement

Purchase and Sale Agreement
between
Aerojet-General Corporation,
an Ohio corporation,
as Seller,
and
AMPAC Fine Chemicals LLC,
a California limited liability company,
as Buyer

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List of Schedules

1.1	Description of the Land

3.2(f)	Permitted Exceptions

3.2(h)	Litigation and Other Proceedings

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List of Exhibits

A — Grant Deed

B — Seller’s Closing Certification

C — FIRPTA Affidavit

D — Designation Agreement

E — Buyer’s Closing Certification

F — Environmental Agreement

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Purchase and Sale Agreement
     This Purchase and Sale Agreement (this “ Agreement ”), dated for reference purposes as of ___, 20___, is made by and between Aerojet-General Corporation, an Ohio corporation (“ Seller ”), and AMPAC Fine Chemicals LLC, a California limited liability company (“ Buyer ”). This Agreement shall not be effective until executed by both Buyer and Seller, and the date on which this Agreement is executed by Buyer or Seller, whichever is later, as indicated on the signature page hereto, shall be referred to herein as the “ Effective Date .”
Recitals
     A. Seller, as Lessor, and Buyer, as Lessee, previously entered into that certain Ground Lease (the “ Ground Lease ”), dated for reference purposes, as of ___, 2005 pursuant to which Buyer currently occupies that certain real property containing approximately two hundred forty-one (241) acres located in the City of Sacramento, County of Sacramento, State of California as more particularly described in Schedule 1.1 hereto (the “ Land ”).
     B. The terms and provisions of the Ground Lease contain an option to purchase the Land and Seller and Buyer have executed this Agreement in accordance with Buyer’s proper exercise of such option.
     C. For purposes of this Agreement, “Purchase Agreement” shall mean that certain asset purchase agreement by and among American Pacific Corporation, Aerojet Fine Chemicals LLC, and Seller dated as of July 12, 2005, as amended.
     Now, therefore, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Purchase and Sale
     Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of the following property:
     (a) the Land;
     (b) Any buildings, structures and improvements erected or located on the Land, that are not already the property of Buyer, including without limitation the Lessor’s Improvements (as defined in the Ground Lease) (collectively, the “ Improvements ,” and together with the Land, collectively, the “ Premises ”);
     (c) All of Seller’s right, title and interest, if any, in and to any rights and appurtenances pertaining to the Land, including minerals, oil and gas rights, air, solar, development rights, easements, and rights of ingress and egress (the “ Appurtenant Rights ”); and
     (d) The Easements (as defined in Section 6 below).

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     The Premises, Appurtenant Rights, and the Easements are herein collectively referred to as the “ Property .”
2. Purchase Price; Deposit; Escrow
     (a) The purchase price (“ Purchase Price ”) for the Property shall be One Thousand Dollars ($1,000.00), subject to adjustment for prorations and credits as provided in Section 6 below.
     (b) Within two (2) business days following the Effective Date, Buyer shall deposit in escrow with First American Title Insurance Company, 3721 Douglas Blvd., Suite 151, Roseville, California 95661, Attention: Carolyn Hunt (the “ Escrow Holder ”), as an initial deposit hereunder, the amount of the Purchase Price (the “ Initial Deposit ”). The Initial Deposit, together with all interest accrued thereon, are referred to herein as the “ Deposit .” The Deposit shall at all times before the Closing be invested in an interest-bearing account approved by Buyer in writing. Buyer shall provide the Escrow Holder with its taxpayer identification number, and all interest earned on the Deposit shall be reported to the appropriate tax authorities using Buyer’s taxpayer identification number. At the Closing, the Deposit shall be applied to the Purchase Price.
     (c) Seller acknowledges and agrees that Buyer may be required to withhold a portion of the Purchase Price pursuant to Section 1445 of the United States Internal Revenue Code (the “ Federal Code ”) or Sections 18805 and 26131 of the California Revenue and Taxation Code (the “ California Code ”). (Sections 18805 and 26131 of the California Code, together with any regulations now or hereafter promulgated thereunder, are sometimes collectively referred to below as the “ California Withholding Provisions ,” and Section 1445 of the Federal Code, together with any regulations now or hereafter promulgated thereunder, are sometimes collectively referred to below as the “ Federal Withholding Provisions .”) Any amount properly so withheld by Buyer in accordance with the provisions of Section 5.2 below shall be deemed to have been paid by Buyer as part of the Purchase Price, and Seller’s obligation to consummate the transactions contemplated herein shall not be excused, reduced, terminated or otherwise affected thereby.
     (d) Within two (2) business days following the Effective Date, Buyer shall deliver a copy of this Agreement to the Escrow Holder. This Agreement shall serve as the initial escrow instructions. Counsel for Buyer and Seller are hereby authorized to execute any further escrow instructions necessary or desirable, and consistent with the terms hereof, in connection with the escrow established for this transaction by the Escrow Holder (the “ Escrow ”). Escrow Holder shall be the “ Reporting Person ” pursuant to Internal Revenue Code Section 6045(e) with respect to the transaction contemplated by this Agreement.
3. Representations and Warranties
     3.1 Limitations on Representations and Warranties; “As-Is” Sale
     Buyer hereby agrees and acknowledges that, except as set forth in Section 3.2 below, neither Seller nor any agent, attorney, employee or representative of Seller has made any representation whatsoever regarding the subject matter of this sale, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or condition of the Property or the capabilities thereof, and that Buyer, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to

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whomever made or given, directly or indirectly, orally or in writing, by any individual, firm or corporation except as set forth in Section 3.2 and the documents delivered at the Closing. Buyer agrees to purchase the Property “as is” and “with all faults.” Except as set forth in Section 3.2 below, Seller makes no representations or warranties as to the physical condition of the Property or the suitability thereof for any purpose for which Buyer may desire to use it. Seller hereby expressly disclaims any warranties of merchantability and/or fitness for a particular purpose and any other warranties or representations as to the physical condition of the Property. Buyer, by acceptance of the Deed, agrees that it has inspected the Property and accepts same “as is” and “with all faults.”
     3.2 Representations and Warranties of Seller
     Seller represents and warrants to Buyer as follows:
     (a) Seller is an Ohio corporation, duly organized, validly existing and in good standing under the laws of Ohio, and qualified to transact business and in good standing in the State of California, except where the failure of Seller to so qualify in California would not have a material adverse effect on Seller or the transactions contemplated herein.
     (b) Seller has the power and authority to enter into this Agreement and convey the Property to Buyer and to execute and deliver the other documents referred to herein and to perform hereunder and thereunder on behalf of Seller. This Agreement has been duly authorized, executed and delivered by Seller.
     (c) Except for any obligations under any Governmental Restrictions (as defined in the Purchase Agreement), neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the compliance with the terms and conditions hereof will (i) violate or conflict, in any material respect, with any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which Seller is subject, or (ii) to Seller’s knowledge, result in any material breach or the termination of any lease, agreement or other instrument or obligation to which Seller is a party or by which any of the Property may be subject, or cause a lien or other encumbrance to attach to any of the Property.
     (d) All material consents required from any governmental authority or third party in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transaction contemplated hereby have been made or obtained or shall have been made or obtained by the Closing Date.
     (e) There are no attachments or executions affecting Seller’s interest in the Property, general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, existing, pending or, to Seller’s knowledge, threatened against Seller.
     (f) Seller has no knowledge of any easements (including, without limitation, any unrecorded reciprocal easement agreements) and/or access rights affecting the Land that have been granted by Seller (other than those easements and/or access rights affecting the Land set forth on Schedule 3.2(f) hereto (the “ Permitted Exceptions ”));

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     (g) At the time of the Closing, there will be no outstanding written or oral contracts made by Seller for any improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanic’s and materialmen’s liens arising from any labor or materials furnished to the Property prior to the time of Closing.
     (h) Other than as may relate to improvements owned or leased by Buyer for which Seller makes no representations, Seller has received no written notice of any pending or threatened litigation, governmental investigation, administrative proceeding, condemnation or sale in lieu thereof, or of any violations of any zoning, building code, fire safety or health codes or regulations with respect to any portion of the Property, except as noted on Schedule 3.2(h) attached hereto. Seller further covenants that if Seller should receive any such notice prior to the Closing Date, Seller will provide Buyer with copies of the notice promptly following the receipt thereof by Seller.
     (i) Other than the Ground Lease, Seller has not, subsequent to ___, 2005, granted any party the right to possession of any portion of the Land.
     (j) Seller has not granted any party other than Buyer any right to purchase the Property.
     3.3 Seller’s Knowledge
     Whenever the term “to Seller’s knowledge” is used in this Agreement or in any representations and warranties given to Buyer at the Closing, such knowledge shall be the actual knowledge of ___, whom Seller represents to be the person with knowledge of the Property.
     3.4 Survival
     All representations and warranties of Seller set forth in Section 3.2 are made as of the Effective Date. In addition, as of Closing Date, Seller shall provide Buyer with a certification regarding the accuracy of such representations and warranties as of such date, including any exceptions or qualifications thereto as of such date (“ Seller’s Closing Certification ”). The representations and warranties of Seller set forth in Section 3.2 shall survive the Closing of the transaction contemplated in this Agreement and the delivery of the Grant Deed from Seller to Buyer for a period of one (1) year from and after the Closing Date (the “ Survival Period ”); provided, however, that Buyer must give Seller written notice of any claim Buyer may have against Seller for breach of any such representations and warranties set forth in Section 3.2, prior to the expiration of the Survival Period. Any such claim which Buyer may have which is not so asserted prior to the expiration of the Survival Period shall not be valid or effective, and Seller shall have no liability with respect thereto.
     3.5 Representations and Warranties of Buyer
     Buyer represents and warrants to Seller as follows:
     (a) Buyer is a California limited liability company, duly organized, validly existing and in good standing under the laws of California.

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     (b) Buyer has the power and authority to enter into this Agreement and to execute and deliver the other documents referred to herein and to perform hereunder and thereunder on behalf of Buyer. This Agreement has been duly authorized, executed and delivered by Buyer.
     (c) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the compliance with the terms and conditions hereof will violate, in any material respect, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which Buyer is subject.
     (d) Buyer is not required to obtain the consent or approval of any government agency, department or other government body or any third party to enter into this Agreement or if required, any such required consents or approvals have been obtained.
     (e) All material consents required from any governmental authority or third party in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transaction contemplated hereby have been made or obtained or shall have been made or obtained by the Closing Date.
     (f) There are no general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, existing, pending or, to Buyer’s knowledge, threatened against Buyer.
     3.6 Survival
     All representations and warranties of Buyer set forth in Section 3.5 are made as of the Effective Date. In addition, as of Closing Date, Buyer shall provide Seller with a certification regarding the accuracy of such representations and warranties as of such date, including any exceptions or qualifications thereto as of such date (“ Buyer’s Closing Certification ”). If the exceptions or qualifications to such representations and warranties as of the Closing Date are material and are not acceptable to Seller in its sole discretion, Seller may refuse to consummate this transaction, but Buyer shall have no liability to Seller as a result of such qualification and exceptions; provided that if Buyer shall assign its interest in this Agreement, Buyer shall be entitled to modify the representation set forth in Section 3.5(a) to reflect the status of the assignee of Buyer, and Seller shall not be entitled to terminate this Agreement as a result thereof. The representations and warranties of Buyer set forth in Section 3.5, subject to any exception and qualification set forth on Buyer’s Closing Certification, shall survive the Closing of the transaction contemplated in this Agreement and the delivery of the Grant Deed from Seller to Buyer for the Survival Period; provided, however, that Seller must give Buyer written notice of any claim Seller may have against Buyer for breach of any such representations and warranties set forth in Section 3.5 (as modified by any exceptions and qualifications set forth on Buyer’s Closing Certification), prior to the expiration of the Survival Period. Any such claim which Seller may have which is not so asserted prior to the expiration of the Survival Period shall not be valid or effective, and Buyer shall have no liability with respect thereto.

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4. Conditions to Closing
     4.1 Conditions to Seller’s Obligations to Close
     The obligation of Seller to consummate the sale of the Property as contemplated by this Agreement is subject to the fulfillment of each of the following conditions (in addition to such other items as are set forth elsewhere in this Agreement as conditions to Seller’s obligations to close), any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable law:
     (a) Deposit of Funds. Buyer shall have deposited into Escrow the Purchase Price, subject to adjustment for any prorations and credits provided hereunder, and all other monies required to be deposited by Buyer hereunder.
     (b) Delivery of Closing Documents. Buyer shall have deposited into escrow, for delivery to Seller upon the Closing, all instruments and documents to be delivered by Buyer to Seller at the Closing under the provisions of this Agreement.
     (c) Payment of Note and Earn Out. Buyer shall have paid in full to Seller (as defined in the Purchase Agreement) (i) the full principal amount to Seller under the Note (as defined in the Purchase Agreement) and any interest owed thereon, and (ii) any and all monies (including interest) under the Earn Out (as defined in the Purchase Agreement).
     (d) Buyer’s Compliance. Buyer shall have performed and satisfied in all material respects the covenants and obligations of Buyer under this Agreement to the extent such covenants and obligations are to be performed or satisfied as of the Closing Date.
     The conditions set forth in this Section 4.1 are solely for the benefit of Seller and may be waived only by Seller. Seller shall at all times have the right to waive any condition. Any such waiver or waivers shall be in writing and shall be delivered to Buyer and Escrow Holder. If any of the conditions in this Section 4.1 is not satisfied or has not been so waived by Seller prior to the Closing Date, Seller shall deliver written notice to Buyer describing the condition that has not been satisfied or waived, and if such condition remains unsatisfied as of the Closing Date, then Seller shall have the right to terminate this Agreement and the Escrow by written notice to Buyer and Escrow Holder. If Seller terminates this Agreement in accordance with the foregoing, the Deposit shall be returned to Buyer, all documents deposited into Escrow shall be returned to the party depositing such documents, and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly survive the termination of this Agreement; provided, however, if the failure of such condition also constitutes a default of Buyer under this Agreement, then provided Seller is not in default under this Agreement, the provisions of Section 9(a) shall apply, and the Deposit shall be paid to Seller as liquidated damages, rather than being returned to Buyer.
     4.2 Conditions to Buyer’s Obligations to Close
     Notwithstanding anything in this Agreement to the contrary, Buyer shall have the option, to be exercised in writing at any time prior to the Closing, to terminate this Agreement, following which the Deposit shall be returned to Buyer, and neither party shall have any further liability or

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obligation to the other hereunder, except for provisions of this Agreement which expressly state that they shall survive the termination of this Agreement.
5. Closing and Transfer of Title
     5.1 Closing Date
     Provided that all of the conditions precedent to the Closing have been satisfied or waived, the Closing shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made, at the offices of the Escrow Holder on a date to be designated by Buyer in its Purchase Notice (as defined in the Ground Lease), but not fewer than six (6) months or more than twelve (12) months after delivery of the Purchase Notice, or such earlier date and time as Buyer and Seller may mutually agree upon in writing (the “ Closing Date ”). At the Closing, Seller shall convey, by way of a Deed, fee simple absolute title to the Property, subject only to the Permitted Exceptions.
     5.2 Seller’s Deliveries
     At the Closing, or at such later date as may be indicated below for any specific item, Seller shall deliver or cause to be delivered to Buyer through the Escrow or otherwise, each of the following instruments and documents, duly executed and acknowledged by Seller, as appropriate:
     (a) Grant Deed in the form attached hereto as Exhibit A (the “ Deed ”), subject only to the Permitted Exceptions.
     (b) If requested by Buyer, a commercially reasonable form of lease termination (the “ Lease Termination Agreement ”), provided that the effectiveness of the Lease Termination Agreement shall be expressly conditioned upon the occurrence of the Closing.
     (c) An environmental matters agreement in the form attached hereto as Exhibit F (the “ Environmental Agreement ”).
     (d) Seller’s Closing Certification, in the form attached hereto as Exhibit B , to be provided by Seller pursuant to Section 3.4 above.
     (e) Any required real estate transfer tax declarations or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby.
     (f) An affidavit pursuant to Section 1445(b)(2) of the Federal Code, and on which Buyer is entitled to rely, from Seller that it is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code, in the form attached hereto as Exhibit C attached hereto (the “ FIRPTA Affidavit ”). If Seller fails to deliver such FIRPTA Affidavit, Buyer shall not be excused from its obligation to consummate the transactions contemplated herein, but rather may deduct and withhold from the Purchase Price payable to Seller an amount equal to ten percent (10%) of the “amount realized on the disposition” of any “United States real property interest” in connection with the transactions contemplated herein, all as defined and required by the Federal

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Withholding Provisions. Any amount so withheld shall be deemed to have been paid by Buyer as a part of the Purchase Price. Should Seller deliver a withholding certificate issued by the IRS pursuant to the Federal Withholding Provisions which permits Buyer to withhold an amount less than 10% of the amount realized on the disposition, Buyer shall withhold such lesser amount, and the amount so withheld shall be deemed to have been paid by Buyer as part of the Purchase Price.
     (g) Either (i) a properly executed certificate (herein, a “ Qualifying Certificate ”) under Section 18662 of the California Revenue and Taxation Code (“ CALFIRPTA ”) certifying that Seller is not an “individual” seller under CALFIRPTA and either (A) has a permanent place of business in California, or (B) is qualified to do business in California, or (C) is exempt from California withholding on other grounds set forth in such certification, or (ii) evidence that the California Franchise Tax Board has authorized a partial reduction in the amount required to be withheld from the Purchase Price payable to Seller or a complete exemption from such withholding. If Seller fails to deliver such Qualifying Certificate or other evidence authorizing a complete exemption from such withholding, Buyer shall not be excused from its obligation to consummate the transactions contemplated herein, but rather shall deduct and withhold from the portion of the Purchase Price payable to Seller, and instead pay to the California Franchise Tax Board, an amount equal to three and one-third percent (3 1/3%) of the “sales price of the California real property conveyed” by Seller in connection with the transactions contemplated herein or such lesser amount of withholding as may be expressly authorized by the California Franchise Tax Board, as provided and required by the California Withholding Provisions. Any amount so withheld and paid to the California Franchise Tax Board shall be deemed to have been paid by Buyer as a part of the Purchase Price. Buyer acknowledges and agrees that it has received written notice of the CALFIRPTA withholding requirements.
     (h) A Designation Agreement in the form attached hereto as Exhibit D.
     (i) Such other customary documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement; provided that Seller shall not be obligated to cause the delivery of any such instrument or document that would increase or expand Seller’s obligations or liability under this Agreement.
     5.3 Buyer’s Deliveries
     At the Closing, Buyer shall deliver or cause to be delivered to Seller each of the following instruments and documents, duly executed and acknowledged by Buyer, as appropriate:
     (a) Counterparts of the closing documents referenced in Sections 5.2(b) (if requested), (c), and (h) above.
     (b) Buyer’s Closing Certification, in the form attached hereto as Exhibit E.
     (c) Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement; provided that Buyer shall not be obligated to cause the delivery of any such

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instrument or document that would increase or expand Buyer’s obligations or liability under this Agreement.
6. Easements
     Promptly following mutual execution of this Agreement, and in any event prior to Closing, Seller and Buyer shall execute and cause to be recorded in the Official Records of Sacramento County, California easement agreement(s), that are appurtenant to and run with the Land, to the extent the same may be necessary to memorialize the then current rights and obligations of Seller, as Lessor, and Buyer, as Lessee, as contemplated by Sections 2.2, 4.1(a), 4.1(b), 4.4 and Exhibit C of the Ground Lease (the “ Easements ”). The Easements shall be in form and substance as may be necessary for First American Title Insurance Company, or a title company reasonably acceptable to Buyer, to include the same as insured easement parcel(s) in the legal description of the title insurance policy to be issued to Buyer at Closing and sufficient for such title company to issue a CLTA 103.4 or 103.7 endorsement (or its successor endorsement).
7. Prorations and Adjustments
     (a) At least ten (10) days before the Closing Date, Seller shall prepare and deliver, or cause Escrow Holder to prepare and deliver, to Buyer an unaudited statement for the Property (the “ Preliminary Proration Statement ”) showing prorations for rents and any additional charges and expenses payable under the Ground Lease (but only to the extent collected before the Closing Date), calculated as of 12:01 a.m. on the Closing Date, on the basis of a 365-day year. Buyer and Seller shall agree upon any adjustments to be made to the Preliminary Proration Statement before the Closing, and at the Closing, Buyer or Seller, as applicable, shall receive a credit equal to the net amount due Buyer or Seller, as applicable, pursuant to the Preliminary Proration Statement as finally agreed upon by Buyer and Seller.
8. Condemnation
     In the event of any condemnation of any portion of the Property there shall be a credit against the Purchase Price due hereunder equal to the amount of any condemnation awards collected by Seller as a result of any condemnation, or if any such award exceeds the Purchase Price, then such amounts shall be deposited into escrow by Seller for the account of Buyer. If the awards have not been collected as of the Closing, then such awards shall be assigned to Buyer at Closing.
9. Default
     (a) Buyer’s Default. If the Closing does not occur as a result of Buyer’s default hereunder, then provided Seller is not in default hereunder, Seller’s sole and exclusive remedy shall be to terminate this Agreement by giving written notice thereof to Buyer, whereupon the Deposit shall be paid to Seller as liquidated damages, as Seller’s sole and exclusive remedy on account of such default hereunder by Buyer; provided, however, that this provision will not limit Seller’s right to receive reimbursement for attorneys’ fees pursuant to Section 14.1 below, nor waive or affect any provisions of this Agreement which expressly state that they shall survive the termination of this Agreement, and neither party shall have any further liability or obligation to the other hereunder, except for provisions of this Agreement which expressly state that they shall survive

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the termination of this Agreement. The parties acknowledge and agree that Seller’s actual damages in the event of Buyer’s default would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such event. The payment of the Deposit to Seller as liquidated damages under the circumstances provided for herein is not intended as a forfeiture or penalty within the meaning of Sections 3275 or 3369 of the California Civil Code, but is intended to constitute liquidated damages to Seller pursuant to Sections 1671, 1676 and 1677 of the California Civil Code. By signing this Agreement, each party specifically confirms the accuracy of the statements made above, the reasonableness of the amount of liquidated damages agreed upon, and the fact that each party was represented by counsel who explained, at the time this agreement was made, the consequences of this liquidated damages provision.
     (b) Seller’s Default. If the Closing does not occur as a result of Seller’s default hereunder, then, provided Buyer is not in default hereunder, Buyer may, at its sole election, proceed with one of the following mutually exclusive alternatives:
          (i) waive such default and proceed with the Closing; provided, however, that this provision will not waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing with respect to any matter other than such default;
          (ii) terminate this Agreement, whereupon the Deposit shall be returned and paid to Buyer, and Buyer shall be entitled to recover its costs (including, but not limited to, legal and other professional fees) incurred in connection with the preparation and negotiation of this Agreement, and otherwise neither party shall have any further liability or obligation to the other hereunder, except for provisions of this Agreement which expressly state that they shall survive the termination of this Agreement; or
          (iii) file in any court of competent jurisdiction an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; but Buyer shall not be entitled to recover monetary damages from Seller in connection with such default; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorneys’ fees pursuant to Section 14.1 below, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing with respect to any matter other than such default.
10. Expenses
     (a) All documentary stamp taxes county transfer taxes shall be borne and paid by the parties as is customary practice in Sacramento County. All recording fees and city transfer taxes shall be borne and paid by the parties as is customary practice in Sacramento County.
     (b) All Escrow and Closing costs charged by the Escrow Holder, and any investment charges or escrow fees incurred with respect to the Escrow shall be borne and paid by the parties as is customary practice in Sacramento County.

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     (c) Buyer shall pay the premium and all other costs and expenses associated with any title insurance Buyer chooses to have issued at or about the Closing. Seller shall not be required to pay or contribute toward any such premium, cost or expense.
     (d) Except as provided in Section 9(b)(ii), each party shall pay its own attorneys’ fees in connection with the negotiation, documentation and consummation of the transactions contemplated hereunder. Each party shall pay its own costs of preparing and/or reviewing the Preliminary Prorations Statement in connection with this Agreement.
     (e) Other costs, charges, and expenses shall be borne and paid as provided in this Agreement, or in the absence of such provision, in accordance with the custom in the County of Sacramento.
11. Brokers
     (a) Buyer represents to Seller, and Seller represents to Buyer that there is no broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction.
     (b) Seller agrees to indemnify and hold harmless Buyer, the partners, members, trustees, shareholders, directors and officers of Buyer, any party owning a direct or indirect interest in Buyer, the affiliates of Buyer, and the partners, members, trustees, shareholders, directors, officers, employees and agents of each of the foregoing parties (the “ Buyer-Related Parties ”), from and against all claims, demands, causes of action, judgments, and liabilities which may be asserted or recovered for brokerage or finders fees, commissions, or other compensation in connection with the transaction contemplated under this Agreement claimed by any party other than Broker to be owing to such party due to any dealings between Seller and the party claiming such fee, commission or compensation, including costs and reasonable attorneys’ fees incident thereto. Buyer agrees to indemnify and hold harmless the Seller-Related Parties, from and against all claims, demands, causes of action, judgments, and liabilities which may be asserted or recovered for brokerage or finders fees, commissions, or other compensation in connection with the transaction contemplated under this Agreement claimed by any party other than the Broker to be owing to such party due to any dealings between Buyer and the party claiming such fee, commission or compensation, including costs and reasonable attorneys’ fees incident thereto. The parties hereto agree that the foregoing obligations of indemnification shall survive the Closing hereunder or the expiration or termination of this Agreement, however caused.
12. Assignment
     This Agreement and all or any rights hereunder may be assigned by either party upon prior notice to the other party; provided, however, that no such assignment shall relieve the assigning party from its obligations, representations, warranties, indemnities or covenants under this Agreement and no such assignment and assumption shall diminish the other party’s rights, remedies and defenses under this Agreement or applicable law generally against the assigning party or its assignee, as the case may be.

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13. Notices
     Any and all notices or other communications required or permitted to be given under this Agreement shall be in writing and either (i) personally delivered, in which case notice shall be deemed delivered upon receipt, (ii) sent by facsimile, in which case notice shall be deemed delivered upon the sender’s receipt of confirmation of transmission of such facsimile notice produced by the sender’s facsimile machine, (iii) sent by any nationally recognized overnight courier service with provisions for proof of delivery, in which case notice shall be deemed delivered on the next business day after the sender deposits the same with such delivery service, or (iv) sent by United States Mail, postage prepaid, certified mail, return receipt requested, in which case notice shall be deemed delivered on the date of delivery as shown on the return receipt or the date of the addressee’s refusal to accept delivery as indicated by the United States Postal Service, and in any case such notices or other communication shall be addressed to the following addresses:

If to Seller:	Aerojet-General Corporation
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: President
Telecopy: (916) 351-8608

With a copy to:	GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: General Counsel
Telecopy: (916) 351-8665

and	Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, District of Columbia 20037
Attention: William Horton, Esq.
Telecopy: (202) 663-8007

If to Buyer:	AMPAC Fine Chemicals LLC
c/o American Pacific Corporation
3770 Howard Hughes Parkway, Suite 300
Las Vegas, Nevada 89109
Attention: Chief Financial Officer
Telecopy: (702) 699-4181

With a copy to:	Morrison & Foerster llp
425 Market Street
San Francisco, California 94105-2482
Attention: Zane O. Gresham, Esq.
Telecopy: (415) 268-7145

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Either party may change its address for notice from time to time by notice to the other party in writing to the other in the manner aforesaid; provided that any such notice of change of address shall only be effective upon actual receipt by the other party.
14. Miscellaneous
     14.1 Attorneys’ Fees
     In the event of any litigation between the parties with respect to this Agreement, the Escrow, the performance of their obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 14.1 shall survive any termination of this Agreement and the Closing.
     14.2 Gender
     Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
     14.3 Captions
     The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.
     14.4 Construction
     (a) No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party’s being deemed to have drafted or structured such provisions.
     (b) As used herein, the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “but not limited to.” The terms “hereof”, “herein” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, except as expressly so stated.
     14.5 Business Days; Deadlines
     As used in this Agreement and any document executed by any party hereto to another party hereto at the Closing, the term “business days” means all days of the year except Saturdays, Sundays, and holidays recognized by the Federal Reserve Bank of San Francisco. If a deadline provided in this Agreement or any document executed by any party hereto to another party

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hereto at the Closing falls on a day other than a business day, such deadline shall be extended until the first business day thereafter.
     14.6 Entire Agreement
     This written Agreement, including all Schedules and Exhibits attached hereto and documents to be delivered pursuant hereto, along with the Ground Lease, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained or merged herein. The Schedules and Exhibits attached hereto are hereby incorporated in and made part of this Agreement.
     14.7 Recording
     The parties agree that this Agreement shall not be recorded. If Buyer causes this Agreement or any notice or memorandum thereof to be recorded, this Agreement shall be null and void at the option of Seller.
     14.8 Time of Essence
     Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a business day, in which case the period shall be deemed to run until the end of the next day which is a business day.
     14.9 Original Document
     This Agreement may be executed by all parties in counterparts in which event each shall be deemed an original, and all of which shall constitute one and the same agreement.
     14.10 Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the State of California.
     14.11 Confidentiality
     If Seller and Buyer shall obtain, or seek to obtain, from the other, as a result of their respective rights and obligations under this Agreement, any material or information obtained from the other which is specifically and reasonably determined by the other party as confidential information, the parties shall promptly enter into a confidentiality agreement reasonably acceptable to each party to govern the use and disclosure of such information.
     14.12 Amendment
     This Agreement may be amended or modified only by a written agreement subsequently executed by Buyer and Seller.

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     14.13 Waiver
     No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.
     14.14 Exclusivity
     Seller covenants not to sell, contract to sell, or enter into negotiations for the sale of the Property with any person or entity other than Buyer or Buyer’s assignee unless and until this Agreement is terminated.
     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Buyer:	AMPAC Fine Chemicals LLC,
a California limited liability company

By:

Name:

Title:

Date signed:

Seller:	Aerojet-General Corporation,
an Ohio corporation

By:

Name:

Title:

Date signed:

J–20

Schedule 1.1
Description of the Land
     All that real property in the unincorporated area of the County of Sacramento, State of California, being more particularly described as follows:
Commencing at an angle point on the northerly line of a Record of Survey recorded in Book 52 of Surveys at Page 16, Sacramento County Official Records, said angle point being at the easterly terminus of that certain course shown on Sheet 6 of 15 of said Record of Survey as “N 63°53’24” E, 369.03feet” also being the northwesterly corner of “USA Parcel 1” as shown on that particular map recorded in Book 87 of Parcel Maps at Page 8, Sacramento County Official Records;
Thence, South 07°10’19” West, a distance of 4665.79 feet to the Point of Beginning of the Lot to be described;
Thence, from the Point of Beginning, South 41°53’19” East, a distance of 795.67 feet to a point from which “Point Number 15, Primary GPS Control Point” per Record of Survey recorded in Book 68 of Surveys at Page 35, Sacramento County Official Records, bears South 02°16’06” East, a distance of 162.93 feet;
Thence, South 02°33’10” West, a distance of 425.45 feet to the arc of a non-tangent curve having a radial bearing of South 86°10’52” East;
Thence, on the arc of said non-tangent curve to the left a distance of 313.42 feet, said curve has a central angle of 40°46’10” and a radius of 440.47 feet;
Thence, South 25°01’26” East, a distance of 140.59 feet;
Thence, on the arc of a curve to the right a distance of 293.47 feet, said curve has a central angle of 24°26’24” and a radius of 688.00 feet;
Thence, South 00°35’02” East, a distance of 275.81 feet;
Thence, South 01°28’21” East, a distance of 316.10 feet;
Thence, South 01°59’59” East, a distance of 382.93 feet;
Thence, South 01°33’46” East, a distance of 249.19 feet;
Thence, South 01°46’05” East, a distance of 231.66 feet;
Thence, South 02°19’10” East, a distance of 346.06 feet;
Thence, South 87°48’52” West, a distance of 327.21 feet;
Thence, South 02°13’54” West, a distance of 718.75 feet;

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Thence, South 87°55’07” West, a distance of 2327.47 feet to a point from which “Point Number. 228, Secondary GPS Control Point” per said Record of Survey recorded in Book 68 of Surveys at Page 35, bears South 29°30’52” West, a distance of 1966.33 feet;
Thence, North 02°01’53” West, a distance of 3231.89 feet to a point from which “Point Number 13, Primary GPS Control Point” per said Record of Survey recorded in Book 68 of Surveys at Page 35, bears South 72°42’45” West, a distance of 2783.20 feet;
Thence, on the arc of a curve to the right a distance of 646.21 feet, said curve has a central angle of 55°15’41” and a radius of 670.00 feet;
Thence, North 53°13’48” East, a distance of 1062.51 feet to the arc of a non-tangent curve having a radial bearing of South 36°52’53” East;
Thence, on the arc of said non-tangent curve to the right a distance of 992.21 feet to the Point of Beginning, said curve has a central angle of 84°51’01” and a radius of 670.00 feet.

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Schedule 3.2(f)
Permitted Exceptions
The lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code for periods on or after the date of closing.
An easement for electrical facilities and incidental purposes, recorded March 1, 1947 as Book 1342, page 119 of Official Records. In Favor of: Pacific Gas and Electric Company.
An easement for electrical facilities and incidental purposes, recorded March 29, 1959 as Book 3736, page 166 of Official Records. In Favor of: Pacific Gas and Electric Company.
An easement for electrical facilities and incidental purposes, recorded September 25, 1964 as Book 5070, page 176 of Official Records. In Favor of: Pacific Gas and Electric Company.
An easement for gas facilities and incidental purposes, recorded April 11, 1988 as Book 8804-11, page 725 of Official Records. In Favor of: Pacific Gas and Electric Company.
Matters contained in that certain document entitled “Order Re: Partial Consent Decree” dated July 10, 1989, executed by and between United States District Judge, recorded July 20, 1989 in Book 8907-20, Page 1004 of Official Records, which document, among other things, contains or provides for: “Various matters relative to hazardous substances.”
Document(s) declaring modifications thereof recorded November 22, 2002 as Book 20021122, page 1898 of Official Records.
Document(s) declaring modifications thereof recorded August 22, 2003 as Book 20030822, page 463 of Official Records.
And as modified in December 1989, June 1990, June 1998 and April 2002.
Any and all offers of dedication, conditions, restrictions, easements, fenceline/boundary discrepancies, notes and/or provisions shown or disclosed by the filed or recorded map referred to in the legal description. A Certificate of Correction recorded July 29, 1994 in Book 9407-29, page 1702 of Official Records.
Covenants, conditions, restrictions and easements in the document recorded April 17, 1995 as Book 9504-17, page 934 of Official Records, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, national origin, sexual orientation, marital status, ancestry, source of income or disability, to the extent such covenants, conditions or restrictions violate Title 42, Section 3604(c), of the United States Codes. Lawful restrictions under state and federal law on the age of occupants in senior housing or housing for older persons shall not be construed as restrictions based on familial status.

J–23

The terms and provisions contained in the document entitled “Memorandum of Settlement Agreement and Mutual General Release (Affecting Real Property) (Unrecorded)” recorded June 23, 1998 as Book 9806-23, page 969 of Official Records. The terms and provisions contained in the document entitled “Memorandum of Assignment of Settlement Agreement and Mutual General Release (Affecting Real Property)” recorded October 25, 2001 as Book 20011025, page 1020 of Official Records.
All matters that a true, correct and complete survey or visible inspection of the Land would reveal as of the date of Closing.
All taxes, assessments and governmental charges which are not delinquent.
All zoning, building, platting and similar restrictions.
All matters caused by Buyer, its successors, sublessees and assigns.
The Easements effected pursuant to Section 6 hereof.
All limitations, restrictions, covenants and requirements imposed or arising from the delisting, deletion and/or removal of the Land as a Superfund site, whether or not appearing in the Official Records of the Sacramento County Recorder.

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Schedule 3.2(h)
Litigation and Other Proceedings
[To be added by Seller upon execution of Agreement]

J–25

Exhibit A
Grant Deed

Recording Requested By And When Recorded Return To:

Attention:

Mail Tax Statements To:

Attention:

Documentary Transfer Tax is not of public record and is shown on a separate sheet attached to this deed
(Space above this line for Recorder’s use)
Grant Deed
     For Valuable Consideration, receipt of which is hereby acknowledged, ___, a ___, hereby grants to ___, a ___, the real property located in the County of Sacramento, State of California, described on Exhibit A attached hereto and made a part hereof.
     Subject to the matters described in Exhibit B attached hereto and made a part hereof.
     Executed as of this ___day of ___, 20___.

Grantor:	Aerojet-General Corporation,
an Ohio corporation

By:

Name:

Title:

[Attach acknowledgment]

Exhibit B
Seller’s Closing Certification
     Pursuant to Section 3.4 of that certain Purchase and Sale Agreement (the “ Agreement ”) dated as of ___, 20___, between Aerojet-General Corporation, an Ohio corporation (“ Seller ”), and AMPAC Fine Chemicals LLC, a California limited liability company (“ Buyer ”), Seller hereby certifies to Buyer that all representations and warranties of Seller contained in Section 3.2 of the Agreement are true and correct in all material respects as of the date hereof.
     Dated as of ___, 20___.

Seller:	Aerojet-General Corporation,
an Ohio corporation

By:

Name:

Title:

Exhibit C
FIRPTA Affidavit
Certificate of Transferor Other Than An Individual
     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform ___, a ___(“ Transferee ”), the transferee of certain real property located in the County of Sacramento, State of California, which is legally described on Exhibit A attached hereto, that withholding of tax is not required upon the disposition of such U.S. real property interest by ___, a ___(“ Transferor ”), the undersigned hereby certifies the following on behalf of Transferor:
     1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
     2. Transferor is not a disregarded entity as defined in Income Tax Regulations §1.1445-2(b)(2)(iii);
     3. Transferor’s U.S. employer identification number is ___; and
     4. Transferor’s office address is ___.
     5. Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
     Under penalty of perjury, I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.
     Dated as of ___, 20___.

Transferor:	Aerojet-General Corporation,
an Ohio corporation

By:

Name:

Title:

     Notice To Transferee (Buyer): You are required by law to retain this Certificate until the end of the fifth tax year following the tax year in which the transfer takes place and make the Certificate available to the Internal Revenue Service if requested to do so during that period.

Exhibit D
Designation Agreement
     This Designation Agreement (this “ Agreement ”) is entered into as of ___, 20___by and among ___, a ___ (“ Seller ”), ___, a ___ (“ Buyer ”), and ___, a ___(“ Escrow Holder ”).
I. Recitals
     A. Pursuant to that certain Purchase and Sale Agreement entered into by and between Seller and Buyer, dated as of ___, 20___(the “ Purchase Agreement ”), Seller has agreed to sell to Buyer, and Buyer has agreed to buy from Seller, certain real property commonly known as ___, and described more fully on Exhibit A attached hereto (the “ Property ”) (The purchase and sale of the Property pursuant to the Purchase Agreement is sometimes referred to below as the “ Transaction ”).
     B. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (collectively, the “ Reporting Requirements ”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction.
     C. Pursuant to Section 2 of the Purchase Agreement, an escrow has been opened with Escrow Holder Escrow No. ___through which the Transaction will be or is being accomplished. Escrow Holder is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements).
     D. Seller, Buyer and Escrow Holder desire to designate Escrow Holder as the “Reporting Person” (as defined in the Reporting Requirements) with respect to the Transaction.
II. Agreement
     Now, Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Buyer and Escrow Holder agree as follows:
     1. Escrow Holder is hereby designated as the Reporting Person for the Transaction. Escrow Holder shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.
     2. Seller and Buyer shall furnish to Escrow Holder, in a timely manner, any information requested by Escrow Holder and necessary for Escrow Holder to perform its duties as Reporting Person for the transaction.
     3. Escrow Holder hereby requests Seller to furnish to Escrow Holder Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide

Escrow Holder with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Holder, under penalties of perjury, that Seller’s correct taxpayer identification number is ___.
     4. The names and addresses of the parties hereto are as follows:

Buyer:	AMPAC Fine Chemicals LLC
c/o American Pacific Corporation
3770 Howard Hughes Parkway, Suite 300
Las Vegas, Nevada 89109
Attention: Chief Financial Officer
Telecopy: (702) 699-4181

Seller:	Aerojet-General Corporation
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: President
Telecopy: (916) 351-8608

Escrow Holder:

	Attention:	, Esq.

Telephone:

Facsimile:

     5. Each of the parties hereto shall retain this Agreement for a period of four years following the calendar year during which the date of closing of the Transaction occurs.
     6. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.
     7. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     In Witness Whereof, the parties have entered into this Agreement as of the date and year first above written.

Buyer:	AMPAC Fine Chemicals LLC,
a California limited liability company

By:

Name:

Title:

Seller:	Aerojet-General Corporation,
an Ohio corporation

By:

Name:

Title:

Escrow Holder:	[Insert signature block]

By:

Name:

Title:

Exhibit E
Buyer’s Closing Certification
     Pursuant to Section 3.6 of that certain Purchase and Sale Agreement (the “ Agreement ”) dated as of ___, 20___, between ___, a ___ (“ Seller ”), and ___, a ___ (“ Buyer ”), Buyer hereby certifies to Seller that all representations and warranties of Buyer contained in Section 3.5 of the Agreement are true and correct in all material respects as of the date hereof.
     Dated as of ___, 20___.

Buyer:	AMPAC Fine Chemicals LLC,
a California limited liability company

By:

Name:

Title:

Exhibit F
Environmental Agreement
     This Environmental Agreement (this “ Agreement ”) is entered into as of ___, 20___by and among Aerojet-General Corporation, an Ohio corporation (“ Seller ”), and AMPAC Fine Chemicals LLC, a California limited liability company (“ Buyer ”).
Recitals
     A. Seller and Buyer have previously entered into that certain Purchase and Sale Agreement dated as of ___, 20___(the “ Purchase Agreement ”).
     B. In accordance with the terms of the Purchase Agreement, Seller has agreed to perform certain obligations and indemnify Buyer against certain environmental liabilities relating to that certain real property as described more fully on Exhibit A attached hereto (the “ Property ”).
Agreement
     Now, Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:
     1. Definitions.
          (a) “ Aerojet Site ” means that certain land containing approximately eight thousand five hundred (8,500) acres of land located south of State Highway 50 and east of Sunrise Boulevard and bordering the southern edge of Folsom Boulevard and the northern edge of White Rock Road, in Sacramento County, California, including the buildings and other improvements thereon that is, or was, previously currently owned by Seller.
          (b) “ Environmental Law ” shall mean any Law (including common law) that pertains to (i) the condition or protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, (ii) the protection of human health and safety, or (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, Release, disposal, transportation or shipment of any Hazardous Substances. As used herein, Environmental Law shall include the Partial Consent Decree;
          (c) “ Environmental Statutes ” means all federal, state and local statutes, Law, rules, regulations, orders, ordinances and standards, as they may now or hereafter exist, relating in any way to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601, et seq. (“ CERCLA ”) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et seq. (“ RCRA ”), the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, as amended, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. Sections 7401, et seq., and analogous state statutes.

          (d) “ Governmental Authority ” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality, commission, board, bureau, official or other regulatory, administrative or judicial authority thereof, or any court or arbitrator (public or private).
          (e) “ Governmental Decrees and Orders ” means the Partial Consent Decree and/or other or different decrees or administrative orders or demands issued by, at the request or with the consent of the PCD Agencies (defined below), or by any court of competent jurisdiction, including any modifications and supplements thereto issued from time to time.
          (f) “ Government Restrictions ” means those use restrictions and other requirements upon most of Buyer’s land, including the Land, imposed pursuant to the PCD as such restrictions and requirements may have, or may be in the future, become changed, supplemented, extended, or terminated, in whole or in part, pursuant to amendments to the PCD, other Governmental Decrees and Orders, or the Risk Assessment.
          (g) “ Law ” means any law, whether that law be a state or federal statute, an ordinance adopted by any city or county, a judicial or administrative decision, including, but not limited, the Governmental Restrictions and the Governmental Decrees and Orders, or any other governmental rule, regulation, permit, or requirement, and whether that law is now in force or is hereafter adopted, and including the rules and requirements of any board of fire insurance underwriters or equivalent.
          (h) “ Risk Assessment ” means the remedial investigation/feasibility study within the scope of the PCD.
          (i) “ Seller’s Remediation Obligation ” means all Remedial Activities which are necessary or required in order to comply with and fulfill Environmental Law, including without limitation the Partial Consent Decree, and any permits, approvals, plans, or settlement agreements, and that are applicable to environmental conditions on, under or about the Property, in all cases only to the extent such activities relate to Pre-Term Environmental Liabilities.
          (j) “ Partial Consent Decree ” or “ PCD ” means that certain Partial Consent Decree affecting all of the Aerojet Site and entered on June 23, 1989 in consolidated actions United States v. Aerojet-General Corporation and State of California v. Aerojet-General Corporation, Case Numbers CIVS-86-0063-EJG and CIVS-86-0064-EJG, in the United States District Court, Eastern District, California, as amended from time to time; paragraph 11 of which Partial Consent Decree is set forth in full in that certain Order Re: Partial Consent Decree recorded in the Official Records on July 20, 1989, in Book 890720, at Page 1004.
          (k) “ PCD Agencies ” means collectively the Environmental Protection Agency of the United States of America; the Department of Toxic Substances Control of the State of California; the California Regional Water Quality Control Board, Central Valley Region; any court through which the foregoing agencies may exercise any of their rights, duties, or jurisdictions, and other governmental agencies as may succeed to the rights, duties, or jurisdictions of any of the foregoing agencies.

          (l) “ Pre-Term Environmental Liability ” shall mean any and all liabilities for ongoing or future Remedial Actions, civil or criminal penalties, personal injury, property damage, natural resources damages or attorneys’ fees, or any investigative, corrective or remedial obligations resulting from the Release of any Hazardous Substances at, in, by, from, or related to the Premises to the extent that it arose, commenced, occurred or existed on or prior to___, ___.
          (m) “ Remedial Activities ” is defined as any activities undertaken or required to be undertaken by or on behalf of Seller in performance of Seller’s Remediation Obligation including, without limitation: reporting, investigation, feasibility study, remediation, treatment, removal, transport, disposal, characterization, sampling, health assessment, risk assessment, encapsulation, monitoring, study, report, assessment or analysis of environmental conditions.
          (n) “ Remedial Activity Plans ” is defined as any plan or other document, including the Partial Consent Decree, prepared by or on behalf of Seller which describes the specifications for construction, operation, maintenance, performance, termination or completion of any Remedial Activities that are part of Seller’s Remediation Obligation, including any changes, modifications or amendments thereto.
     2. Responsibility for Remediation. At its own cost and expense, Seller shall perform, or cause to be performed, any and all Remedial Activities that are necessary to fulfill Seller’s Remediation Obligation. To the extent legally permitted, Seller shall also take all responsibility as generator for any Hazardous Substances generated by performance of the Remedial Activities. To the extent required by Environmental Law, Seller will also obtain any permits, authorizations or approvals necessary to conduct the Remedial Activities, except such permits, if any, as must under applicable Law be obtained by Buyer, or otherwise by an owner or tenant of the Property.
     3. Standard of Performance. Seller’s Remediation Obligation shall be (A) performed in accordance with: (i) any applicable Remedial Activity Plans, as approved by the PCD Agency; and (ii) all applicable Environmental Law and Government Restrictions, and (B) performed in such a manner as to minimize, to the extent commercially reasonably feasible and consistent with Environmental Law and Government Restrictions, the impact on the use of the Property and the ongoing operations of Buyer. Notwithstanding the foregoing, Seller’s obligation to indemnify Buyer for any losses with respect to any Pre-Term Environmental Liability shall be limited (x) to the extent Buyer or its affiliates or any of their respective successors, sublessees or assignees contributed to or exacerbated the condition or circumstance forming the basis of such losses which are not caused by Buyer or its affiliates or any of their respective successors, sublessees or and (y) to the most cost-effective, remedial alternative that is protective of human health and the environment and is consistent with and meets the requirements of any applicable Environmental Law and any Governmental Authority based upon the use of the Property as industrial property.
     4. Performance and Planning of Remedial Activities.
          (a) Information to be Provided by Seller to Buyer. Seller shall provide to Buyer in a timely fashion (to the extent practicable), a copy of: (i) any documents submitted to any PCD Agency regarding any Remedial Activities relating to the Property to be performed by or on behalf of Seller, and (ii) analytical results of any environmental sampling conducted on the Property by or on behalf of Seller.
          (b) Buyer Opportunity to Comment. Seller shall provide Buyer with a reasonable opportunity to timely review and comment upon, prior to their submission to the PCD Agencies, any report, plan, proposal or other document that: (i) proposes the performance of any Remedial Activities that could disrupt or interfere with the then current day to day operations of Buyer or any user of the Property; (ii) involves the construction on the Property of any aboveground remedial fixtures (other than repair and maintenance of any such fixtures or equipment as are present at the Property as of the date hereof); (iii) proposes any remedy or closure on the Property that allows Hazardous Substances to remain on the Property after remediation has been completed; or (iv) involves the setting of health and safety standards with respect to exposure to Hazardous Substances at the Property.
          (c) Buyer Participation. To the extent permitted by the PCD Agency or other Governmental Authority, Buyer, or its designated representative, shall have the right, but not the obligation, to be present and at any meeting with, or hearing before, any PCD Agency or other Governmental Authority regarding any proposed modification to the Partial Consent Decree, proposed Remedial Activities, or proposed Remedial Activity Plans described above. Seller and Buyer further agree to use their respective commercially reasonable efforts to confer in good faith in advance (if practicable) of any such meeting or hearing with respect to any matters to be addressed at such meeting or hearing and for the purpose of resolving such matter to their mutual satisfaction and presenting a unified position to the Governmental Authority or PCD Agency, to the extent consistent with the respective positions of the parties. If the parties cannot reach agreement regarding a unified position after such consultation or Buyer reasonably determines that any proposed Remedial Activities or Remedial Activity Plans will have an adverse impact on the use of, or operations at, the Property, then Buyer shall have the right to make objections to such proposals to the relevant Governmental Authority or PCD Agency, subject to the standards of performance and use of the Property as industrial.
          (d) Consultation With Buyer. Seller agrees to consult with Buyer regarding any proposed Remedial Activities or proposed Remedial Activity Plans affecting the Property. Seller and Buyer agree to use their respective commercially reasonable efforts to reach agreement on such Remedial Activities or Remedial Activity Plans. The parties also agree that in the event they cannot reach agreement, Seller may submit to the PCD Agency or Governmental Authority its proposed Remedial Activity Plans, as required to meet any deadline, and Seller may also proceed with implementation of any aspects of such Remedial Activities or Remedial Activity Plans. If the parties cannot reach agreement after such consultation and Buyer reasonably determines that any proposed Remedial Activities or Remedial Activity Plans will have an adverse impact on the use of, or operations at, the Property, then Buyer shall have the right to make objections to such proposals to the relevant Governmental Authority or PCD Agency, subject to the standards of performance and use of the Property as industrial.
          (e) Performance of the Remedial Activities. Following approval of any Remedial Activity Plans by the applicable PCD Agency or Governmental Authority, Seller may proceed with the implementation of the Remedial Activities in accordance with the Remedial Activity Plans and the Lease in such a manner as to minimize, to the extent commercially reasonably feasible the impact on the use of the Property and the ongoing operations of Buyer subject to the standards of performance and use of the Demised Land as industrial.
          (f) Buyer’s Assistance. Buyer shall use its commercially reasonable efforts to assist Seller in the development, approval, and implementation of Remedial Activity Plans in accordance with applicable Law, including applicable Environmental Law and the Partial Consent Decree. Notwithstanding anything contained herein to the contrary, (i) Buyer shall provide full cooperation, assistance, and access to the Property to the PCD Agencies as to their oversight of or their implementation of Remedial Action (including the cooperation and access necessary for the installation, integrity, operation, and maintenance of any complete or partial response action or natural resource restoration at the Property); and (ii) Buyer shall not impede the effectiveness or integrity of any institutional control employed in connection with a Remedial Action.
     5. Safety; No Further Investigation.
          (a) Seller shall be responsible for actions of its employees, consultants, contractors, and subcontractors engaged in the performance of Remedial Activities. Except in case of emergency and to the extent that prior notice of such policies is given to Seller, Seller also will require its employees, consultants, contractors, and subcontractors engaged in performance of Remedial Activities on behalf of Seller to observe any health, safety and environmental and site security policies established by Buyer, or by any other authorized tenant, for third-party contractors and other non- employees who perform work or services at the Premises. Buyer shall have the right to require that a contractor, subcontractor or other representative of Seller discontinue any Remedial Activities to the extent such activities pose an imminent risk to property, health, safety or the environment. In such instance, Buyer shall immediately notify Seller by telephone that it has taken such action.
          (b) With respect to the Property, Buyer, on behalf of itself and its affiliates and its successors and assigns, agrees not to, and agrees not to enter into any agreement that would permit its successors or assigns or the successors or assigns of its affiliates to, take any voluntary action, including any sampling of the soil or groundwater, or to initiate or encourage any action by any third party, including any Governmental Authority or third party, which could reasonably be expected to lead to a claim or demand by such Governmental Authority or third party under any Environmental Law; provided that if any Law, including any Environmental Law, with respect to the Property, or the defense of any third party claim against Buyer, requires Buyer or any of its affiliates, successors or assigns to investigate, take action, initiate or encourage any such action, Buyer will promptly notify Seller of such requirement and the content and timing of any action that Buyer (or its affiliates, successors or assigns) proposes to take, and the parties hereto shall consult with each other regarding the satisfaction of such requirement. Notwithstanding anything to the contrary contained herein, neither Seller nor any of its affiliates shall have any liability for any Pre-Term Environmental Liabilities to the extent arising out of or in connection with any action (whether the taking of soil or groundwater samples or otherwise) prohibited by this Section 5(b), whether by Buyer or any other person, including any subsequent owner of the Property.

     6. Compliance with Governmental Restrictions. Seller and Buyer agree as follows:
          (a) Until such time as the Remedial Work is complete, Buyer will not construct any new building or other improvement on the Property if such construction would involve excavation, grading, or removal of more than ten (10) cubic yards of soil without first providing 60 days’ advance written notice to Seller so that approval by the PCD Agencies can be requested, as required by any Governmental Restrictions, and no such excavation, grading, or removal shall occur without the prior issuance of written approval from the PCD Agencies or such agencies to the extent required by Governmental Restrictions. Buyer shall promptly reimburse Seller for all reasonable costs and expenses incurred by any of them in connection with Buyer’s seeking such approval, including, but not limited to, attorneys’ fees and expert and consultant fees;
          (b) Pursuant to paragraph 11(F) of the Partial Consent Decree, as well as pursuant to other Governmental Restrictions, Seller shall continue, at all times during the Term, to perform, and hereby reserves all interests, access rights, and powers as may be necessary to perform, Seller’s obligations under the Partial Consent Decree, as well as under other Governmental Restrictions, with respect to the Aerojet Site and every part thereof, including, but not limited to, the Premises;
          (c) Buyer will comply with the restrictions contained in paragraph 11 of the Partial Consent Decree and with all additional or different conditions contained in other Governmental Restrictions, provided that Seller shall have provided to Buyer copies of any and such conditions to enable Buyer compliance as set forth herein;
          (d) Buyer will use commercially reasonable efforts not to materially interfere with the performance of obligations or the exercise of rights by Seller regarding the Premises and/or the Aerojet Site done under, or pursuant to, or as required by, the Partial Consent Decree or any other Governmental Restrictions, including, but not limited to, performance of the Remedial Activities, and Seller shall, in connection with such performance of obligations or exercise of rights, use commercially reasonable efforts not to materially interfere with Buyer’s uses of the Property;
          (e) Buyer will subject itself to the jurisdiction of United States District Court, Eastern District, California overseeing the Partial Consent Decree in order to enforce the restrictions of paragraph 11 of the Partial Consent Decree;
          (f) Buyer agrees to give to Seller, within twenty-four (24) hours (or as soon as reasonably possible thereafter), verbal and written notice of any spill or Release of any Hazardous Substance onto the Property or the Aerojet Site or any part of either; and
          (g) Buyer will not communicate with the PCD Agencies or any of them as to contamination conditions that are the subject of the PCD, except as coordinated with, and approved by, Seller, and Buyer shall first provide notifications required by the Lease to Seller only and work under Seller’s leadership in any approach to, and all communications with, the PCD Agencies,

     7. Construction Activities and Repair Activities.
          (a) The provisions of this Section 7 shall apply to any construction or repair activity by Buyer or by any authorized tenant that involves disturbance or invasion of any Hazardous Substance that is part of Seller’s Remediation Obligation.
          (b) Subject to the restrictions set forth in Section 4 above, if testing conducted in the proposed construction or repair area before initiation of the construction or the repair activity demonstrates that the proposed construction or repair area contains a Hazardous Substance in the soil or subsurface that is part of Seller’s Remediation Obligation and, further, if Buyer provides written notice to Seller of such Hazardous Substance, then Seller and Buyer shall consult with respect to their to and will use reasonable commercial efforts to identify a different site within the Property suitable for such construction or repair which would be consistent with Law, Government Restrictions and the terms of the Lease. If no such alternative site is practicable, consistent with any requirements under any Governmental Restriction, Seller shall (i) promptly and diligently conduct Seller’s Remediation Obligation of such Hazardous Substance identified by the testing to the extent required by the standard of performance set out above and as required by the PCD and Governmental Restrictions. In the event Buyer anticipates incurring construction costs, Buyer shall provide Seller reasonable advance notice before the costs are incurred.
          (c) In the event, as a result of any construction or repair activity by Buyer, any of the then existing above ground or underground remediation systems (including, without limitation, pump and treat equipment, underground piping, monitoring or extraction wells, carbon absorption systems and the like) are damaged or destroyed, or are required to otherwise be relocated (with such relocation being at Seller’s control and in accordance with all Law and Governmental Restrictions) Buyer shall reimburse Seller for all costs associated with such damage, destruction or removal.
     8. Site Access.
          (a) Buyer shall afford or cause to be afforded to Seller and to Seller’s employees, consultants, agents, contractors and subcontractors, reasonable access on the terms set forth below to all of the Property for the purpose of developing Remedial Activity Plans and performing Remedial Activities.
               (i) To the extent reasonably practicable, Seller shall provide reasonable advance notice to the Buyer Liaison (as defined below) of the need for access to the Property, including the purpose and scope of work to be performed, the nature and duration of the access, and such other information as Buyer may reasonably request.
               (ii) Remedial Activities for which Buyer shall be responsible for providing access include, without limitation, borings, excavations, monitoring, assessments and evaluations, and construction, installation, operation, and maintenance of necessary equipment and supporting facilities for the treatment of soil and groundwater, and all other Remedial Activities, in all cases as described in the applicable Remedial Activity Plans or as otherwise reasonably required to fulfill Seller’s Remediation Obligation.

          (b) Buyer shall provide Seller with access to and use of those areas necessary for Seller’s performance of Remedial Activities, including areas for groundwater treatment equipment and storage and staging of materials and equipment. Seller agrees that with respect to its use of any portion of the Property for Remedial Activities, Seller shall provide secondary containment for any above ground treatment systems and any Hazardous Substances to be stored on-site overnight or for any longer period (excluding contaminated soils which shall be safely maintained and secured until removal from the Property).
          (c) Buyer shall afford or cause to be afforded to the PCD Agencies reasonable access on the terms set forth herein to all of the Property in order to carry out all governmental activities required to fulfill the obligations set forth in paragraph 11 of the PCD or as otherwise authorized by Law.
     9. Site Activities. Buyer, its employees, consultants, lessees, contractors, subcontractors or others under Buyer’s control or direction, and any authorized tenant of any portion of the Property, shall use, operate, and conduct their activities and operations at the Property in a manner that will interfere to the least extent feasible with the Remedial Activities conducted by or on behalf of Seller. Buyer shall provide prior written notice to the Seller Project Manager (as defined below) of the need for, scope and duration of any activity, process, or operation at the Property (including without limitation excavation, demolition, landscaping) that could have a potential material adverse effect on the performance of Remedial Activities by Seller. Buyer shall provide such notice promptly upon becoming aware of such potential material adverse effect. Buyer shall also provide in a timely fashion to Seller any analytical results of soil or groundwater sampling at the Property performed by or on behalf of Buyer, or which otherwise comes in to the possession of Buyer. Nothing in this Section 9 shall modify the terms and restrictions set forth in Section 5(b) above, and the remedies of Seller with respect to Buyer’s violations of such obligations and restrictions.
     10. Communications. In the event of any written notices or other written communication or action by a Governmental Authority or PCD Agency relating to or affecting the Remedial Activities or any Remedial Activity Plans, or any communication from the public evidencing any concerns about the Remedial Activities or Hazardous Substances on our about the Property, the party receiving such notice, communication, or action shall provide a copy to the other party in a timely fashion. Seller shall be responsible for all contacts and communications with Governmental Authorities in connection with Seller’s Remediation Obligation and any other matters which are the obligation of Seller. Seller also agrees to promptly reimburse Buyer for any reasonable “out-of-pocket” costs (excluding any internal Buyer charges for administration, management or supervision or other internal charges) incurred by Buyer in providing support to Seller to respond to such notice, communication, or action.
     11. Regular Meetings. Seller and Buyer shall attend regular meetings with one another to discuss the status of Seller’s Remediation Obligation, including without limitation, the development, approval, and implementation of Remedial Activity Plans, and to coordinate regarding Seller’s Remedial Activities under the Lease.
     12. Seller Project Managers/Buyer Liaison. For consultation and coordination regarding Seller’s Remedial Activities, and to manage their respective activities and responsibilities hereunder, Seller shall designate a Project Manager and Buyer shall designate a Buyer Liaison for the Property. Seller may replace any of its Project Managers, and Buyer may replace any of its Buyer Liaisons, by providing the same notice.
     13. Inspection. Subject to applicable Law and Governmental Restrictions, Buyer shall have the right to inspect and observe the Remedial Activities performed by or on behalf of Seller, at reasonable times and after reasonable prior written notice to Seller. Inspection or failure to inspect by Buyer shall not constitute a waiver of any of Buyer’s rights hereunder. However, Buyer’s right or exercise of inspection shall not extend to or include any right or authority to supervise or direct any of Seller’s employees, consultants, contractors or subcontractors in their performance of any Remedial Activities. Further, such inspections must not negatively impact Buyer’s operations.
     14. Notifications. Seller, Buyer, and any authorized tenant shall notify the other parties within twenty-four (24) hours (or as soon as reasonably possible thereafter) following the occurrence of any Release that causes contamination to soil or groundwater on the Property or otherwise: (i) requires investigation, monitoring, remediation or removal under the Environmental Law; (ii) may adversely affect any Remedial Activities or Remedial Activity Plans; (iii) is reported to such party’s insurance carrier; or (iv) is reported to any Governmental Authority under Environmental Law. Seller also agrees to give Buyer prompt advance notice (if and to the extent Seller has knowledge of the same) of any inspection to be performed on any Property by any Governmental Authority or PCD Agency in connection with the Remedial Activities or Seller’s Remediation Obligation. Buyer also agrees to give Seller prompt advance notice (if and to the extent Buyer has knowledge of the same) of any inspection to be performed on any Property by any Governmental Authority with jurisdiction over the Remedial Activities or Seller’s Remediation Obligation.
     15. Indemnity. Seller shall, at all times, indemnify, defend, protect, and hold harmless Buyer (and its subtenants, assignees, successors and assigns) and any lender of Buyer (and it successors and assigns) including any mortgage holder, against and from any and all claims, liens, suits, actions, debts, damages, costs, losses, liabilities, obligations, judgments, and expenses (including, without limitation, court costs, expert and consultant fees, attorneys’ fees, including those incurred on appeal, fines, penalties, and damage to, or loss suffered by, Buyer, or the Property), of any nature whatsoever, arising from or relating to Pre-Term Environmental Liabilities. Seller’s obligations hereunder shall arise whether or not any Governmental Authority or individual has taken or threatened any action in connection with the presence of any Hazardous Substance.
     16. Miscellaneous.
          (a) Attorneys’ Fees. In the event of any litigation between the parties with respect to the Property, this Agreement, the Escrow, the performance of their obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 16(a) shall survive any termination of this Agreement and the Closing.
          (b) Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
          (c) Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.
          (d) Construction. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party’s being deemed to have drafted or structured such provisions. As used herein, the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “but not limited to.” The terms “hereof”, “herein” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, except as expressly so stated.
          (e) Entire Agreement. This written Agreement, including all Schedules and Exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained or merged herein. The Schedules and Exhibits attached hereto are hereby incorporated in and made part of this Agreement.
          (f) Successors. This Agreement and all of its terms and conditions shall run with the land and shall be binding upon and inure to the benefit of the successors and assigns of Buyer and Seller.
          (g) Time of Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a business day, in which case the period shall be deemed to run until the end of the next day which is a business day.
          (h) Original Document. This Agreement may be executed by all parties in counterparts in which event each shall be deemed an original, and all of which shall constitute one and the same agreement.
          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
          (j) Amendment. This Agreement may be amended or modified only by a written agreement subsequently executed by Buyer and Seller.

          (k) Waiver. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.
     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Buyer:	AMPAC Fine Chemicals LLC,
a California limited liability company

By:

Name:

Title:

Date signed:

Seller:	Aerojet-General Corporation,
an Ohio corporation

By:

Name:

Title:

Date signed:

EXHIBIT “K”
Initial Utility Access Area
[graphics]

K-1

EXHIBIT “L”
Persons having Knowledge of Lessor
Yasmin Seyal
Chris Conley
Mark Whitney

L-1